     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 PROVANT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                             8742                            04-3395167
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                       67 BATTERYMARCH STREET, SUITE 600
                                BOSTON, MA 02110
                                 (617) 261-1600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                     PAUL M. VERROCHI                          COPIES OF COMMUNICATIONS TO:
           CHAIRMAN AND CHIEF EXECUTIVE OFFICER                  JAMES E. DAWSON, ESQUIRE
                      PROVANT, INC.                           CONSTANTINE ALEXANDER, ESQUIRE
            67 BATTERYMARCH STREET, SUITE 600                  NUTTER MCCLENNEN & FISH, LLP
                     BOSTON, MA 02110                             ONE INTERNATIONAL PLACE
                      (617) 261-1600                                 BOSTON, MA 02110
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,             (617) 439-2000
        INCLUDING AREA CODE, OF AGENT FOR SERVICE)



                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES           TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
           TO BE REGISTERED                 REGISTERED         PER SHARE(1)       OFFERING PRICE(1)         FEE(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..........   3,000,000 shares         $21.00             $63,000,000            $17,514
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on March 15, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 19, 1999

                                3,000,000 SHARES

                                 [PROVANT LOGO]

                                  COMMON STOCK

     This prospectus relates to 3,000,000 shares of common stock that we may offer and sell from time to time in connection with our acquisitions of other businesses.

     We think most of our acquisitions will be within the performance improvement training industry. If opportunities arise, however, we may make complementary or advantageous acquisitions of companies in other lines of business. We will pay for our acquisitions with shares of common stock, cash, promissory notes, assumptions of liabilities or a combination, as determined by negotiations between us and the owners or controlling persons of the companies to be acquired. However, for acquisitions of companies whose ownership interests are more widely held, we may make exchange offers to their stockholders or solicit the approval of statutory mergers, consolidations or sales of assets. The shares of common stock issued in any acquisition typically will be valued at a price related to the trading price of the common stock either at the time of agreement on the terms of an acquisition or at or about the time we deliver the shares.

     Our common stock is listed on The Nasdaq National Market under the symbol "POVT." The closing price of the common stock on Nasdaq on March 18, 1999 was $21.125.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                 March   , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    6
Price Range of Common Stock.................................    9
Dividend Policy.............................................    9
Selected Financial Data.....................................   10
Star Mountain Selected Financial Data.......................   11
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   12
Business....................................................   28
Management..................................................   36
Principal Stockholders......................................   44
Certain Transactions........................................   45
Description of Capital Stock................................   48
Shares Eligible for Future Sale.............................   50
Plan of Distribution........................................   51
Legal Matters...............................................   51
Experts.....................................................   51
Available Information.......................................   52
Index to Financial Statements...............................  F-1

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

     - Our limited combined operating history and risks related to integrating our businesses;

     - Risks related to our anticipated growth and acquisition strategies;

     - Risks related to our ability to attract and retain key personnel;

     - Uncertainty about anticipated trends in our business and the performance improvement industry;

     - Risks regarding technology; and

     - Uncertainties regarding our ability to continue to control costs and maintain quality.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. THE TERMS "PROVANT," "WE" AND "OUR" AS USED IN THIS PROSPECTUS REFER TO "PROVANT, INC." AND ITS SUBSIDIARIES AS A CONSOLIDATED ENTITY, EXCEPT WHERE IT IS MADE CLEAR THAT SUCH TERM MEANS ONLY THE PARENT COMPANY. IN MAY 1998, WE COMMENCED OPERATIONS BY ACQUIRING SEVEN COMPANIES PROVIDING PERFORMANCE IMPROVEMENT SERVICES AND PRODUCTS IN A TRANSACTION KNOWN AS THE "COMBINATION." THESE SEVEN COMPANIES ARE REFERRED TO AS THE "FOUNDING COMPANIES." SINCE MAY 1998, WE HAVE ACQUIRED SEVEN ADDITIONAL COMPANIES.

OUR COMPANY

     We are a leading provider of performance improvement training services and products. Our clients are Fortune 1000 companies, other large and medium-sized corporations and government entities. We offer both customized and standardized services and products that are designed to provide measurable improvement in performance and productivity for both employees and organizations. We can deliver these performance improvement solutions using various delivery methods to suit our clients' needs, including traditional delivery methods (such as instructor-led classroom training and train-the-trainer programs) and technology-based delivery methods (such as CD-ROM, intranets and the Internet). In addition, we offer management consulting and training management services. Our goal is to become the leading single-source provider of high-quality performance improvement services and products. For our fiscal year ended June 30, 1998, we had pro forma revenue of $121.7 million and pro forma income from operations of $14.2 million.

OUR CLIENTS

     The PROVANT companies are recognized leaders in their fields and have developed well-established client bases. During fiscal 1998, we provided performance improvement services and products to more than 1,400 companies and 135 government entities. Our clients include Bell Atlantic, Deloitte & Touche, the Department of Energy, Ford, Hewlett-Packard, Intel, J.P. Morgan, Kellogg, Marriott International and Mobil. During this period, we generated revenues of more than $100,000 from approximately 145 different corporate clients and from over 10 different federal government entities.

OUR INDUSTRY

     The performance improvement market is large and growing. We believe that companies increasingly view employee training as a competitive necessity rather than an optional expense in a technology-driven, knowledge-based economy. According to TRAINING magazine, domestic corporations with over 100 employees budgeted approximately $60.7 billion on training in 1998, compared to approximately $48.2 billion in 1993, representing a compound annual growth rate of approximately 4.7%. Expenditures on external providers of performance improvement services and products by domestic corporations with over 100 employees have increased from approximately $9.4 billion in 1993 to a budgeted $14.3 billion in 1998, representing a compound annual growth rate of 8.8%. These expenditures have increased as a percentage of the total training budgets of such corporations from approximately 19.5% in 1993 to a budgeted 23.6% in 1998. We believe that no company in the industry has more than a two percent share of the external training market. An increasing number of organizations are using external suppliers for their training requirements so that they can focus on their core competencies, turn fixed training costs into variable costs, and obtain comprehensive training content and delivery capabilities that may not be available internally.

OUR STRATEGY

     We intend to capitalize on the growth in our industry and the trend toward using external suppliers by pursuing a multi-faceted growth strategy. Key components of our growth strategy include:

     - using our existing client relationships to cross-sell our services and products;

     -  continuing to develop industry-specific service and product offerings;

     -  leveraging investments in technology-based delivery methods;

     -  continuing to expand our sales and marketing activities;

     -  expanding our service and product offerings; and

     - completing strategic acquisitions that will help us expand our service and product offerings, distribution capabilities and client base.

OUR ADDRESS

     Our principal executive offices are located at 67 Batterymarch Street, Suite 600, Boston, Massachusetts 02110, and our telephone number at that location is (617) 261-1600.

                             SUMMARY FINANCIAL DATA

     The following table presents summary historical and pro forma financial data on the bases described below and elsewhere in this prospectus.

                                                         YEAR ENDED             SIX MONTHS ENDED
                                                        JUNE 30, 1998          DECEMBER 31, 1998
                                                        -------------     ----------------------------
                                                          PRO FORMA         ACTUAL         PRO FORMA
                                                          ---------         ------         ---------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenue....................................      $  121,701       $   55,450      $   68,500
  Cost of revenue..................................          52,275           23,462          29,059
                                                         ----------       ----------      ----------
  Gross profit.....................................          69,426           31,988          39,441
  Selling, general and administrative expenses.....          52,739           24,759          29,586
  Goodwill amortization............................           2,506              973           1,298
                                                         ----------       ----------      ----------
  Income from operations...........................          14,181            6,256           8,557
  Interest and other income (expense), net.........          (1,972)            (208)         (1,028)
                                                         ----------       ----------      ----------
  Income before income taxes.......................          12,209            6,048           7,529
  Provision for income taxes.......................           5,886            2,809           3,531
                                                         ----------       ----------      ----------
  Net income.......................................      $    6,323       $    3,239      $    3,998
                                                         ==========       ==========      ==========
  Earnings per common share:
    Basic..........................................      $     0.55       $     0.30      $     0.34
                                                         ==========       ==========      ==========
    Diluted........................................      $     0.53       $     0.28      $     0.32
                                                         ==========       ==========      ==========
  Weighted average common shares outstanding:
    Basic..........................................      11,549,035       10,912,661      11,859,960
    Diluted........................................      11,968,339       11,717,239      12,664,538

                                                                DECEMBER 31, 1998
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ---------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................  $  9,874    $  7,521
  Total assets..............................................   137,461     142,175
  Long-term debt, net of current portion....................    21,889      21,910
  Stockholders' equity......................................    93,170      96,529

---------------
     The pro forma consolidated statement of operations data assumes that 13 of our acquisitions during 1998 and the first two months of 1999 and our initial public offering were completed on July 1, 1997. This data is not necessarily indicative of the results we would have obtained if these events had actually then occurred or of our future results. The pro forma balance sheet data gives effect to one acquisition that we completed in February 1999 as if it had occurred on December 31, 1998. The pro forma data is based on estimates, available information and assumptions that management deems appropriate.

     The pro forma statement of operations data for the year ended June 30, 1998 reflects the elimination of non-recurring fees totalling approximately $1.3 million and non-cash compensation expense totalling $686,000. The pro forma statement of operations data for both periods presented above reflects the elimination of the compensation differential resulting from the pro forma adjustments of salary, bonus and benefits paid to certain owners of the businesses we acquired to contractually agreed-upon levels. For fiscal 1998 and the six months ended December 31, 1998, the aggregate compensation differential was approximately $6.5 million and $400,000, respectively. The pro forma consolidated statement of operations data for both periods also reflects amortization of the goodwill being recorded as a result of each of the 13 acquisitions over a 40-year period, and assumes that all income is subject to an effective corporate income tax rate of 40%, adjusted for non-tax deductible goodwill.

                                  RISK FACTORS

     Investing in the common stock will provide you with an equity ownership interest in PROVANT. As a PROVANT stockholder, you will be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of the common stock.

LIMITED COMBINED OPERATING HISTORY

     Our companies did not begin to operate on a combined basis until the combination of the seven Founding Companies in May 1998. Since then, we have added the operations of seven acquired businesses. We have a limited history of managing the combined operations of our companies.

     Our companies offer different services and products, use different technologies, target different clients and have different corporate cultures. These differences increase the risk that our efforts to integrate these businesses may not succeed. We manage our companies and intend to manage subsequently-acquired businesses on a decentralized basis. This operating strategy could result in inconsistent operating and financial practices that could adversely impact our profitability. If we fail to integrate successfully the operations of our companies, our business could be adversely affected.

RISKS RELATED TO CROSS-SELLING

     A key component of our internal growth strategy is to cross-sell our services and products within our existing client base. We have limited experience in cross-selling and cannot guarantee that significant cross-selling will occur. Our failure to increase sales through cross-selling or otherwise achieve internal growth could negatively affect the value of your investment.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     We plan to grow in part by acquiring additional performance improvement businesses. We may have trouble integrating and managing acquired businesses without incurring substantial costs, delays or other operational or financial problems. We also could be adversely affected by difficulties associated with combining diverse business systems and cultures, and failures to retain key personnel. In addition, if increased competition for acquisition candidates develops, it may be more difficult for us to acquire suitable companies on favorable terms. Uncertainties regarding the size, timing and integration of acquisitions may cause our operating results to be difficult to predict from quarter to quarter.

     We often finance acquisitions by issuing shares of common stock as part of the purchase price. However, if the common stock does not maintain a sufficient market value, or the principals of acquired companies otherwise refuse to accept common stock as part of the purchase price, we might not be able to use common stock in acquisitions and instead would be required to use more cash to maintain our acquisition program. If in this scenario we do not have sufficient cash, we will not be able to achieve expected growth without raising additional capital through debt or equity financings. To the extent that we rely on debt financings, if available, we may increase our borrowing costs and decrease our profitability.

     At December 31, 1998, on a pro forma basis, our total assets were approximately $142.2 million, of which approximately $105.6 million, or 74.3%, was goodwill from acquisitions. To date, we have assigned a 40-year amortization period to the goodwill of each of our acquired businesses. If the anticipated cash flow from an acquired business does not support the value of its remaining goodwill, we would be required to reduce the goodwill value and record a charge to our earnings. Our future earnings also could be reduced if there is any change in the accounting standards for goodwill which has the effect of shortening the permitted goodwill amortization period. Accounting standards writing organizations are considering such changes.

DEPENDENCE ON KEY PERSONNEL

     Our success depends on the efforts, abilities and leadership of the following senior executives: Paul M. Verrochi, our Chairman and Chief Executive Officer; John H. Zenger, our President; Dominic J. Puopolo, our

Executive Vice President and Chief Financial Officer; and Rajiv Bhatt, our Executive Vice President and Chief Operating Officer. While we have entered into employment agreements with each of these executives, we cannot be assured of retaining the services of any of them. If any of these four individuals were to leave, our business could be adversely affected.

     We also must continue to attract and retain instructors and consultants who possess the skills and experience required by our clients. In addition, to initiate, develop and maintain client relationships, we must retain our senior managers and salespeople. If we fail to attract and retain senior managers, qualified instructors, consultants and salespeople, our revenues and profitability could be negatively affected.

CONVERSION TO TECHNOLOGY-BASED DELIVERY METHODS

     Traditionally, many of our companies have used instructors, written materials or video to deliver performance improvement services and products. We plan to rely increasingly on technology-based delivery methods such as CD-ROM, intranets, the Internet and other distance-based media, and to convert to these formats certain services and products that previously have been delivered through the more "traditional" formats. We may be unable to recoup the costs associated with converting content to different formats or developing new delivery formats for our services and products. We run the risk that certain clients may resist the newer formats, especially if the newer formats do not yield comparable performance improvement results. These formats also might be rendered obsolete by new technologies. We cannot guarantee that we will be able to keep up with the pace of technological change in our industry. Any of these risks, if realized, could hurt our operating results.

FLUCTUATIONS IN OPERATING RESULTS

     Our companies experience and expect to continue to experience fluctuations in quarterly operating results. Because of this, you should not consider our results for any quarter to be necessarily indicative of future results. Results may vary as a result of, among other things, the overall level of performance improvement services and products sold, the gain or loss of material client relationships, the timing, structure and magnitude of acquisitions, or the utilization rates of our salaried trainers and consultants. The timing or completion of client engagements or custom services and products also could result in fluctuations in our quarterly results of operations. To the extent they are unexpected, downward fluctuations may result in a decline in the trading price of our common stock.

RELATIONSHIP WITH FEDERAL GOVERNMENT ENTITIES

     We derived approximately 19% of our pro forma revenue in the year ended June 30, 1998 from services and products provided to numerous federal government entities. Our operations could suffer due to a general reduction in federal government spending for external training and development, a Congressional budget impasse, or an inability to maintain our relationship with particular federal government entities. In addition, the government typically shares equally in the ownership of courseware and materials that we develop with government funds, and may share this courseware or materials with other entities including our competitors. Contracts with the federal government entail other unique risks including potential government audits and retroactive downward repricing of sales.

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY

     We use legal and contractual methods to protect proprietary information contained in our performance improvement services and products. However, many of our services and products do not include any mechanisms to prohibit or prevent unauthorized use, and the means we do have for protecting our proprietary information may not be sufficient to discourage unauthorized use.

RESTRICTIONS ON TRANSFER OF SHARES

     Affiliates of companies we acquire who receive common stock under this prospectus must comply for one year with the restrictions of Rule 145 under the Securities Act of 1933, including restrictions limiting the number of shares they can sell and the manner in which they can sell them. In addition, we typically require the former stockholders of companies we acquire to agree that they will not sell our shares for two years after the date of acquisition. The trading price of our common stock may decline before any shares acquired from us in an acquisition can be sold.

POSSIBLE FUTURE SALES OF SHARES

     The holders of our common stock prior to the Combination and the former stockholders of the Founding Companies, who together with their donees collectively own approximately 6,789,212 shares of common stock, contractually agreed not to sell these shares prior to May 4, 2000. Sales of substantial amounts of the shares owned by these individuals, or even the perception that sales of that magnitude could someday occur, may depress our stock price and could hurt our ability either to raise money by selling stock or to use stock in acquisitions.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "POVT." The following table sets forth the high and low sales prices for the common stock from April 29, 1998 (the first day of trading on Nasdaq) through March 18, 1999.

                                                              HIGH      LOW
                                                              ----      ---
FISCAL 1998
Fourth Quarter (from April 29, 1998).......................  $22.50    $16.00

FISCAL 1999
First Quarter..............................................   19.00     10.00
Second Quarter.............................................   24.25      9.50
Third Quarter (through March 18, 1999).....................   24.75     15.25

     On March 18, 1999, the last reported sale price of the common stock was $21.125. As of such date, there were approximately 215 holders of record of common stock.

                                DIVIDEND POLICY

     We intend to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes, and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends on the common stock will be at the discretion of the Board of Directors and will depend upon, among other things, our future earnings, if any, operating and financial condition, capital requirements, general business conditions and any other factors the Board of Directors may consider. In addition, our credit facility currently prohibits the payment of dividends without the consent of the lenders.

                            SELECTED FINANCIAL DATA

     The following table presents selected historical consolidated financial data for PROVANT (which includes the accounts of each acquired company from its date of acquisition), which has been derived from our historical consolidated financial statements included elsewhere in this prospectus. The following table also presents selected consolidated financial data on a pro forma basis reflecting adjustments described below and elsewhere in this prospectus. See our historical consolidated financial statements and unaudited pro forma consolidated financial statements, as well as the other financial statements and notes included elsewhere in this prospectus.

                                                 PERIOD FROM
                                              NOVEMBER 16, 1996
                                             (DATE OF INCEPTION)         YEAR ENDED            SIX MONTHS ENDED
                                              TO JUNE 30, 1997         JUNE 30, 1998           DECEMBER 31, 1998
                                             -------------------   ----------------------   -----------------------
                                                                                  PRO                       PRO
                                                                    ACTUAL       FORMA        ACTUAL       FORMA
                                                                   ---------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue..............................       $      --        $  14,189   $  121,701   $   55,450   $   68,500
Cost of revenue............................              --            6,374       52,275       23,462       29,059
                                                  ---------        ---------   ----------   ----------   ----------
Gross profit...............................              --            7,815       69,426       31,988       39,441
Selling, general and administrative
  expenses.................................             149           10,447       52,739       24,759       29,586
Goodwill amortization......................              --              245        2,506          973        1,298
                                                  ---------        ---------   ----------   ----------   ----------
Income (loss) from operations..............            (149)          (2,877)      14,181        6,256        8,557
Interest and other income (expense), net...              --             (220)      (1,972)        (208)      (1,028)
                                                  ---------        ---------   ----------   ----------   ----------
Income (loss) before income taxes..........            (149)          (3,097)      12,209        6,048        7,529
Provision (benefit) for income taxes.......              --             (203)       5,886        2,809        3,531
                                                  ---------        ---------   ----------   ----------   ----------
Net income (loss)..........................       $    (149)       $  (2,894)  $    6,323   $    3,239   $    3,998
                                                  =========        =========   ==========   ==========   ==========
Earnings (loss) per common share:
  Basic....................................       $   (0.08)       $   (0.67)  $     0.55   $     0.30   $     0.34
                                                  =========        =========   ==========   ==========   ==========
  Diluted..................................       $   (0.08)       $   (0.67)  $     0.53   $     0.28   $     0.32
                                                  =========        =========   ==========   ==========   ==========
Weighted average common shares outstanding:
  Basic....................................       1,950,520        4,350,169   11,549,035   10,912,661   11,859,960
  Diluted..................................       1,950,520        4,350,169   11,968,339   11,717,239   12,664,538

                                                              JUNE 30, 1998    DECEMBER 31, 1998
                                                              -------------   --------------------
                                                                               ACTUAL    PRO FORMA
                                                                              --------   ---------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................    $ 11,107      $  9,874   $  7,521
Total assets................................................      86,358       137,461    142,175
Long-term debt, net of current portion......................         874        21,889     21,910
Stockholders' equity........................................      66,499        93,170     96,529

---------------
     The pro forma consolidated statement of operations data assumes that 13 of our acquisitions during 1998 and the first two months of 1999 and our initial public offering were completed on July 1, 1997. This data is not necessarily indicative of the results we would have obtained if these events had actually then occurred or of our future results. The pro forma balance sheet data gives effect to one acquisition that we completed in February 1999 as if it had occurred on December 31, 1998. The pro forma data is based on estimates, available information and assumptions that management deems appropriate.

     The pro forma statement of operations data for the year ended June 30, 1998 reflects the elimination of non-recurring fees totalling approximately $1.3 million and non-cash compensation expense totalling $686,000. The pro forma statement of operations data for both periods presented above reflects the elimination of the compensation differential resulting from the pro forma adjustments of salary, bonus and benefits paid to certain owners of the businesses we acquired to contractually agreed-upon levels. For fiscal 1998 and the six months ended December 31, 1998, the aggregate compensation differential was approximately $6.5 million and $400,000, respectively. The pro forma consolidated statement of operations data for both periods also reflects amortization of the goodwill being recorded as a result of each of the 13 acquisitions over a 40-year period, and assumes that all income is subject to an effective corporate income tax rate of 40%, adjusted for non-tax deductible goodwill.

                     STAR MOUNTAIN SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     We have reported in this prospectus PROVANT's operating results commencing with our inception on November 16, 1996. For the purpose of providing five full years of selected historical financial data, as required under the rules of the SEC, we must also present the following historical selected financial data for Star Mountain, a significant predecessor company. The selected data for the years ended December 31, 1995, 1996 and 1997 and the period January 1, 1998 to May 4, 1998 is derived from, and should be read in conjunction with, Star Mountain's audited financial statements (and the notes thereto) appearing elsewhere in this prospectus. The selected data for the years ended December 31, 1993 and 1994 are derived from Star Mountain's audited financial statements for those years. The data presented below is neither comparable to nor indicative of our post-Combination financial position or results of operations.

                                                           YEAR ENDED DECEMBER 31,                PERIOD FROM
                                                ---------------------------------------------   JANUARY 1, 1998
                                                 1993     1994     1995      1996      1997      TO MAY 4, 1998
                                                ------   ------   -------   -------   -------   ----------------
STATEMENT OF OPERATIONS DATA:
  Total revenue...............................  $8,293   $9,731   $14,306   $16,313   $23,775       $ 11,052
  Cost of revenue.............................   5,418    6,350     8,668     9,457    14,504          6,109
                                                ------   ------   -------   -------   -------       --------
  Gross profit................................   2,875    3,381     5,638     6,856     9,271          4,943
  Selling, general and administrative
    expenses..................................   2,619    2,973     4,411     5,476     7,591          3,650
                                                ------   ------   -------   -------   -------       --------
  Income from operations......................     256      408     1,227     1,380     1,680          1,293
  Interest and other income (expense), net....    (150)    (194)     (235)     (379)     (406)          (137)
                                                ------   ------   -------   -------   -------       --------
  Income before provision for income taxes....     106      214       992     1,001     1,274          1,156
  Provision for income taxes(1)...............      --       --        --       397       546            457
                                                ------   ------   -------   -------   -------       --------
  Net income..................................  $  106   $  214   $   992   $   604   $   728       $    699
                                                ======   ======   =======   =======   =======       ========
  Earnings per common share: basic............  $ 0.01   $ 0.02   $  0.11   $  0.07   $  0.09       $   0.09
                                                ======   ======   =======   =======   =======       ========
  Earnings per common share: diluted..........  $ 0.01   $ 0.02   $  0.11   $  0.07   $  0.08       $   0.08
                                                ======   ======   =======   =======   =======       ========
  Shares used in computing basic earnings per
    common share..............................   8,443    8,821     8,825     8,422     8,078          8,074
  Shares used in computing diluted earnings
    per common share..........................   9,271    9,058     8,963     8,565     8,823          8,871
BALANCE SHEET DATA:
  Working capital.............................  $  583   $  847   $   942   $   871   $    64
  Total assets................................   3,231    3,507     4,775     5,983    10,677
  Long term debt, net of current portion......      --       --        --        --       304
  Stockholders' equity........................   1,021    1,274     1,859     2,010     2,778

---------------
(1) Through December 31, 1995, Star Mountain had elected to be treated as an S corporation and, accordingly, there was no provision for income taxes for periods ending on or prior to that date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless otherwise indicated or the context otherwise requires in this section, each reference to a year is to our fiscal year or a Founding Company's fiscal year which (with the exception of J. Howard, LSS and Star Mountain) ends on June 30 of the same calendar year (for example, "1997" means the fiscal year ended June 30, 1997). The following discussion should be read in conjunction with our historical consolidated financial statements and the Founding Companies' financial statements and the related notes thereto appearing elsewhere in this prospectus.

FOUNDING COMPANIES

     Our operations in the performance improvement industry began in May 1998 when we acquired the seven Founding Companies. The Founding Companies are:
Behavioral Technology, Inc. ("BTI"); Decker Communications, Inc. ("Decker"); J. Howard & Associates, Inc. ("J. Howard"); Learning Systems Sciences ("LSS"); MOHR Retail Learning Systems, Inc. ("MOHR"); Novations Group, Inc. ("Novations"); and Star Mountain, Inc. (with its subsidiaries, "Star Mountain").

ACQUISITIONS SINCE THE IPO

     Since the Combination, we have acquired the seven businesses described in the table below.

               COMPANY                           DATE ACQUIRED                    AREA OF EXPERTISE
--------------------------------------  -------------------------------    -------------------------------
KC Resources Creative Solutions, Inc.   July 20, 1998                      Technology-based instructional
                                                                           design
American Media Incorporated             September 14, 1998                 General business management
                                                                           solutions
Strategic Interactive, Inc.             October 26, 1998                   Web-based training management
                                                                           solutions
Gulliver Ritchie Associates, Inc.       November 16, 1998                  Technology-based training
                                                                           solutions
Executive Perspectives, Inc.            November 24, 1998                  Custom training simulations

Multimedia Division of OC Incorporated  January 21, 1999                   Technology-based instructional
                                                                           design
Educational Discoveries, Inc.           February 11, 1999                  Custom designed workshop
                                                                           training

     Each acquisition was accounted for under the purchase method of accounting. The aggregate purchase price of these acquisitions was $62.9 million, consisting of $34.8 million in cash, $1.0 million in notes and 1,799,348 shares of common stock. In addition, the former owners of all but one of these businesses are entitled to receive contingent consideration based upon the future performance of these businesses. For accounting purposes, any contingent consideration paid in these acquisitions will be treated as additional purchase price.

REVENUES, COSTS AND EXPENSES

     We receive revenue from five main sources: (i) instructor-led and train-the-trainer programs; (ii) license fees; (iii) custom services and products; (iv) consulting and training management services; and (v) standardized products. We recognize revenue from instructor-led training and train-the-trainer programs, usually on a participant basis, when the training is delivered. From our train-the-trainer arrangements, we also recognize license fees on a per-participant basis when a certified client trainer delivers our courses and materials to other employees of the client. We recognize revenue from a site license at the time the license is granted. We recognize maintenance fees on our training management services as they are performed over the life of the contract. We generally recognize revenue from our custom services and products based on the percentage-of-completion method. We recognize revenue from fees for our consulting services, for which we charge an hourly or per diem rate, when the consulting is provided. We also recognize revenue for our standardized products, such as books or videotapes, when the products are shipped.

     Cost of revenue primarily consists of: (i) salaries and benefits for our instructors, consultants and course designers and costs of independent contractors; and (ii) the cost of developing, designing and producing training courses and materials, including materials costs. As a result, our gross margins are affected by the number of instructors, consultants and course designers and their utilization during any given period.

     Selling, general and administrative expenses consist primarily of salaries, benefits and bonuses for our corporate, sales, marketing and administrative personnel, and marketing and advertising expenses for our services and products. Selling, general and administrative expenses also include incentive and discretionary bonuses paid to executives and other key employees. Other selling, general and administrative expenses include non-reimbursable travel expenses, rent, depreciation, telecommunication costs, postage and other operating costs.

     Before we acquired them, each of the Founding Companies and the businesses we acquired after the Combination operated as an independent entity, and their results of operations reflect varying tax structures (S corporations or C corporations) which have influenced the historical level of owners' compensation. The owners and key employees of the Founding Companies and the subsequently-acquired businesses agreed in connection with the acquisitions to adjust their annual salaries, bonuses and benefits. The difference (positive or negative) between the base salary of the owners and key employees of the Founding Companies and the subsequently-acquired businesses immediately after their dates of acquisition and their salaries, bonuses and benefits during any comparable period is reflected in our unaudited pro forma consolidated statements of operations as the "Compensation Differential." The aggregate Compensation Differentials for 1998 and the six months ended December 31, 1998 were $6.7 million and $172,000, respectively. The unaudited pro forma combined statements of operations include a provision for income tax as if we were taxed as a C corporation during all periods presented.

UNAUDITED REVENUES AND GROSS PROFIT -- SIX MONTHS ENDED DECEMBER 31, 1997 (PRO FORMA) AND 1998 (HISTORICAL) -- PROVANT

     The following selected unaudited historical and pro forma financial data represents our revenues and gross profit on an absolute basis and as a percentage of revenue for the periods indicated. The pro forma adjustments in the table below, which give effect only to the Combination and the historical revenues and gross profit of companies acquired by Star Mountain in February and October 1997, should be distinguished from the more extensive pro forma adjustments made to our historical consolidated financial statements that are contained elsewhere in this prospectus.

                                                              SIX MONTHS ENDED DECEMBER 31,
                                                          --------------------------------------
                                                                 1997                 1998
                                                          ------------------    ----------------
                                                          PRO FORMA COMBINED       HISTORICAL
                                                          ------------------    ----------------
                                                                  (DOLLARS IN THOUSANDS)
Total revenue...........................................  $35,958     100.0%    $55,450    100.0%
Cost of revenue.........................................   15,948      44.4      23,462     42.3
                                                          -------     -----     -------    -----
Gross profit............................................  $20,010      55.6%    $31,988     57.7%
                                                          =======     =====     =======    =====

PRO FORMA COMBINED RESULTS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 (THE "1998 PERIOD") COMPARED TO THE HISTORICAL RESULTS FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 (THE "1999 PERIOD")

     Revenue. Revenue increased $19.5 million, or 54.2%, from $36.0 million in the 1998 Period to $55.5 million in the 1999 Period. The increase was primarily attributable to an increased number of government contracts, increased royalties and revenues from businesses acquired during the 1999 Period.

     Cost of Revenue. Cost of revenue as a percentage of revenue decreased from 44.4% in the 1998 Period to 42.3% in the 1999 Period primarily due to revenue growth higher than the corresponding increase in costs and increased higher-margin license fees.

     Gross Profit. Gross profit increased $12.0 million, or 59.9%, from $20.0 million in the 1998 Period to $32.0 million in the 1999 Period primarily due to the growth in revenue. As a percentage of revenue, gross profit increased from 55.6% in the 1998 Period to 57.7% in the 1999 Period due to more efficient use of resources.

RESULTS OF OPERATIONS -- PROVANT HISTORICAL

     The following consolidated financial information represents our operations (including the operations of the Founding Companies from May 4, 1998, their date of acquisition in the Combination) on a historical basis. The following historical financial information for fiscal 1998 includes a non-recurring fee of $750,000 for information related to the performance improvement industry, non-cash compensation expense totaling $686,000 related to the issuance of common stock and stock options to certain of our officers and consultants, and non-recurring Combination-related costs of $588,000.

                                                               PERIOD FROM
                                                            NOVEMBER 16, 1996
                                                           (DATE OF INCEPTION)       YEAR ENDED
                                                            TO JUNE 30, 1997       JUNE 30, 1998
                                                           -------------------    ----------------
                                                                   (DOLLARS IN THOUSANDS)
Total revenue............................................         $  --           $14,189    100.0%
Cost of revenue..........................................            --             6,374     44.9
                                                                  -----           -------    -----
Gross profit.............................................            --             7,815     55.1
Selling, general and administrative expenses.............           149            10,447     73.7
Goodwill amortization....................................            --               245      1.7
                                                                  -----           -------    -----
Income (loss) from operations............................         $(149)          $(2,877)   (20.3)%
                                                                  =====           =======    =====

HISTORICAL RESULTS FOR THE PERIOD FROM NOVEMBER 16, 1996 (DATE OF INCEPTION) TO JUNE 30, 1997 (THE "1997 PERIOD") COMPARED TO 1998

     Revenue. Revenue increased from nil in the 1997 Period to $14.2 million in 1998 due to the acquisition of the Founding Companies on May 4, 1998 and the inclusion of their operating results commencing on that date.

     Cost of Revenue. Cost of revenue increased from nil in the 1997 Period to $6.4 million in 1998 due to the acquisition of the Founding Companies on May 4, 1998 and the inclusion of their operating results commencing on that date.

     Gross Profit. Gross profit increased from nil in the 1997 Period to $7.8 million in 1998 due to the acquisition of the Founding Companies on May 4, 1998 and the inclusion of their operating results commencing on that date.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $149,000 in the 1997 Period to $10.4 million in 1998 due to the acquisition of the Founding Companies on May 4, 1998 and the inclusion of their operating results commencing on that date. Prior to the acquisition of the Founding Companies, selling, general and administrative expenses included corporate expenses, consisting primarily of consulting fees and travel expenses incurred to consummate the Combination and the IPO.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1998, we had cash of approximately $500,000 and outstanding indebtedness of $22.9 million. We also have a $60.0 million revolving line of credit (increased from $40.0 million as of December 31, 1998), guaranteed by all of our significant wholly-owned subsidiaries and secured by a pledge of the capital stock of each of our wholly-owned subsidiaries. We can use the credit facility to finance acquisitions (including the refinancing of indebtedness of acquired companies), working capital and general corporate purposes. Loans made under the credit facility bear interest at a rate, at our option, based on either a Eurodollar rate or the bank's prime rate. The credit facility will terminate on December 31, 2001, and all outstanding amounts will be due at such time. The credit facility (i) generally prohibits us from paying dividends and other distributions, (ii) generally does not permit us to incur or assume other indebtedness, and (iii) requires us to comply with certain financial covenants.

     In February 1999, we completed a public offering of 3,022,750 shares of common stock, from which we received net proceeds of approximately $55.8 million. Of this amount, $22.4 million was used to repay outstanding indebtedness under the credit facility. We anticipate that our cash flow from operations and borrowings under the credit facility, as well as the remaining net proceeds from the public offering, will provide cash sufficient to satisfy our working capital needs, debt service requirements and planned capital expenditures for the next 12 months.

THE YEAR 2000 ISSUE

     We use information technology ("IT") systems in our internal operations, including applications used in client order processing, inventory management, financial business systems and various administrative functions which are primarily "off-the-shelf" applications. Non-IT systems used in our internal operations consist primarily of voice and data communications systems and elevator and climate control systems. In addition, we deliver several of our products on technology-based platforms, such as CD-ROM, intranets and the Internet. Management has completed the assessment of our IT and non-IT systems and products. Our completed assessment has indicated the need to replace some personal computers and upgrade two phone switches. We estimate the cost of these remediation efforts to be approximately $71,000. Management expects to complete any necessary remediation, implementation and final testing of IT and non-IT systems and products by March 31, 1999. To the extent the source code of IT and non-IT internal systems and customer products may be deficient despite our assessment with respect to "Year 2000" issues, our failure to make any required modifications in order to make the systems and products "Year 2000" compliant could have a material adverse effect on our business.

     We derive a substantial amount of our revenues from services and products delivered to entities affiliated with the federal government. During fiscal 1998, our work for federal government clients generated approximately 19% of our pro forma consolidated revenue. Failure by these government entities to make their respective computer software programs and operating systems "Year 2000" compliant could have a material adverse effect on our business. The two government agencies responsible for funding disbursements have not publicly announced the status of their "Year 2000" compliance efforts, but have indicated that such a public announcement will be made in September 1999.

     We have not yet completed the evaluation of our most reasonably likely worst case "Year 2000" scenario, nor have we completed our contingency planning with respect to the "Year 2000." We also have not yet completed our evaluation of our vendors' contingency planning with respect to their potential "Year 2000" deficiencies. We intend to complete both these evaluations and contingency planning during fiscal 1999.

     To date, we have incurred approximately $71,000 to remediate "Year 2000" issues. Management currently believes that any future costs to remediate "Year 2000" issues will not be material to our financial position or results of operations.

RESULTS OF OPERATIONS -- BTI

     BTI primarily provides train-the-trainer programs designed to help its clients improve employee recruitment, selection and retention. BTI's revenue is derived primarily from the licensing to clients of the right to use its training materials.

     The following table sets forth certain selected financial data for BTI on a historical basis and as a percentage of revenue for the periods indicated:

                                             YEAR ENDED JUNE 30,                     FOR THE PERIOD
                                       --------------------------------    -----------------------------------
                                                                            JULY 1, 1997 TO     MAY 5, 1998 TO
                                            1996              1997            MAY 4, 1998       JUNE 30, 1998
                                       --------------    --------------    -----------------    --------------
                                                               (DOLLARS IN THOUSANDS)
Revenue............................    $5,685   100.0%   $7,096   100.0%   $ 6,567     100.0%   $1,276   100.0%
Cost of revenue....................     1,495    26.3     1,488    21.0      1,243      18.9       281    22.0
                                       ------   -----    ------   -----    -------   -------    ------   -----
Gross profit.......................     4,190    73.7     5,608    79.0      5,324      81.1       995    78.0
Selling, general and administrative
  expenses.........................     4,048    71.2     5,111    72.0      6,648     101.2       841    65.9
                                       ------   -----    ------   -----    -------   -------    ------   -----
Income (loss) from operations......    $  142     2.5%   $  497     7.0%   $(1,324)    (20.1)%  $  154    12.1%
                                       ======   =====    ======   =====    =======   =======    ======   =====
Compensation differential..........    $  563     9.9%   $  942    13.3%   $ 3,355      51.1%   $   --      --%

RESULTS FOR THE TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD") -- BTI

     Revenue. Revenue increased approximately $747,000, or 10.5%, from $7.1 million in the 1997 Period to $7.8 million in the 1998 Period, primarily due to increased sales of existing products as a result of the expansion of the sales force and an increase in participant fees as a result of an increased base of certified trainers at the company's clients.

     Cost of Revenue. Cost of revenue increased approximately $36,000, or 2.4%, from approximately $1.4 million in the 1997 Period to approximately $1.5 million in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 21.0% in the 1997 Period to 19.4% in the 1998 Period, primarily due to a decrease in the average unit cost of participant materials.

     Gross Profit. Gross profit increased approximately $711,000, or 12.7%, from $5.6 million in the 1997 Period to $6.3 million in the 1998 Period. As a percentage of revenue, gross profit increased from 79.0% in the 1997 Period to 80.6% in the 1998 Period, primarily due to the cost savings described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.4 million, or 46.5%, from $5.1 million in the 1997 Period to $7.5 million in the 1998 Period. Excluding the Compensation Differential attributable to BTI of approximately $942,000 and $3.4 million in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have remained relatively constant at $4.2 million and $4.1 million in the 1997 and 1998 Periods, respectively. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 58.8% in the 1997 Period to 52.7% in the 1998 Period, primarily due to the company's larger revenue base.

RESULTS FOR 1997 COMPARED TO 1996 -- BTI

     Revenue. Revenue increased $1.4 million, or 24.8%, from $5.7 million in 1996 to $7.1 million in 1997, primarily due to increased sales of existing products as a result of the expansion of the sales force and an increase in participant fees as a result of an increased base of certified trainers at the company's clients.

     Cost of Revenue. Cost of revenue remained relatively constant at $1.5 million in 1996 and 1997. As a percentage of revenue, cost of revenue decreased from 26.3% in 1996 to 21.0% in 1997, primarily due to a decrease in the average unit cost of participant materials.

     Gross Profit. Gross profit increased $1.4 million, or 33.8%, from $4.2 million in 1996 to $5.6 million in 1997. As a percentage of revenue, gross profit increased from 73.7% in 1996 to 79.0% in 1997, primarily due to the increase in revenue combined with the decrease in the average unit cost of participant materials.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.1 million, or 26.3%, from $4.0 million in 1996 to $5.1 million in 1997. Excluding the Compensation Differential attributable to BTI of approximately $563,000 and approximately $942,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have increased approximately $684,000, or

19.6%, from $3.5 million in 1996 to $4.2 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 61.3% in 1996 to 58.8% in 1997. The decrease as a percentage of revenue on an adjusted basis primarily was due to the company's larger revenue base.

LIQUIDITY AND CAPITAL RESOURCES -- BTI

     BTI generated net cash from operating activities of approximately $641,000 in 1997. For the period from July 1, 1997 to May 4, 1998, BTI used approximately $465,000 in operating activities, primarily for the payment of bonuses to key employees. Net cash used in investing activities was approximately $33,000 in 1997 for purchases of property and equipment, and approximately $294,000 in the period from July 1, 1997 to May 4, 1998 due to an increase in amounts due to related parties. At May 4, 1998, BTI had a working capital deficit of approximately $73,000.

RESULTS OF OPERATIONS -- DECKER

     Decker provides instructor-led training to improve employees' business communication and presentation skills. Decker's revenue is derived primarily from fees charged to participants in its instructor-led training programs.

     The following table sets forth certain selected financial data for Decker on a historical basis and as a percentage of revenue for the periods indicated:

                                                YEAR ENDED JUNE 30,                     FOR THE PERIOD
                                          --------------------------------    ----------------------------------
                                                                              JULY 1, 1997 TO     MAY 5, 1998 TO
                                               1996              1997           MAY 4, 1998       JUNE 30, 1998
                                          --------------    --------------    ----------------    --------------
                                                                  (DOLLARS IN THOUSANDS)
Revenue.................................  $8,620   100.0%   $8,410   100.0%   $8,729    100.0%    $2,016   100.0%
Cost of revenue.........................   2,655    30.8     2,275    27.1     2,275     26.1        494    24.5
                                          ------   -----    ------   -----    ------    -----     ------   -----
Gross profit............................   5,965    69.2     6,135    72.9     6,454     73.9      1,522    75.5
Selling, general and administrative
  expenses..............................   5,716    66.3     6,446    76.6     5,696     65.2      1,255    62.3
                                          ------   -----    ------   -----    ------    -----     ------   -----
Income (loss) from operations...........  $  249     2.9%   $ (311)   (3.7)%  $  758      8.7%    $  267    13.2%
                                          ======   =====    ======   =====    ======    =====     ======   =====
Compensation differential...............  $  192     2.2%   $1,165    13.9%   $  372      4.3%    $   --      --%

RESULTS FOR THE TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD") -- DECKER

     Revenue. Revenue increased $2.3 million, or 27.8%, from $8.4 million in the 1997 Period to $10.7 million in the 1998 Period, primarily due to an increase in the sales force and organizational initiatives undertaken in 1997 as described below, which resulted in an increase in the number of seminars delivered during the 1998 Period compared to the 1997 Period.

     Cost of Revenue. Cost of revenue increased approximately $494,000, or 21.7%, from $2.3 million in the 1997 Period to $2.8 million in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 27.1% in the 1997 Period to 25.8% in the 1998 Period, primarily due to increased utilization of trainers.

     Gross Profit. Gross profit increased approximately $1.8 million, or 30.0%, from $6.1 million in the 1997 Period to $8.0 million in the 1998 Period. As a percentage of revenue, gross profit increased from 72.9% in the 1997 Period to 74.2% in the 1998 Period, primarily due to the reasons described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $505,000, or 7.8%, from $6.4 million in the 1997 Period to $7.0 million in the 1998 Period. Excluding the Compensation Differential of $1.2 million and approximately $372,000 attributable to Decker in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have increased approximately $1.3 million, or 24.6%, from $5.3 million in the 1997 Period to $6.6 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 62.8% in the 1997 Period to 61.2% in the 1998 Period, primarily due to the company's larger revenue base.

RESULTS FOR 1997 COMPARED TO 1996 -- DECKER

     Revenue. Revenue decreased approximately $210,000, or 2.4%, from $8.6 million in 1996 to $8.4 million in 1997, primarily due to a temporary shift in the focus of Decker's business. During the first six months of 1997, Decker increased its focus on providing consulting services rather than its traditional training. This shift in focus resulted in a decline in training revenue and a high degree of sales force turnover. During the second half of 1997, the company returned to a business model focused on instructor-led training, and launched several organizational initiatives, including the hiring of a new president and the implementation of a new salary structure for its sales force.

     Cost of Revenue. Cost of revenue decreased approximately $380,000, or 14.3%, from $2.7 million in 1996 to $2.3 million in 1997. As a percentage of revenue, cost of revenue decreased from 30.8% in 1996 to 27.1% in 1997, primarily due to a reduction in the number of trainers and increased utilization of trainers.

     Gross Profit. Gross profit increased approximately $170,000, or 2.8%, from $6.0 million in 1996 to $6.1 million in 1997. As a percentage of revenue, gross profit increased from 69.2% in 1996 to 72.9% in 1997, primarily due to increased utilization of trainers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $730,000, or 12.8%, from $5.7 million in 1996 to $6.4 million in 1997. Excluding the Compensation Differential attributable to Decker of approximately $192,000 and $1.2 million in 1996 and 1997, respectively, selling, general and administrative expenses would have decreased approximately $243,000, or 4.4%, from $5.5 million in 1996 to $5.3 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 64.1% in 1996 to 62.8% in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- DECKER

     Decker generated net cash from operating activities of approximately $446,000 in 1997 and approximately $1.1 million in the period from July 1, 1997 to May 4, 1998. Net cash used in investing activities was approximately $11,000 in 1997 and approximately $31,000 in the period from July 1, 1997 to May 4, 1998, primarily for purchases of property and equipment. Net cash used in financing activities was approximately $241,000 in 1997 and approximately $590,000 in the period from July 1, 1997 to May 4, 1998, primarily for the payment of dividends. At May 4, 1998, Decker had working capital of $1.3 million and approximately $583,000 of long-term debt.

RESULTS OF OPERATIONS -- J. HOWARD

     J. Howard provides instructor-led training to individual managers and client companies to identify and address potential obstacles to improving workplace productivity, including race and gender issues and sexual harassment.
J. Howard's revenue is derived primarily from fees from instructor-led seminars and, to a lesser extent, from the rendering of consulting services. J. Howard also occasionally enters into license agreements and then delivers its programs in the train-the-trainer format; in these instances, revenue from the license agreements is recognized when the license is signed. Revenue from the trainer certifications is recognized on a per event basis when the training is delivered.

     The following table sets forth certain selected financial data for J. Howard on a historical basis and as a percentage of revenue for the periods indicated:

                                      YEAR ENDED DECEMBER 31,                                           FOR THE PERIOD
                          ------------------------------------------------      FOR THE       -----------------------------------
                                                                               SIX MONTHS
                                                                                 ENDED        JANUARY 1, 1998      MAY 5, 1998
                               1995             1996             1997        JUNE 30, 1997     TO MAY 4, 1998    TO JUNE 30, 1998
                          --------------   --------------   --------------   --------------   ----------------   ----------------
                                                                  (DOLLARS IN THOUSANDS)
Revenue.................  $6,251   100.0%  $7,110   100.0%  $7,684   100.0%  $4,160   100.0%  $2,041    100.0%   $1,248    100.0%
Cost of revenue.........   1,964    31.4    2,166    30.5    2,346    30.5    1,190    28.6      670     32.8       389     31.2
                          ------   -----   ------   -----   ------   -----   ------   -----   ------    -----    ------    -----
Gross profit............   4,287    68.6    4,944    69.5    5,338    69.5    2,970    71.4    1,371     67.2       859     68.8
Selling, general and
  administrative
  expenses..............   4,158    66.5    4,559    64.1    4,748    61.8    1,971    47.4    1,476     72.3       721     57.8
                          ------   -----   ------   -----   ------   -----   ------   -----   ------    -----    ------    -----
Income (loss) from
  operations............  $  129     2.1%  $  385     5.4%  $  590     7.7%  $  999    24.0%  $ (105)   (5.1)%   $  138     11.0%
                          ======   =====   ======   =====   ======   =====   ======   =====   ======    =====    ======    =====
Compensation
  differential..........  $  522     8.4%  $  944    13.3%  $  603     7.8%  $  120     2.9%  $  497     24.4%   $   --       --%

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD") -- J. HOWARD

     Revenue. Revenue decreased approximately $871,000, or 20.9%, from $4.2 million in the 1997 Period to $3.3 million in the 1998 Period, primarily due to lower license revenue.

     Cost of Revenue. Cost of revenue decreased approximately $131,000, or 11.0%, from approximately $1.2 million in the 1997 Period to approximately $1.1 million in the 1998 Period. As a percentage of revenue, cost of revenue increased from 28.6% in the 1997 Period to 32.2% in the 1998 Period due to the fixed nature of a portion of the company's costs.

     Gross Profit. Gross profit decreased approximately $740,000, or 24.9%, from $3.0 million in the 1997 Period to $2.2 million in the 1998 Period. As a percentage of revenue, gross profit decreased from 71.4% in the 1997 Period to 67.8% in the 1998 Period, due to the reasons described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $226,000, or 11.5%, from $2.0 million in the 1997 Period to $2.2 million in the 1998 Period. Excluding the Compensation Differential of approximately $120,000 and approximately $497,000 attributable to J. Howard in the 1997 Period and the 1998 Period, respectively, selling, general and administrative expenses would have decreased approximately $151,000, or 8.2%, from $1.9 million in the 1997 Period to $1.7 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 44.5% in the 1997 Period to 51.7% in the 1998 Period, primarily due to compensation paid to additional salespeople who did not generate material revenue during the 1998 Period and the decrease in revenue.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 -- J. HOWARD

     Revenue. Revenue increased approximately $574,000, or 8.1%, from $7.1 million in the year ended December 31, 1996 to $7.7 million in the year ended December 31, 1997, primarily due to increased license revenue generated from one of the company's clients during the year ended December 31, 1997.

     Cost of Revenue. Cost of revenue increased approximately $180,000, or 8.3%, from $2.2 million in the year ended December 31, 1996 to $2.3 million in the year ended December 31, 1997. As a percentage of revenue, cost of revenue remained constant at 30.5% in both periods.

     Gross Profit. Gross profit increased approximately $394,000, or 8.0%, from $4.9 million in the year ended December 31, 1996 to $5.3 million in the year ended December 31, 1997. As a percentage of revenue, gross profit remained constant at approximately 69.5% in both periods.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $189,000, or 4.1%, from $4.6 million in the year ended December 31, 1996 to $4.7 million in the year ended December 31, 1997. Excluding the Compensation Differential of approximately $944,000 and approximately $603,000 attributable to J. Howard in the year ended December 31, 1996 and the year ended December 31, 1997, respectively, selling, general and administrative expenses would have increased approximately $530,000, or 14.7%, from $3.6 million in the year ended December 31, 1996 to $4.1 million in the year ended December 31, 1997. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 50.8% in the year ended December 31, 1996 to 53.9% in the year ended December 31, 1997, primarily due to compensation paid to additional salespeople hired during the year ended December 31, 1997 who did not generate material revenue during that year.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- J. HOWARD

     Revenue. Revenue increased approximately $859,000, or 13.7%, from $6.3 million in the year ended December 31, 1995 to $7.1 million in the year ended December 31, 1996, primarily due to a general increase in the number of client engagements.

     Cost of Revenue. Cost of revenue increased approximately $202,000, or 10.3%, from $2.0 million in the year ended December 31, 1995 to $2.2 million in the year ended December 31, 1996. As a percentage of revenue, cost of revenue decreased slightly from 31.4% in the year ended December 31, 1995 to 30.5% in the year ended December 31, 1996.

     Gross Profit. Gross profit increased approximately $657,000, or 15.3%, from $4.3 million in the year ended December 31, 1995 to $4.9 million in the year ended December 31, 1996. As a percentage of revenue, gross profit increased slightly, from 68.6% in the year ended December 31, 1995 to 69.5% in the year ended December 31, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $401,000, or 9.6%, from $4.2 million in the year ended December 31, 1995 to $4.6 million in the year ended December 31, 1996. Excluding the Compensation Differential attributable to J. Howard of approximately $522,000 and approximately $944,000 in the year ended December 31, 1995 and the year ended December 31, 1996, respectively, selling, general and administrative expenses would have remained relatively constant at $3.6 million. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 58.2% in the year ended December 31, 1995 to 50.8% in the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES -- J. HOWARD

     J. Howard generated net cash from operating activities of approximately $402,000 in the year ended December 31, 1997 and used approximately $272,000 in operating activities in the period from January 1, 1998 to May 4, 1998. Net cash used in investing activities was approximately $287,000 in the year ended December 31, 1997, primarily for advances made to related parties, and approximately $75,000 was generated in the period from January 1, 1998 to May 4, 1998, primarily from advances repaid by related parties. Net cash used in financing activities was approximately $108,000 in the year ended December 31, 1997 for distributions to stockholders. Net cash provided by financing activities was approximately $282,000 for the period from January 1, 1998 to May 4, 1998, from borrowings to fund operating activities. At May 4, 1998, J. Howard had working capital of $1.2 million.

RESULTS OF OPERATIONS -- LSS

     LSS creates customized technology-based training solutions that generally are designed to facilitate faster learning of point-of-sale devices and higher productivity of retail associates. LSS derives revenue from the design, development and delivery of its products.

     The following table sets forth certain selected financial data for LSS on a historical basis and as a percentage of revenue for the periods indicated:

                                                                                                         FOR THE PERIOD
                                                                                                --------------------------------
                                        YEAR ENDED DECEMBER 31,                 FOR THE SIX                         MAY 5, 1998
                            ------------------------------------------------    MONTHS ENDED    JANUARY 1, 1998     TO JUNE 30,
                                 1995             1996             1997        JUNE 30, 1997     TO MAY 4, 1998        1998
                            --------------   --------------   --------------   --------------   ----------------   -------------
                                                                   (DOLLARS IN THOUSANDS)
Revenue...................  $3,332   100.0%  $5,123   100.0%  $5,681   100.0%  $2,910   100.0%  $2,861    100.0%   $ 936   100.0%
Cost of revenue...........   1,390    41.7    1,696    33.1    2,202    38.8    1,081    37.1      909     31.8      446    47.7
                            ------   -----   ------   -----   ------   -----   ------   -----   ------    -----    -----   -----
Gross profit..............   1,942    58.3    3,427    66.9    3,479    61.2    1,829    62.9    1,952     68.2      490    52.4
Selling, general and
  administrative
  expenses................   1,767    53.0    3,079    60.1    2,226    39.2    1,108    38.1      633     22.1      420    44.9
                            ------   -----   ------   -----   ------   -----   ------   -----   ------    -----    -----   -----
Income from operations....  $  175     5.3%  $  348     6.8%  $1,253    22.0%  $  721    24.8%  $1,319     46.1%   $  70     7.5%
                            ======   =====   ======   =====   ======   =====   ======   =====   ======    =====    =====   =====
Compensation
  differential............  $  415    12.5%  $1,379    26.9%  $  300     5.3%  $  210     7.2%  $ (121)   (4.2)%   $  --      --%

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD") -- LSS

     Revenue. Revenue increased approximately $887,000, or 30.5%, from $2.9 million in the 1997 Period to $3.8 million in the 1998 Period, primarily due to new client relationships.

     Cost of Revenue. Cost of revenue increased approximately $274,000, or 25.3%, from $1.1 million in the 1997 Period to $1.4 million in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 37.1% in the 1997 Period to 35.7% in the 1998 Period, primarily due to reduced video production costs associated with certain of the Company's products during the period.

     Gross Profit. Gross profit increased approximately $613,000, or 33.5%, from $1.8 million in the 1997 Period to $2.4 million in the 1998 Period. As a percentage of revenue, gross profit decreased from 62.9% in the 1997 Period to 64.3% in the 1998 Period, primarily due to the reduced video production costs described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately $55,000, or 5.0%, from $1.1 million in the 1997 Period to $1.0 million in the 1998 Period. Excluding the Compensation Differential of approximately $210,000 and approximately $(121,000) attributable to LSS in the 1997 Period and the 1998 Period, respectively, selling, general and administrative expenses would have increased approximately $276,000, or 30.7%, from approximately $898,000 in the 1997 Period to $1.2 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have remained unchanged on an adjusted basis at 30.9% in both the 1997 Period and the 1998 Period.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 -- LSS

     Revenue. Revenue increased approximately $558,000, or 10.9%, from $5.1 million in the year ended December 31, 1996 to $5.7 million in the year ended December 31, 1997, primarily due to the expansion of the sales force.

     Cost of Revenue. Cost of revenue increased approximately $506,000, or 29.8%, from $1.7 million in the year ended December 31, 1996 to $2.2 million in the year ended December 31, 1997. As a percentage of revenue, cost of revenue increased from 33.1% in the year ended December 31, 1996 to 38.8% in the year ended December 31, 1997, primarily due to increased video production costs associated with certain of the company's products during the year ended December 31, 1997.

     Gross Profit. Gross profit increased approximately $52,000, or 1.5%, from $3.4 million in the year ended December 31, 1996 to $3.5 million in the year ended December 31, 1997. As a percentage of revenue, gross profit decreased from 66.9% in the year ended December 31, 1996 to 61.2% in the year ended December 31, 1997, primarily due to the increased video production costs described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately $853,000, or 27.7%, from $3.1 million in the year ended December 31, 1996 to $2.2 million in the year ended December 31, 1997. Excluding the Compensation Differential of $1.4 million and approxi-mately $300,000 attributable to LSS in the year ended December 31, 1996 and the year ended December 31, 1997, respectively, selling, general and administrative expenses would have increased approximately $226,000, or 13.3%, from $1.7 million in the year ended December 31, 1996 to $1.9 million in the year ended December 31, 1997. As a percentage of revenue, selling, general and administrative expenses would have increased slightly on an adjusted basis from 33.2% in the year ended December 31, 1996 to 33.9% in the year ended December 31, 1997.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- LSS

     Revenue. Revenue increased $1.8 million, or 53.8%, from $3.3 million in the year ended December 31, 1995 to $5.1 million in the year ended December 31, 1996, primarily due to increased productivity from the company's expanded sales force.

     Cost of Revenue. Cost of revenue increased approximately $306,000, or 22.0%, from $1.4 million in the year ended December 31, 1995 to $1.7 million in the year ended December 31, 1996. As a percentage of revenue, cost of revenue decreased from 41.7% in the year ended December 31, 1995 to 33.1% in the year ended December 31, 1996, primarily due to several follow-on client engagements which generally result in lower production costs.

     Gross Profit. Gross profit increased $1.5 million, or 76.5%, from $1.9 million in the year ended December 31, 1995 to $3.4 million in the year ended December 31, 1996. As a percentage of revenue, gross profit increased from 58.3% in the year ended December 31, 1995 to 66.9% in the year ended December 31, 1996, primarily due to the lower production costs described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.3 million, or 74.3%, from $1.8 million in the year ended December 31, 1995 to $3.1 million in the year ended December 31, 1996. Excluding the Compensation Differential attributable to LSS of approximately $415,000 and $1.4 million in the year ended December 31, 1995 and the year ended December 31, 1996, respectively, selling, general and administrative expenses would have increased approximately $348,000, or 25.7%, from $1.4 million in the year ended December 31, 1995 to $1.7 million in the year ended December 31, 1996. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 40.6% in the year ended December 31, 1995 to 33.2% in the year ended December 31, 1996, primarily due to the company's larger revenue base.

LIQUIDITY AND CAPITAL RESOURCES -- LSS

     LSS generated net cash from operating activities of approximately $482,000 in the year ended December 31, 1997 and approximately $1.0 million in the period from January 1, 1998 to May 4, 1998. Net cash used in investing activities was approximately $86,000 in the year ended December 31, 1997 and approximately $271,000 in the period from January 1, 1998 to May 4, 1998, for purchases of property and equipment. Cash used in financing activities was approximately $496,000 and approximately $629,000 during the year ended December 31, 1997 and the period from January 1, 1998 to May 4, 1998, respectively, for dividends paid to stockholders. At May 4, 1998, LSS had working capital of approximately $1.4 million.

RESULTS OF OPERATIONS -- MOHR

     MOHR offers train-the-trainer and instructor-led seminars to help clients in the retail industry primarily to improve productivity by fostering a customer-oriented focus at the sales management and sales associate levels. MOHR's revenue is derived primarily from the licensing to clients of the right to use its training programs on a participant or site basis.

     The following table sets forth certain selected financial data for MOHR on a historical basis and as a percentage of revenue for the periods indicated:

                                                                             FOR THE PERIOD
                                      YEAR ENDED JUNE 30,           --------------------------------
                                --------------------------------     JULY 1, 1997     MAY 5, 1998 TO
                                     1996              1997         TO MAY 4, 1998    JUNE 30, 1998
                                --------------    --------------    --------------    --------------
                                                       (DOLLARS IN THOUSANDS)
Revenue.......................  $2,171   100.0%   $3,015   100.0%   $3,237   100.0%   $1,045   100.0%
Cost of revenue...............     677    31.2       825    27.4    1,009..   31.2       361    34.5
                                ------   -----    ------   -----    ------   -----    ------   -----
Gross profit..................   1,494    68.8     2,190    72.6     2,228    68.8       684    65.5
Selling, general and
  administrative expenses.....   1,151    53.0     1,745    57.9     1,510    46.6       378    36.2
                                ------   -----    ------   -----    ------   -----    ------   -----
Income from operations........  $  343    15.8%   $  445    14.7%   $  718    22.2%   $  306    29.3%
                                ======   =====    ======   =====    ======   =====    ======   =====
Compensation differential.....  $  144     6.6%   $  334    11.1%   $  205     6.3%   $   --      --%

RESULTS FOR THE TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD") -- MOHR

     Revenue. Revenue increased $1.3 million, or 42.0%, from $3.0 million in the 1997 Period to $4.3 million in the 1998 Period, primarily due to an increase in the number of salespeople and an increase in license fees received during the 1998 Period.

     Cost of Revenue. Cost of revenue increased approximately $545,000, or 66.1%, from approximately $825,000 in the 1997 Period to $1.4 million in the 1998 Period. As a percentage of revenue, cost of revenue increased from 27.4% in the 1997 Period to 32.0% in the 1998 Period, primarily due to increased new product development costs.

     Gross Profit. Gross profit increased approximately $722,000, or 33.0%, from $2.2 million in the 1997 Period to $2.9 million in the 1998 Period. As a percentage of revenue, gross profit decreased from 72.6% in the 1997 Period to 68.0% in the 1998 Period, primarily due to the new product development costs described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $143,000, or 8.2%, from $1.7 million in the 1997 Period to $1.9 million in the 1998 Period. Excluding the Compensation Differential of approximately $334,000 and approximately $205,000 attributable to MOHR in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have increased approximately $272,000, or 19.3%, from $1.4 million in the 1997 Period to $1.7 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 46.8% in the 1997 Period to 39.3% in the 1998 Period, primarily due to the Company's larger revenue base partially offset by compensation paid to additional salespeople during the 1998 Period.

RESULTS FOR 1997 COMPARED TO 1996 -- MOHR

     Revenue. Revenue increased approximately $844,000, or 38.9%, from $2.2 million in 1996 to $3.0 million in 1997, primarily due to the hiring of two additional salespeople and the increase in license fees during 1997.

     Cost of Revenue. Cost of revenue increased approximately $148,000, or 21.9%, from approximately $677,000 in 1996 to approximately $825,000 in 1997. As a percentage of revenue, cost of revenue decreased from 31.2% in 1996 to 27.4% in 1997, primarily due to the increase in license fees, which result in higher margins than train-the-trainer seminars.

     Gross Profit. Gross profit increased approximately $696,000, or 46.6%, from $1.5 million in 1996 to $2.2 million in 1997. As a percentage of revenue, gross profit increased from 68.8% in 1996 to 72.6% in 1997, primarily due to increased license fees.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $594,000, or 51.6%, from $1.2 million in 1996 to $1.7 million in 1997. Excluding the Compensation Differential attributable to MOHR of approximately $144,000 and approximately $334,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have increased approximately

$404,000, or 40.1%, from $1.0 million in 1996 to $1.4 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have increased slightly from 46.4% in 1996 to 46.8% in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- MOHR

     MOHR generated net cash from operating activities of approximately $80,000 in 1997 and approximately $335,000 in the period from July 1, 1997 to May 4, 1998. Net cash used in investing activities was approximately $41,000 in 1997 and approximately $68,000 in the period from July 1, 1997 to May 4, 1998, for purchases of property and equipment. At May 4, 1998, MOHR had working capital of $1.2 million.

RESULTS OF OPERATIONS -- NOVATIONS

     Novations assists clients in assessing their strategic direction and implementing and managing change. Novations also provides its clients with a variety of organizational assessment tools that are designed to gather and analyze feedback on either an organizational or individual basis and to initiate change within the client's organization in response to such feedback. Novations' revenue is derived primarily from fees from professional services and, to a lesser extent, from the sale of services and products to support human resource management.

     The following table sets forth certain selected financial data for Novations on a historical basis and as a percentage of revenue for the periods indicated:

                                                   YEAR ENDED JUNE 30,                  FOR THE PERIOD
                                             -------------------------------   ---------------------------------
                                                                               JULY 1, 1997 TO    MAY 5, 1998 TO
                                                  1996             1997          MAY 4, 1998      JUNE 30, 1998
                                             --------------   --------------   ----------------   --------------
                                                                   (DOLLARS IN THOUSANDS)
Revenue...................................   $9,039   100.0%  $9,018   100.0%  $9,228    100.0%   $2,426   100.0%
Cost of revenue...........................    4,733    52.4    4,839    53.7    4,356     47.2       988    40.7
                                             ------   -----   ------   -----   ------    -----    ------   -----
Gross profit..............................    4,306    47.6    4,179    46.3    4,872     52.8     1,438    59.3
Selling, general and administrative
  expenses................................    4,094    45.3    3,315    36.7    3,956     42.9       920    37.9
                                             ------   -----   ------   -----   ------    -----    ------   -----
Income from operations....................   $  212     2.3%  $  864     9.6%  $  916      9.9%   $  518    21.4%
                                             ======   =====   ======   =====   ======    =====    ======   =====
Compensation differential.................   $1,471    16.3%  $  661     7.3%  $1,512     16.4%   $   --      --%

RESULTS FOR THE TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD") -- NOVATIONS

     Revenue. Revenue increased $2.6 million, or 29.2%, from $9.0 million in the 1997 Period to $11.7 million in the 1998 Period, primarily due to an increase in organizational assessment revenues in the 1998 Period.

     Cost of Revenue. Cost of revenue increased approximately $505,000, or 10.4% from $4.8 million in the 1997 Period to $5.3 million in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 53.7% in the 1997 Period to 45.9% in the 1998 Period, primarily due to the increased utilization of the company's consultants.

     Gross Profit. Gross profit increased $2.1 million, or 51.0%, from $4.2 million in the 1997 Period to $6.3 million in the 1998 Period. As a percentage of revenue, gross profit increased from 46.3% in the 1997 Period to 54.1% in the 1998 Period, primarily due to the increased utilization rate described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.6 million, or 47.1%, from $3.3 million in the 1997 Period to $4.9 million in the 1998 Period. Excluding the Compensation Differential attributable to Novations of approximately $661,000 and $1.5 million in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have increased approximately $710,000, or 26.8%, from $2.7 million in the 1997 Period to $3.4 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 29.4% in the 1997 Period to 28.9% in the 1998 Period, primarily due to the company's larger revenue base.

RESULTS FOR 1997 COMPARED TO 1996 -- NOVATIONS

     Revenue. Revenue remained relatively constant at $9.0 million in 1996 and 1997.

     Cost of Revenue. Cost of revenue increased approximately $106,000, or 2.2%, from $4.7 million in 1996 to $4.8 million in 1997. As a percentage of revenue, cost of revenue increased from 52.4% in 1996 to 53.7% in 1997, primarily due to an increase in the size of the consulting staff.

     Gross Profit. Gross profit decreased approximately $127,000, or 2.9%, from $4.3 million in 1996 to $4.2 million in 1997. As a percentage of revenue, gross profit decreased from 47.6% in 1996 to 46.3% in 1997, primarily due to the staff increase described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately $779,000 or 19.0%, from $4.1 million in 1996 to $3.3 million in 1997. Excluding the Compensation Differential attributable to Novations of $1.5 million and approximately $661,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have increased slightly from $2.6 million in 1996 to $2.7 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have increased slightly on an adjusted basis from 29.0% in 1996 to 29.4% in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- NOVATIONS

     Novations generated net cash from operating activities of approximately $153,000 in 1997. Net cash used by operating activities was approximately $567,000 in the period from July 1, 1997 to May 4, 1998 due to an increase in accounts receivable. Net cash used in investing activities was approximately $137,000 in 1997, primarily for purchases of property and equipment. Net cash used in investing activities was approximately $16,000 in the 1998 Period, primarily due to purchases of property and equipment. Net cash provided by financing activities was approximately $55,000 in 1997 from net proceeds of long-term debt. Net cash used in financing activities was approximately $78,000 in the 1998 Period, for the repayment of long-term debt and distributions to stockholders. At May 4, 1998, Novations had working capital of approximately $1.1 million and approximately $294,000 of long term debt.

RESULTS OF OPERATIONS -- STAR MOUNTAIN

     Star Mountain provides customized work skills training, primarily to federal, state and local government agencies. Star Mountain delivers its courseware to clients in a variety of formats (including written materials and interactive multimedia software), but typically does not directly train its clients. Star Mountain's revenue is derived primarily from fees received from the provision of training services as a contractor or subcontractor under government contracts.

     The following table sets forth certain selected financial data for Star Mountain on a historical basis and as a percentage of revenue for the periods indicated. For all periods presented below, selling, general and administrative expenses include amounts classified as "Other, net" in Star Mountain's historical financial statements.

                                                                                                   PERIOD FROM
                                                                                                 ----------------
                                     YEAR ENDED DECEMBER 31,                   SIX MONTHS
                       ---------------------------------------------------        ENDED          JANUARY 1, 1998
                            1995              1996              1997          JUNE 30, 1997       TO MAY 4, 1998
                       ---------------   ---------------   ---------------   ---------------     ----------------
                                                                               (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
Revenue..............  $14,306   100.0%  $16,313   100.0%  $23,775   100.0%  $11,331   100.0%    $11,052    100.0%
Cost of revenue......    8,668    60.6     9,457    58.0    14,504    61.0     7,204    63.6       6,109     55.3%
                       -------   -----   -------   -----   -------   -----   -------   -----     -------    -----
Gross profit.........    5,638    39.4     6,856    42.0     9,271    39.0     4,127    36.4       4,943     44.7
Selling, general and
 administrative
 expenses............    4,611    32.2     5,815    35.6     7,897    33.2     3,748    33.5       3,650     33.0
                       -------   -----   -------   -----   -------   -----   -------   -----     -------    -----
Income from
 operations..........  $ 1,027     7.2%  $ 1,041     6.4%  $ 1,374     5.8%  $   379     2.9%    $ 1,293     11.7%
                       =======   =====   =======   =====   =======   =====   =======   =====     =======    =====
Compensation
 differential........  $    64     0.4%  $   304     1.9%  $   180     0.8%  $    90     0.8%    $    28      0.3%

                        PERIOD FROM
                       --------------
                        MAY 5, 1998
                             TO
                       JUNE 30, 1998
                       --------------

Revenue..............  $5,396   100.0%
Cost of revenue......   3,159    58.5
                       ------   -----
Gross profit.........   2,237    41.5
Selling, general and
 administrative
 expenses............   2,030    37.6
                       ------   -----
Income from
 operations..........  $  207     4.1%
                       ======   =====
Compensation
 differential........  $   --      --%

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD) -- STAR MOUNTAIN

     Revenue. Revenue increased $5.1 million, or 45.2%, from $11.3 million in the 1997 Period to $16.4 million in the 1998 Period primarily due to an increase in the number of federal government contracts undertaken, as well as revenue contributed by businesses acquired during the first and fourth quarters of the year ended December 31, 1997.

     Cost of Revenue. Cost of revenue increased $2.1 million, or 28.7%, from $7.2 million in the 1997 Period to $9.3 million in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 63.6% in the 1997 Period to 56.3% in the 1998 Period, primarily due to better utilization of the company's fixed costs.

     Gross Profit. Gross profit increased $3.1 million, or 74.0%, from $4.1 million in the 1997 Period to $7.2 million in the 1998 Period. As a percentage of revenue, gross profit increased from 36.4% in the 1997 Period to 43.7% in the 1998 Period, primarily due to the utilization improvements described above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.9 million, or 49.8%, from $3.8 million in the 1997 Period to $5.7 million in the 1998 Period. Excluding the Compensation Differential of approximately $90,000 and approximately $28,000 attributable to Star Mountain in the 1997 Period and the 1998 Period, respectively, selling, general and administrative expenses would have been $3.7 million in the 1997 Period and $5.7 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 32.7% in the 1997 Period to 34.3% in the 1998 Period.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 -- STAR MOUNTAIN

     Revenue. Revenue increased $7.5 million, or 45.7%, from $16.3 million in the year ended December 31, 1996 to $23.8 million in the year ended December 31, 1997, primarily due to an increase in the number of federal government contracts undertaken, as well as revenue of $5.6 million contributed by businesses acquired during the third quarter of the year ended December 31, 1996 and the first and fourth quarters of the year ended December 31, 1997. Revenue was significantly lower during the first half of the year ended December 31, 1996 as a result of a decline in new client engagements due to prolonged Congressional budget negotiations.

     Cost of Revenue. Cost of revenue increased $5.0 million, or 53.4%, from $9.5 million in the year ended December 31, 1996 to $14.5 million in the year ended December 31, 1997. As a percentage of revenue, cost of revenue increased from 58.0% in the year ended December 31, 1996 to 61.0% in the year ended December 31, 1997, primarily due to the increased use of subcontractors during the year ended December 31, 1997.

     Gross Profit. Gross profit increased $2.4 million, or 35.2%, from $6.9 million in the year ended December 31, 1996 to $9.3 million in the year ended December 31, 1997. As a percentage of revenue, gross profit decreased from 42.0% in the year ended December 31, 1996 to 39.0% in the year ended December 31, 1997, primarily due to increased subcontracting costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.1 million, or 35.8%, from $5.8 million in the year ended December 31, 1996 to $7.9 million in the year ended December 31, 1997. Excluding the Compensation Differential of approximately $304,000 and approximately $180,000 attributable to Star Mountain in the year ended December 31, 1996 and the year ended December 31, 1997, respectively, selling, general and administrative expenses would have increased $2.2 million, or 40.0%, from $5.5 million in the year ended December 31, 1996 to $7.7 million in the year ended December 31, 1997. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 33.8% in the year ended December 31, 1996 to 32.5% in the year ended December 31, 1997, primarily due to the company's larger revenue base.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- STAR MOUNTAIN

     Revenue. Revenue increased $2.0 million, or 14.0%, from $14.3 million in the year ended December 31, 1995 to $16.3 million in the year ended December 31, 1996, due to revenue of $3.6 million contributed by businesses acquired by Star Mountain in the third quarters of the years ended December 31, 1995 and 1996. The revenue from the acquired businesses was offset partially by the decline in business generated from federal government entities as a result of the Congressional budget negotiations described above.

     Cost of Revenue. Cost of revenue increased approximately $789,000, or 9.1%, from $8.7 million in the year ended December 31, 1995 to $9.5 million in the year ended December 31, 1996. As a percentage of revenue, cost of revenue decreased from 60.6% in the year ended December 31, 1995 to 58.0% in the year ended December 31, 1996, primarily due to the acquisition in the third quarter of the year ended December 31, 1996 of a business with higher gross profit margins than Star Mountain's core business.

     Gross Profit. Gross profit increased $1.2 million, or 21.6%, from $5.6 million in the year ended December 31, 1995 to $6.9 million in the year ended December 31, 1996. As a percentage of revenue, gross profit increased from 39.4% in the year ended December 31, 1995 to 42.0% in the year ended December 31, 1996, primarily due to the acquisition in the third quarter of the year ended December 31, 1996 of a business with higher gross profit margins than Star Mountain's core business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.2 million, or 26.1%, from $4.6 million in the year ended December 31, 1995 to $5.8 million in the year ended December 31, 1996. Excluding the Compensation Differential attributable to Star Mountain of approximately $64,000 and approximately $304,000 in the years ended December 31, 1995 and 1996, respectively, selling, general and administrative expenses would have increased approximately $964,000, or 21.2%, from $4.5 million in the year ended December 31, 1995 to $5.5 million in the year ended December 31, 1996. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 31.8% in the year ended December 31, 1995 to 33.8% in the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES -- STAR MOUNTAIN

     Star Mountain generated net cash from operating activities of approximately $864,000 and approximately $115,000 in the year ended December 31, 1997 and the period from January 1, 1998 to May 4, 1998, respectively. Net cash used in investing activities was $2.3 million in the year ended December 31, 1997, primarily in connection with acquisitions of businesses, and approximately $264,000 in the period from January 1, 1998 to May 4, 1998, for acquisitions of property and equipment. Net cash provided by financing activities was $1.8 million and approximately $129,000 in the year ended December 31, 1997 and the period from January 1, 1998 to May 4, 1998, respectively, primarily from borrowings on the company's line of credit.

                                    BUSINESS

COMPANY OVERVIEW

     We are a leading provider of performance improvement training services and products. Our clients are Fortune 1000 companies, other large and medium-sized corporations and government entities. We offer both customized and standardized services and products that are designed to provide measurable improvement in performance and productivity for both employees and organizations. We can deliver these performance improvement solutions using various delivery methods to satisfy our clients' needs, including traditional delivery methods such as teaching employees in instructor-led classroom training and certifying client employees as instructors ("train-the-trainer"), as well as technology-based delivery methods such as CD-ROM, intranets and the Internet. In addition, we offer management consulting and training management services. Our goal is to become the leading single-source provider of high-quality performance improvement services and products.

MARKET OVERVIEW

     The performance improvement market is large and growing. According to TRAINING magazine, domestic corporations with over 100 employees budgeted approximately $60.7 billion on training in 1998, compared to approximately $48.2 billion in 1993, representing a compound annual growth rate of approximately 4.7%. We believe that growth in the training and development market has been and will continue to be driven by:

     - the evolution to a technology-driven, knowledge-based economy;

     - the increasing recognition that employee training is a competitive necessity rather than an optional expense;

     - a constantly changing business environment which requires continuous employee training; and

     - the increased availability of technology-based delivery methods, such as the Internet, that make it possible to offer training to a wider audience on a more cost-effective and convenient basis.

     The increasing need for corporate training recently was highlighted in a 1998 survey where 70% of the surveyed CEOs said they faced serious problems finding skilled, experienced workers.

     Corporations and government entities increasingly are utilizing external providers to supplement and in some cases replace internal performance improvement efforts. Expenditures on external providers of performance improvement services and products by domestic corporations with over 100 employees have increased from approximately $9.4 billion in 1993 to a budgeted $14.3 billion in 1998, representing a compound annual growth rate of 8.8%. These expenditures have increased as a percentage of the total training budgets of such corporations from approximately 19.5% in 1993 to a budgeted 23.6% in 1998. We believe that organizations increasingly are using external suppliers for their training requirements so that they can focus on their core competencies, turn fixed training costs into variable costs, and obtain comprehensive training content and delivery capabilities that may not be available internally.

     Traditionally, performance improvement services and products have been delivered primarily through instructor-led training, books, and audio and video tapes. However, advances in technology now permit organizations to utilize a broad range of technology-based training formats (such as CD-ROM, intranets and the Internet) which facilitate broader dissemination of training within organizations and allow for more convenient and efficient learning. For example, training is increasingly being delivered through web-based formats that allow convenient access to training content. Technology-based training formats overcome many of the cost, time and space constraints of traditional instructor-led training. We believe that corporations increasingly are using technology-based alternatives to:

     - accelerate learning and increase knowledge retention;

     - minimize the costs of employees' time spent away from the job;

     - allow employees to have convenient access to training "on demand";

     - lower overall training costs, including travel expenses of employees;

     - make training available to a broader range of employees;

     - provide consistency in training; and

     - better measure and track employees' progress.

     The performance improvement industry is highly fragmented. We believe that no company in the industry has more than a two percent share of the external training market. Many companies in the industry provide a narrow range of services and products through limited delivery methods. We believe that these companies generally have made limited investments in content development, marketing and the technology necessary to develop or utilize technology-based delivery alternatives. As corporations and government entities increasingly use external training providers, we believe that they will seek providers that can meet a significant portion of their training and development needs by providing:

     - a broad range of high-quality services and products in both customized and standardized formats;

     - specialized, industry-focused performance improvement expertise;

     - effective technology-based training capable of reaching large and geographically dispersed work forces; and

     - web-based training management services for coordinating and tracking performance improvement activities.

As a result, we believe that significant opportunities are available for well-managed and well-capitalized companies capable of meeting these needs.

BUSINESS STRATEGY

     Our objective is to become the leading single source provider of high-quality performance improvement services and products to Fortune 1000 companies, other large and medium-sized corporations and government entities. To achieve this objective, we are pursuing a business strategy with the following key elements:

     PROVIDE A BROAD RANGE OF SERVICES AND PRODUCTS. We offer a broad array of customized and standardized services and products that are designed to provide measurable improvements in performance and productivity for both employees and organizations. In addition, we offer management consulting services that are designed to improve our clients' overall corporate performance, and training management services that enable our clients to better manage their performance improvement programs. We believe that our comprehensive service and product offerings will allow our clients the convenience of "one-stop shopping" so that they can reduce their reliance on multiple vendors for training content and delivery and maximize their overall performance improvement results.

     UTILIZE MULTIPLE DELIVERY METHODS. We offer multiple delivery methods including instructor-led classroom training, train-the-trainer programs, CD-ROM, intranets, the Internet, books, and audio and video tapes. Our varied delivery capabilities allow us to better serve the particular needs, cost objectives and cultures of our clients.

     OFFER VALUE-ADDED TRAINING. Our goal is to provide value-added services and products that achieve measurable results for our clients. We seek to differentiate our services and products by helping our clients assess the returns generated by their performance improvement investments. We can perform return-on-investment analyses for our clients, and frequently work with them to develop key assessment metrics by which to measure outcomes.

     PROVIDE SPECIALIZED INDUSTRY EXPERTISE. We have developed and continue to develop industry-focused service and product offerings that can better satisfy our clients' specific performance improvement needs. By leveraging our existing industry-specific content and delivery capabilities, we can provide clients with customized yet cost-effective performance improvement solutions. For example, we have developed a standard point-of-sale simulator to assist companies in the retail industry. With minor modifications, we can rapidly customize this product to address the specific needs of other retailers who rely on point-of-sale devices. We believe our experience and capabilities developed by serving clients in certain industries, including the retail, automotive and telecommunications industries, as well as the government sector, give us an important competitive advantage in obtaining new clients in these areas.

GROWTH STRATEGY

     Key elements of our growth strategy include:

     CAPITALIZE ON CROSS-SELLING OPPORTUNITIES. We believe that significant opportunities exist to cross-sell our services and products within our existing client base. Most of our clients receive performance improvement services and products from only one of the PROVANT companies. To aid in our cross-selling efforts, we have established Greenhouse, a web-based corporate database that can be accessed by each PROVANT company to review company-wide client relationships and service and product capabilities. We believe that Greenhouse will allow our salespeople to leverage these relationships and capabilities. We also have instituted a compensation system designed to reward cross-selling. In addition, we have assembled several cross-selling teams, comprised of individuals selected from various PROVANT companies, to address the broad needs of major clients. These teams recently have made proposals to clients such as Hewlett-Packard, GMAC and K-Mart.

     LEVERAGE INVESTMENTS IN TECHNOLOGY AND DEPLOY LEADING TECHNOLOGIES. A key element of our strategy is to capitalize on the technology investments of the PROVANT companies. Several of our companies have developed unique expertise in content and delivery technology that can be drawn upon by other PROVANT companies to improve their service and product capabilities. For example, we are leveraging our investment and expertise in technology-based delivery methods to produce CD-ROM versions of existing training content of many of the PROVANT companies. We expect to deploy leading technologies in the delivery of many of our services and products, including delivery through distance-based media, such as intranets and the Internet, that can provide interactive training to employees at multiple locations. One of our recently acquired companies is a leading developer of web-based training. This company is helping us to deliver web-based training systems designed to allow clients to manage training and deliver content in a convenient, cost-effective manner.

     CONTINUE TO EXPAND SALES AND MARKETING EFFORTS. We plan to establish new client relationships and expand existing relationships. In particular, we plan to:

     - expand our sales force (which has grown from 65 individuals at the time of the IPO to approximately 150);

     - sell more services and products through nationwide telemarketing and e-commerce efforts;

     - develop a high-level consultative sales force that can market our entire portfolio of services and products to key accounts; and

     - promote national brand identification for the PROVANT name while preserving and enhancing the value of the established names of the PROVANT companies.

     EXPAND SERVICE AND PRODUCT OFFERINGS. We intend to continue broadening our offering of performance improvement services and products by developing or acquiring new or complementary services and products. We frequently ask our clients to evaluate our service and product offerings to insure that we can continue to effectively service their needs. Since the IPO, we have created new services and products, including Bottom Line Buying Plus which teaches negotiation skills to retail buyers, and our Valuing Inclusion seminar which helps organizations' employees adapt to gender relations issues. In addition, one of the companies we recently acquired has developed a new CD-ROM product for its Just-in-Time Information series, which teaches managers solutions to common management problems.

     PURSUE STRATEGIC ACQUISITIONS. We intend to continue pursuing strategic acquisitions in order to:

     - broaden our existing line of services and products;

     - access new technologies that expand the scope and quality of delivery methods; and

     - establish or enhance client relationships.

     We seek to acquire companies with strong management, profitable operating results and leading positions within their respective markets. We believe that acquisitions of this nature will further enhance our ability to become the leading single-source provider of high-quality performance improvement services and products. Since the IPO we have completed seven acquisitions, which have given us access to new clients, performance improvement content and delivery capabilities.

PERFORMANCE IMPROVEMENT SERVICES AND PRODUCTS

     Through our services and products, our clients can provide training to employees at virtually every level of an organization, access consulting services that permit the organization as a whole to undergo change and utilize web-based training management services to better manage and track their training programs.

     CUSTOMIZED AND STANDARDIZED SERVICES AND PRODUCTS. We offer customized and standardized solutions which train employees in:

        - Work skills;

        - Recruitment, selection and retention;

        - Customer service;

        - Communications;

        - Supervisory and leadership skills;

        - Diversity;

        - Decision making; and

        - Negotiations.

Our customized services and products are designed to meet the specialized needs of particular clients in a wide range of applications and can be accessed through a wide variety of delivery methods.

          Work Skills. We deliver a wide range of services and products to numerous corporate and government entities that are designed to provide or improve the skills necessary to perform a particular task or job. Typically, our experts work closely with our clients to custom-design work skills products, training courses and course materials. For example, we have delivered specialized work skills training on how to operate a manufacturing system for a paper products company, how to operate communication switches for a telecommunications company, how to maintain and repair equipment for a railroad, and how to provide and manage basic medical care for Army and Navy healthcare personnel.

          Recruitment, Selection and Retention. We offer services and products designed to assist clients in hiring and retaining effective employees. In particular, we help clients understand the skills required of their employees, implement more effective recruitment, selection and retention processes to maximize employee productivity, and reduce turnover rates. For example, Behavioral Interviewing(R) teaches managers how to identify specific job competencies required for success, interview prospective candidates and evaluate their skills. Complementing this and similar products are our outplacement services, which we provide to several federal government agencies to assist in work force restructuring.

          Customer Service. We offer services and products designed to increase customer retention, customer service and sales. For example, several of our products, including Creating Loyal Customers, Customer Service at the Register and Professional Selling, are designed to improve customer service in the retail workplace by simulating important retail situations and environments in technology-based delivery formats.

        Communications. We offer services and products designed to improve public speaking/presentation and spoken communication skills. For example, Effective Communicating is a two-day workshop designed to enable clients' key staff members to become more effective in public speaking, sales and other types of oral communication.

          Supervisory and Leadership Skills. We offer services and products that are designed to improve employees' operational management, supervisory and leadership skills. For example, Managing Individual and Team Effectiveness is designed to provide managers in complex work environments with "360-degree" feedback on their management skills, and the Just-in-Time Information products provide solutions to common management problems on CD-ROM.

          Diversity. We offer services and products designed to help managers and employees understand diversity issues, such as race and gender. For example, Managing Inclusion is a multi-day session designed to help individual managers and client companies enhance understanding of workplace diversity, build morale and satisfaction in the work force, and increase productivity through more effective team relationships.

          Decision Making. We offer services and products designed to help improve managers' decision making skills. One way that we do this is by creating simulations that focus on a number of objectives, including strategic thinking, finance and sales. These interactive simulations enable managers to "play out" important business decisions and receive immediate feedback on their performance. For example, for a major healthcare manufacturing client, we created a general management simulation that helped managers from different functional areas think more interdependently about delivering customer value.

          Negotiations. We offer services and products designed to help employees improve their negotiation skills. For example, Bottom Line Buying Plus trains merchandise buyers to negotiate to both improve profitability and strengthen vendor relationships.

     CONSULTING AND DIAGNOSTICS. Our management consulting services are designed to help improve overall corporate performance by assisting clients in, among other things, assessing their strategic direction and implementing and managing change. For example, we assisted a large trucking company in developing alternative organization designs and cost reduction initiatives. By using our recommendations, the company was able to undertake significant structural changes and cost-cutting measures. We also provide our clients with a variety of survey tools by which feedback can be gathered and analyzed on either an organizational or individual basis. We develop the survey forms and methodologies, conduct the surveys, and collect and analyze the data for our corporate clients. For example, we assisted a large mortgage bank in identifying critical areas for organizational change by administering an employee survey to more than 10,000 employees.

     TRAINING MANAGEMENT. We provide customized, organization-wide services that allow clients to better manage a broad range of performance improvement activities. Our web-based training management systems provide clients with an automated approach to the enrollment, tracking and measurement of performance improvement activities. We either install these systems at the client's site or operate them from our site. For example, we developed a web-based training management system for a manufacturing client that allows the client's 12,000 employees to access a course catalog, enroll in courses, take tests, review transcripts and peruse company news and other information, and will eventually deliver performance improvement content through the client's intranet.

DELIVERY METHODS

     We offer multiple delivery methods for our performance improvement services and products to better serve the particular needs, cost objectives and cultures of our clients. Our primary delivery methods are described below.

     INSTRUCTOR-LED TRAINING. We deliver our programs to clients' employees primarily through the use of either salaried employees or certified contract instructors. Most of our instructor-led training is delivered at clients' facilities, although we also deliver certain programs at our own training facilities. In some cases, our programs are delivered in a public seminar format to a small group of individuals from multiple client companies or through video conferencing. We typically provide textual materials as a part of our instructor-led programs, and in some cases sell related supplemental materials. We also develop custom courseware that ultimately is delivered by instructors who are not affiliated with us. Our courses and programs generally range in length from a few hours to several days and include from one to hundreds of participants.

     TRAIN-THE-TRAINER. For several of our services and products, we train and certify qualified employees of clients in an instructor-led program. The certified client employees then are licensed to use our methodologies and materials to train other employees of the client in instructor-led classes at client sites. We supply training materials for these classes and on-going training for the certified trainers. We receive fees for the employee-led classes on either a per-participant or per-site basis.

     TECHNOLOGY-BASED FORMATS. We increasingly deliver our products in technology-based delivery formats, such as CD-ROM, intranets, the Internet and other distance-based media. Because of the benefits of technology-based training, we plan to convert some of our products to technology-based formats that to date have been offered only in the instructor-led or train-the-trainer formats.

     BOOKS AND TAPES. We also deliver some of our training through books and video and audio tapes. We offer approximately 400 titles of standardized books, tapes and other written materials.

CLIENTS

     We seek to establish long-term relationships with Fortune 1000 companies, other large and medium-sized corporations and government entities with substantial performance improvement needs. We have developed a broad client base of over 1,500 corporate and government clients, with no client accounting for more than 3% of our pro forma revenue during fiscal 1998. The following table illustrates the wide range of industries represented by our client base:

                         [PROVANT CLIENT BASE GRAPHIC]

SALES AND MARKETING

     Each PROVANT company maintains its own sales force. In addition, we are implementing a national sales force of high-level consultative sales people that can market our entire portfolio of services and products to key accounts. Our sales force, which numbered 65 at the time of the IPO, has grown to approximately 150 from both acquisitions and internal growth. Through one of our acquisitions, we have added a nationwide telesales organization, through which we intend to offer many of our services and products. We also telemarketing through public seminars, client referrals, direct marketing, the PROVANT companies' Web sites and trade publications.

     A key component of our marketing strategy is to cross-sell our various services and products within our existing client base. To aid our cross-selling efforts, we have instituted a compensation system designed to reward cross-selling. We also have established Greenhouse, a web-based corporate database that can be accessed by each PROVANT company to review company-wide client relationships and service and product capabilities. Finally, we are pursuing a marketing and advertising program to establish national brand identification for the PROVANT name, while preserving and enhancing the value of the established names of the PROVANT companies.

     We generate significant revenues through sales of services and products to government entities. Typically, these sales occur through a competitive bidding process started by a government entity's issuance of a request for proposal ("RFP") for a contemplated project. We may submit a proposal on our own behalf or as a subcontractor to another company. Many services and products delivered to federal government agencies are provided through orders placed under a General Services Administration ("GSA") Supply Schedule contract and under Office of Personnel Management/Training Management Assistance ("OPM"). We are one of only a few training providers authorized under both funding mechanisms. We benefit from our status as a preferred provider under certain funding mechanisms (including the GSA and OPM vehicles) which allow us to negotiate contracts without an RFP.

BOARD OF ADVISORS

     In December 1998 we formed a Board of Advisors to guide us in identifying emerging trends in the marketplace and areas where we should build strategic capability through investment or acquisition. The Board of Advisors currently consists of the following seven leaders in the performance improvement industry who are focused on strategic consulting, leadership, executive development and coaching, and knowledge management:

- Frank Cespedes, Managing Partner, The Center for Executive Development and former Harvard Business School Professor;

- Marshall Goldsmith, Founding Director, Keilty, Goldsmith & Company;

- Frances Hesselbein, President and Chief Executive Officer of The Peter F. Drucker Foundation for Non-Profit Management;

- Jerry Jasinowski, President and Chief Executive Officer of the National Association of Manufacturers;

- Jon Katzenbach, Author of Teams at the Top and Founder of Katzenbach Partners, LLC;

- Edward Lawler, III, Professor and Director of the Center for Effective Organizations at the University of Southern California; and

- David Ulrich, Consultant and Professor at the University of Michigan.

COMPETITION

     The performance improvement industry is highly fragmented and competitive. We believe the principal competitive factors in the industry are the strength of client relationships, quality, price and breadth of service and product offerings, quality and number of delivery methods, reputation, and the ability to provide customized services and products. Some of our competitors have significantly greater financial, managerial, technical, marketing and other resources than us. Moreover, we expect to face additional competition from new entrants into the performance improvement market due, in part, to the evolving nature of the market.

     We compete with thousands of privately-held training companies, most of which provide a limited range of services and products. In addition to these small competitors, a number of larger companies are engaged in the business of providing performance improvement services and products, including AchieveGlobal (a subsidiary of the Times Mirror Company), Development Dimensions International, EPS Solutions, The Forum Corporation, Wilson Learning Corporation, and several large publishers of professional reference materials who recently have entered the industry. We also occasionally compete with large professional service companies that generally offer training services in conjunction with strategic consulting and other client assignments of larger scope. In addition, many of our clients and potential clients have internal training departments.

     Our competitors for government contracts include service companies such as Booz-Allen & Hamilton, as well as contract suppliers of equipment to the government such as Raytheon Company and Lockheed Martin Corporation.

INTELLECTUAL PROPERTY

     We regard many of our performance improvement services and products as proprietary and rely primarily on a combination of statutory and common law copyright, trademark, service mark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. There can be no assurance that third parties will not claim that our current or future products and/or services infringe on the proprietary rights of others.

EMPLOYEES

     As of December 31, 1998, we employed approximately 1,060 full-time and part-time employees. We believe that our relationships with our employees are good. In addition, we provide certain of our services and products through independent contractors, which as of December 31, 1998 numbered approximately 150.

FACILITIES

     We lease our principal executive office located in Boston, Massachusetts, and maintain additional leased offices in numerous locations in the United States. We believe that our facilities are adequate to serve our current level of operations, and that if additional facilities are required, we can find suitable additional or alternative space on commercially reasonable terms.

LEGAL PROCEEDINGS

     We are from time to time a party to litigation arising in the ordinary course of business. Management believes that no pending legal proceeding will have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning our directors and executive officers.

                NAME                   AGE                           POSITION
-------------------------------------  ---   --------------------------------------------------------
Paul M. Verrochi.....................  50    Chairman and Chief Executive Officer
John H. Zenger.......................  67    President and Director
Dominic J. Puopolo...................  55    Executive Vice President, Chief Financial Officer and
                                             Director
Rajiv Bhatt..........................  41    Executive Vice President and Chief Operating Officer
Philip Gardner.......................  36    Vice President
Herbert A. Cohen.....................  62    Chairman - MOHR, Director
Bert Decker..........................  58    Chairman - Decker, Director
Paul C. Green, Ph.D..................  57    Chairman - BTI, Director
Joe Hanson...........................  41    Managing Director - Novations, Director
John F. King.........................  44    Chairman - LSS, Director
A. Carl von Sternberg................  70    Chairman and President - Star Mountain, Director
Marc S. Wallace......................  51    President - J. Howard, Director
Michael J. Davies....................  54    Director
David B. Hammond.....................  54    Director
John R. Murphy.......................  65    Director
Esther T. Smith......................  60    Director

     Paul M. Verrochi has been our Chairman of the Board and Chief Executive Officer since May 1998. Prior to our May 1998 initial public offering (the "IPO"), Mr. Verrochi served as our President and a director. Mr. Verrochi also is Chairman, co-founder and a principal of American Business Partners LLC ("ABP"). In 1992, Mr. Verrochi co-founded American Medical Response, Inc. ("AMR"), which at the time of its acquisition by Laidlaw Inc. in January 1997 was the largest provider of ambulance services in the United States. From August 1992 to January 1996, Mr. Verrochi served as AMR's President and Chief Executive Officer, and until January 1997 he also served as the Chairman of the Board of Directors. Mr. Verrochi was selected as the 1995 National Entrepreneur of the Year for Emerging Growth Companies by Inc. Magazine. Mr. Verrochi serves as an advisory board member to numerous charitable foundations, including the New England Aquarium and the Boston Symphony Orchestra. Mr. Verrochi is Chairman of BridgeStreet Accommodations, Inc. and a director of Coach USA, Inc. Mr. Verrochi received his Bachelor of Science degree from the United States Merchant Marine Academy at Kings Point, New York.

     John H. Zenger has been our President and a director since May 1998. Prior to the IPO, from May 1997 until May 1998, Mr. Zenger was a consultant to us. From April 1992 to November 1996, Mr. Zenger was employed in various capacities, including Vice President and Chairman, by the Times Mirror Training Group, one of the nation's largest training companies, consisting of Kaset, Learning International and Zenger Miller, the company that he co-founded in 1977. Mr. Zenger has taught at the University of Southern California School of Business and the Stanford Graduate School of Business. Mr. Zenger received his Doctorate degree in Business Administration from the University of Southern California, his Masters in Business Administration from the University of California, Los Angeles and his Bachelor of Science degree from Brigham Young University.

     Dominic J. Puopolo has been our Executive Vice President, Chief Financial Officer and a director since May 1998. Prior to the IPO, Mr. Puopolo served as our Treasurer and a director. Mr. Puopolo is a co-founder and principal of ABP. In 1992, Mr. Puopolo co-founded AMR. From August 1992 to January 1996, Mr. Puopolo served as Executive Vice President, Chief Financial Officer, Treasurer and a member of the Board of Directors of AMR. Mr. Puopolo serves as a member of the Board of Trustees of Emerson College of Communications and is Chairman of its Resource Development Committee. Mr. Puopolo also serves on the Executive Committee of the Boston University School of Medicine and is a member of the Board of Trustees of Northeastern University. Mr. Puopolo, a Certified Public Accountant, is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the National Association of Accountants. Mr. Puopolo received his Masters in Business Administration degree from Suffolk University and his Bachelor of Science degree in Business Administration from Northeastern University.

     Rajiv Bhatt has been our Executive Vice President and Chief Operating Officer since December 1998. Mr. Bhatt also has served as our Treasurer and Chief Accounting Officer since May 1998. From May 1998 until December 1998, Mr. Bhatt also was our Senior Vice President. Prior to the IPO, from August 1997 until May 1998, Mr. Bhatt was a consultant to us. From September 1994 to August 1997, Mr. Bhatt was Executive Vice President, Chief Financial Officer and Treasurer of Summit Technology, Inc., a publicly-traded manufacturer of ophthalmic laser systems. From September 1988 to September 1994, Mr. Bhatt was Chief Financial Officer, Secretary and a member of the Board of Directors of Carlisle Plastics, Inc., a publicly-traded plastics manufacturer. Also from September 1988 to September 1994, Mr. Bhatt was Chief Financial Officer of Carlisle Capital Corporation, a privately held mergers and acquisitions company. Mr. Bhatt serves as a director of Big Brothers Association of Boston. Mr. Bhatt, a Certified Public Accountant, received his Masters in Business Administration degree from the University of Michigan and his Bachelor of Commerce degree from the University of Bombay.

     Philip Gardner has been our Vice President since May 1998. Prior to the IPO, from February 1997 until May 1998, Mr. Gardner was a consultant to us. From August 1994 to December 1996, Mr. Gardner was a consultant for McKinsey & Company ("McKinsey"), a management consulting firm. Prior to joining McKinsey, from 1985 to 1992, Mr. Gardner was an officer and a highly decorated strike fighter pilot in the United States Navy. Mr. Gardner received his Masters in Business Administration degree from Harvard Graduate School of Business Administration and his Bachelor of Arts degree in Government from Harvard College.

     Herbert A. Cohen has been one of our directors, and Chairman of MOHR, since May 1998. Previously, from February 1991 until May 1998, Mr. Cohen was Chief Executive Officer of MOHR. From September 1978 to January 1991, Mr. Cohen was a partner and one of the original principals of MOHR Development, Inc., a training and consulting company. Mr. Cohen has served as President and Director of the Instructional Systems Association, an association of over 150 training companies dedicated to improving performance through training. Mr. Cohen received his Bachelor of Science degree in Psychology from the University of Maine.

     Bert Decker has been one of our directors since May 1998. Mr. Decker also serves as Chairman of Decker, a position he has held since October 1979. From October 1979 until May 1998, Mr. Decker also was Chief Executive Officer of Decker. Mr. Decker is the author of the best-selling books You've Got to be Believed to be Heard and Creating Messages That Motivate. Mr. Decker also is the personal communications trainer for Charles Schwab and Olympic gold medalist Bonnie Blair. Mr. Decker has appeared on several national television programs, including The Today Show and 20/20. Mr. Decker received his Bachelor of Arts degree in Psychology from Yale University.

     Paul C. Green, Ph.D. has been one of our directors, and Chairman of BTI, since May 1998. Previously, from May 1979 until May 1998, Dr. Green was Chief Executive Officer of BTI. Dr. Green developed the Behavioral Interviewing(R) seminar, which has been attended by several hundred thousand managers worldwide. Dr. Green has also served as Assistant Professor in the Marketing Department at Memphis State University, where he taught courses in salesmanship, sales promotion, sales management and consumer behavior. Dr. Green received his Doctorate degree in Industrial-Organizational Psychology from Memphis State University, his Master of Science degree in Psychology from Memphis State University and his Bachelor of Arts degree from Lambuth College.

     Joe Hanson has been one of our directors since May 1998, and has served as a Managing Director of Novations since May 1997. Previously, from May 1989 to April 1997, Mr. Hanson was employed by Novations in a variety of capacities including consultant, Director and Chief Financial Officer. From September 1983 to March 1987, Mr. Hanson was a consultant for KPMG Peat Marwick LLP. Mr. Hanson received his Masters in Business Administration degree from Brigham Young University and his Bachelor of Science degree in Accounting from Brigham Young University.

     John F. King has been one of our directors, and Chairman of LSS, since May 1998. Previously, from December 1990 until May 1998, Mr. King was Chief Executive Officer of LSS. From October 1981 to November 1988, Mr. King was employed by Wilson Learning where he served in various capacities including Regional Sales Manager, Account Executive, and Performance Consultant. Mr. King previously served as Professor of Communications Studies at McKendree College. Mr. King received his Master of Arts degree in Communication Studies, Mass Communications from Purdue University and his Bachelor of Arts degree from California State University, Long Beach.

     A. Carl von Sternberg has been one of our directors, and Chairman of Star Mountain, since May 1998. Mr. von Sternberg also serves as President of Star Mountain, a position he has held since September 1987. In 1975, Mr. von Sternberg founded Allen Corporation of America ("Allen") a firm specializing in training, human factors, engineering and logistics services. From October 1975 to May 1986, Mr. von Sternberg was President and Chairman of Allen, and following Allen's acquisition by The Singer Company he continued to serve as Allen's President until September 1987. Allen was selected in 1982 by Inc. Magazine as one of America's 500 fastest growing private companies. Prior to founding Allen, Mr. von Sternberg served as Executive Vice President and Chief Operating Officer of Essex Corporation, a behavioral science research company, which he co-founded in 1969. Mr. von Sternberg received his Bachelor of Science degree in Industrial Administration from Yale University.

     Marc S. Wallace has been one of our directors since May 1998, and has been President of J. Howard since January 1991. Previously, from April 1983 until May 1998, Mr. Wallace also was Treasurer of J. Howard. Mr. Wallace serves on the Boards of Directors of Belmont Hill School and the Berklee School of Music, on the Board of Advisors of First Community Bank in Boston and as a member of the Northeastern University Corporation. Mr. Wallace also is a member of the Boston Chamber of Commerce. Mr. Wallace received his Masters in Business Administration degree with a concentration in Finance from Central Michigan University and his Bachelor of Arts degree from Adams State College.

     Michael J. Davies has been one of our directors since May 1998. Mr. Davies also has served as a consultant to us since February 1997. From April 1994 to June 1997, Mr. Davies was a Managing Director of Legg Mason Wood Walker, Incorporated, specializing in media and communications. From September 1990 to March 1993, Mr. Davies was publisher of The Baltimore Sun. Prior to joining The Baltimore Sun, Mr. Davies was editor and publisher of The Hartford Courant. He also was editor and president of The Kansas City Star and The Kansas City Times and, before that, managing editor of The Courier Journal in Louisville, Kentucky, and of The Louisville Times. Mr. Davies received his Master of Science degree in Journalism from the Medill School of Journalism at Northwestern University and his Bachelor of Science degree from Georgia State University.

     David B. Hammond has been one of our directors since May 1998. Mr. Hammond has been Chairman of Integrated Transport Systems Limited, a European vehicle auctioneer, since December 1995. Previously, from 1988 until April 1996, he served as Deputy Chairman of ADT Limited, an electronic security company. Mr. Hammond is a Fellow of the Institute of Chartered Accountants in England. Since May 1995, he has been a commissioner at the U.K. Monopolies and Mergers Commission. Mr. Hammond is a director of BHI Corporation and BridgeStreet Accommodations, Inc., and served as a director and Chairman of the Audit Committee of AMR from 1993 until 1997.

     John R. Murphy has been one of our directors since May 1998. Since March 1998, Mr. Murphy has served as Vice Chairman of the National Geographic Society ("National Geographic"). Mr. Murphy has served National Geographic in several capacities, including as its President and Chief Executive Officer from May 1995 until March 1998, and as its Executive Vice President from May 1993 until May 1995. Previously, from July 1981 until January 1991, Mr. Murphy served as President and publisher of The Baltimore Sun. Mr. Murphy is a past President of the United States Golf Association, and currently serves as a director of Omnicom Group and MSD&T Mutual Funds.

     Esther T. Smith has been one of our directors since May 1998. Since July 1998, Ms. Smith has been a principal of The Poretz Group, an investor relations firm located in McLean, Virginia. Since October 1996, Ms. Smith has been a management consultant in corporate positioning and internet enterprise development. From October 1996 to December 1997, she was Editor-at-Large of TechNews Inc. ("TechNews"). Previously, from September 1985 to September 1996 she was President and a director of TechNews. From January 1995 to September 1996, she also served as that company's Chief Executive Officer. Now Post-Newsweek Business Information, Inc., TechNews was acquired by The Washington Post Co. in 1996. Ms. Smith is an advisor to the Netpreneur Program of the Morino Institute, Reston, Virginia, and is a member of the Board of Directors of WomenCONNECT.com Corp.

BOARD OF DIRECTORS

     The Board of Directors currently consists of 14 directors. The term of office of each director ends at our next annual meeting of stockholders. The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Hammond and Murphy and Ms. Smith, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the results of the audit, including the adequacy of internal controls and financial accounting policies, oversees or conducts special investigations or other functions on behalf of the Board of Directors, reviews reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reviews our policies and procedures with regard to our compliance with all material applicable governmental rules and regulations and makes recommendations with regard to strategic financial planning matters. The Compensation Committee, consisting of Messrs. Hammond and Murphy and Ms. Smith, makes recommendations to the Board of Directors with regard to all of our material compensation arrangements with each of our officers and directors and, at the request of the Board of Directors, advises the Board with respect to matters of compensation policy of broad impact. The Compensation Committee administers our employee equity incentive plans, determines, subject to the provisions of our incentive plans, the directors, officers, employees and consultants eligible to participate in any of the plans, determines the extent of such participation and terms and conditions under which benefits may be vested, received or exercised, and makes recommendations to the Board of Directors with regard to the adoption of new incentive plans.

     The Board of Directors also has established an Acquisition Committee (consisting of Messrs. Puopolo, Verrochi, von Sternberg, Green and Davies), a Strategic Planning Committee (consisting of Messrs. Zenger, Decker and Green), and a Technology Development Committee (consisting of Ms. Smith and Messrs. King and von Sternberg).

DIRECTOR COMPENSATION

     Members of the Board of Directors who also serve us as officers or full-time consultants do not receive compensation for serving on the Board. Each other member of the Board receives a fee of $3,000 for each Board of Directors meeting attended and an additional fee of $500 for each committee meeting attended. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

     In connection with the IPO, each director who was neither an employee nor one of our stockholders as of the date of the final prospectus used in connection with the IPO (i.e., Mr. Murphy and Ms. Smith) received an option to purchase 7,500 shares of common stock at a per share exercise price equal to the initial public offering price of $13.00. Each option currently is exercisable with respect to all of the shares of common stock issuable thereunder, expires ten years after the date of grant and is non-transferable except upon death (unless otherwise approved by the Board of Directors). If the director dies or otherwise ceases to be a director prior to the expiration of the option, the option (if exercisable) remains exercisable for a period of one year (following death) or three months (following other termination of the director's status as a director), but in no event beyond the tenth anniversary of the date of grant.

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     Certain of our directors are compensated through the 1998 Stock Option Plan for Outside Directors (the "Directors' Plan"). Subject to adjustment for stock splits and similar events, a total of 100,000 shares of common stock are reserved for issuance under the Directors' Plan.

     The Directors' Plan is administered by the Board of Directors, which has the power to construe and interpret the plan's terms and provisions. The Directors' Plan permits the Board of Directors to delegate some or all of its powers with respect to the Directors' Plan to a committee. Only directors who do not otherwise serve us as employees or full-time consultants ("Outside Directors") are eligible to participate in the Directors' Plan. Messrs. Hammond and Murphy and Ms. Smith currently are the only Board members who are entitled to participate.

     On the date of each annual meeting of stockholders, each Outside Director continuing in office will be granted an option to purchase a number of shares of common stock to be determined by the Board of Directors on that date, and any newly-elected Outside Director will be granted an option covering 7,500 shares of common stock. The exercise price for each option granted under the Directors' Plan will be the last sale price of a share of common stock as reported on Nasdaq on the date the option is granted. On November 3, 1998, the date of our last annual meeting of stockholders, each of Messrs. Hammond and Murphy and Ms. Smith received an option to purchase 7,500 shares of common stock.

     All options granted under the Directors' Plan will become fully exercisable six months after the date of grant. Upon an Outside Director's departure from the Board of Directors by reason of death, all options that are not then exercisable will terminate and options that are exercisable on the date of death may be exercised by the Outside Director's executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, only during the subsequent one-year period. If an Outside Director ceases to be a director for any other reason, all options held by the Outside Director that are not then exercisable will terminate and options that are exercisable at that time will continue to be exercisable only during the subsequent three-month period. In the event that a transaction occurs that results or will result in the common stock not being registered under
Section 12 of the Exchange Act, all options held by Outside Directors will terminate. If the transaction is intended to be treated as a pooling-of-interests for accounting purposes, the Board of Directors will cause the acquiring or surviving corporation or one of its affiliates to grant replacement options to participants. Otherwise, the Board of Directors may either accelerate the exercisability of all outstanding options or terminate all options in exchange for a cash payment. In all other events, options granted under the Directors' Plan will remain exercisable until the tenth anniversary of the date of grant. Generally, no option may be transferred other than by will or the laws of descent and distribution.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table contains a summary of the compensation paid or accrued during fiscal 1998 to our Chief Executive Officer and our three other most highly compensated executive officers (collectively, the "Named Executive Officers," and each, a "Named Executive Officer").

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                          ANNUAL COMPENSATION         ------------
                                                     ------------------------------    SECURITIES
                                                                       OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                          YEAR    SALARY    COMPENSATION     OPTIONS
---------------------------                          ----   --------   ------------   ------------
Paul M. Verrochi...................................  1998   $  8,333      $2,400(1)      43,298(2)
  Chairman and Chief Executive Officer
John H. Zenger.....................................  1998     25,000          --        100,000
  President
Dominic J. Puopolo.................................  1998      8,333       2,400(1)      43,298(2)
  Executive Vice President and Chief Financial
  Officer
Rajiv Bhatt........................................  1998    239,947(3)       --         50,000
  Executive Vice President and Chief Operating
  Officer

---------------
(1) Consists of car allowance.
(2) Excludes 389,686 shares issuable upon the exercise of warrants described in "Certain Transactions."
(3) Includes $206,614 in compensation paid prior to the IPO while Mr. Bhatt was a full-time consultant to us.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options we granted during fiscal 1998 to each of the Named Executive Officers.

                                             INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                            ---------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF     PERCENT OF                                   ANNUAL RATES OF
                            SECURITIES   TOTAL OPTIONS                            STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTION TERMS
                             OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -------------------------
                            GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE          5%           10%
                            ----------   -------------   ---------   ----------   ----------   ------------
Paul M. Verrochi..........    43,298          5.7%        $13.00      4/28/05      $229,146     $  534,008
John H. Zenger............   100,000         13.3          13.00      4/28/05       529,231      1,233,332
Dominic J. Puopolo........    43,298          5.7          13.00      4/28/05       229,146        534,008
Rajiv Bhatt...............    50,000          6.6          13.00      4/28/05       264,615        616,666

---------------
(1) The options granted to Messrs. Zenger and Bhatt each become exercisable with respect to one-third of the shares issuable thereunder on each of April 28, 1999, 2000 and 2001. Upon the occurrence of certain events constituting a change in control, the options will be affected as discussed in "-- Equity Incentive Plan."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     There were no options exercised by any of the Named Executive Officers during fiscal 1998. The following table indicates the aggregate value of all options held by each Named Executive Officer as of June 30, 1998.

                                               NUMBER OF SECURITIES
                                              UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED IN-
                                             OPTIONS AT JUNE 30, 1998            THE-MONEY OPTIONS AT
                                           ----------------------------            JUNE 30, 1998(1)
                                            NUMBER OF       NUMBER OF        ----------------------------
                                           EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
                                             SHARES          SHARES             VALUE           VALUE
                                           -----------    -------------      -----------    -------------
Paul M. Verrochi.........................    43,298               --          $232,727        $     --
John H. Zenger...........................        --          100,000                --         537,500
Dominic J. Puopolo.......................    43,298               --           232,727              --
Rajiv Bhatt..............................        --           50,000                --         268,750

---------------
(1) Value of unexercised options based upon $18.375, the closing price of the Common Stock on Nasdaq on June 30, 1998.

EMPLOYMENT AGREEMENTS

     We have employment agreements with each of the Named Executive Officers. Each such agreement has a term expiring on May 4, 2001 and provides for an initial base salary (subject to upward adjustment in the sole discretion of the Board of Directors) and participation in our bonus and benefit plans. The base salaries to be paid to Messrs. Verrochi, Zenger, Puopolo and Bhatt under their employment agreements for fiscal 1999 are $50,000, $150,000 $50,000 and $275,000, respectively. The salaries to be paid to Messrs. Verrochi and Puopolo after the first year of the term of their employment agreements are not specified in their respective employment agreement, but rather will be determined by the Board of Directors in its sole discretion. Each agreement may be terminated prior to the expiration of the term either in the event of disability or for cause (as defined). If any of the Named Executive Officers does not continue to be employed by us upon the expiration of his agreement, the Named Executive Officer is entitled to receive six months' severance at his base salary as in effect at the time of expiration. Each of the Named Executive Officers has agreed not to compete with us for a period that expires on May 4, 2003.

EQUITY INCENTIVE PLAN

     Our 1998 Equity Incentive Plan provides for the award of up to 1,100,000 shares of common stock in the form of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock or stock units (each, an "Award"). All of our directors and employees, and all consultants and advisors, are eligible to participate in the Equity Incentive Plan.

     The Equity Incentive Plan is administered by the Compensation Committee (the "Committee"), which determines who shall receive Awards from those individuals eligible to participate, the type of Award to be made, the number of shares of common stock that may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. Options that are ISOs may be exercisable for not more than 10 years after the date the option is awarded. The Committee may at any time accelerate the exercisability of all or any portion of an option.

     In the event a transaction occurs that results in the common stock not being registered under Section 12 of the Exchange Act, all Awards terminate upon the completion of the transaction. If the transaction is intended to be treated as a pooling-of-interests for accounting purposes, then the Committee or the Board of Directors shall cause the acquiring or surviving corporation or one of its affiliates to grant replacement Awards to participants. Otherwise, the Committee or the Board of Directors may either accelerate the exercisability of all outstanding Awards (subject to completion of the transaction) or terminate all Awards in exchange for a cash payment.

     The Equity Incentive Plan may be amended from time to time or terminated in its entirety by the Board of Directors; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

     As of March 15, 1999, options to purchase 1,032,388 shares of common stock were outstanding under the Equity Incentive Plan.

NON-QUALIFIED STOCK OPTION PLAN

     Our 1998 Non-Qualified Stock Option Plan provides for the award of up to 500,000 shares of common stock in the form of non-qualified stock options. All of our employees who are neither directors nor officers are eligible to participate in the Non-Qualified Plan.

     The Non-Qualified Plan is administered and interpreted by the Committee, which selects the recipients of options, determines the terms and conditions of the options, prescribes the form or forms of instruments evidencing options from time to time, and decides any questions and settles all controversies and disputes that may arise in connection with the plan. The Committee may at any time accelerate the exercisability of all or any portion of an option.

     In the event a transaction occurs that results in the common stock not being registered under Section 12 of the Exchange Act, all options granted under the Non-Qualified Plan terminate upon the completion of the transaction. If the transaction is intended to be treated as a pooling-of-interests for accounting purposes, then the Committee (or the Board) shall cause the acquiring or surviving corporation or one of its affiliates to grant replacement options to participants. Otherwise, the Committee (or the Board) may either accelerate the exercisability of all outstanding options (subject to completion of the transaction) or terminate all options in exchange for cash payments.

     As of March 15, 1999, options to purchase 379,850 shares of common stock were outstanding under the Non-Qualified Plan.

STOCK PURCHASE PLAN

     Our 1998 Employee Stock Purchase Plan is designed to enable eligible employees to purchase shares of common stock at a discount on a periodic basis. All employees working more than 20 hours per week, other than employees owning 5% or more of the combined voting power of all classes of our stock, will be eligible to participate. Purchases occur at the end of option periods, each of six months' duration. The first such option period began on June 1, 1998. The purchase price of common stock under the Employee Stock Purchase Plan is 85% of the lesser of the last sale price of the common stock on the business day immediately preceding the beginning of an option period and the last sale price of the common stock on the business day immediately preceding the end of the option period. Participants may elect under the Employee Stock Purchase Plan to have from 2% to 10% of their pay applied to the purchase of shares at the end of the option period.

     Subject to adjustment for stock splits and similar events, a total of 500,000 shares of common stock are reserved for issuance under the Employee Stock Purchase Plan. As of December 31, 1998, 17,221 shares have been issued.

LIMITATION OF CERTAIN LIABILITY OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law (the "DGCL"), our Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of our directors for monetary damages for breach of their fiduciary duties. The directors, however, remain subject to equitable remedies and to liability for breach of their duty of loyalty to us or our stockholders. Our Certificate of Incorporation and By-laws also provide that we will indemnify our directors and officers. In addition, we maintain an indemnification insurance policy covering all of our directors and officers. In general, our Certificate of Incorporation, By-laws and the indemnification insurance policy attempt to provide the maximum protection permitted by Delaware law with respect to indemnification and exculpation of directors and officers.

     Under the indemnification provisions of our Certificate of Incorporation and By-laws and the indemnification insurance policy, we will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits), where the individual's involvement is by reason of the fact that he or she is or was one of our directors or officers. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 18, 1999 regarding the beneficial ownership of our common stock by each of our directors, the Named Executive Officers, and greater than 5% stockholders known to us.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
NAME OF BENEFICIAL OWNER                                       NUMBER      PERCENT
------------------------                                      ---------    -------
Paul M. Verrochi(2)(3)......................................  1,070,538      6.8
John H. Zenger(4)...........................................    176,197      1.1
Dominic J. Puopolo(2)(5)....................................    989,899      6.3
Rajiv Bhatt.................................................     90,000        *
Herbert A. Cohen(6).........................................    163,459      1.1
Michael J. Davies(7)........................................    339,572      2.2
Bert Decker(8)..............................................    300,031      1.9
Paul C. Green, Ph.D(9)......................................    456,100      2.9
David B. Hammond(10)........................................     39,463        *
Joe Hanson..................................................     83,935        *
John F. King(11)............................................    282,000      1.8
John R. Murphy(12)..........................................     11,500        *
Esther T. Smith(12).........................................      9,500        *
A. Carl von Sternberg(13)...................................    424,634      2.7
Marc S. Wallace(14).........................................     86,298        *
All executive officers and directors as a group
  (16 persons)(15)..........................................  4,823,127     30.1

---------------
  *  Less than 1%

 (1) Except as otherwise indicated, the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them. Percentages in the table are based upon 15,536,992 shares of common stock outstanding.

 (2) Includes 173,194 shares issuable pursuant to a warrant that currently is exercisable, and 43,298 shares issuable upon the exercise of an option that currently is exercisable. Excludes 216,492 shares issuable upon the exercise of the Contingent Warrant described in "Certain Transactions."

 (3) Includes 53,415 shares held by Mr. Verrochi's wife, and 121,243 shares held by a trust of which Mr. Verrochi is trustee. Mr. Verrochi's address is c/o PROVANT, Inc., 67 Batterymarch Street, Suite 600, Boston, MA 02110.

 (4) Shares are held jointly with Mr. Zenger's wife. Excludes 98,881 shares held by a trust for the benefit of Mr. Zenger's grandchildren, as to which Mr. Zenger disclaims beneficial ownership.

 (5) Includes 52,201 shares held by Mr. Puopolo's wife, and 124,062 shares held by a trust of which Mr. Puopolo is trustee. Mr. Puopolo's address is c/o PROVANT, Inc., 67 Batterymarch Street, Suite 600, Boston, MA 02110.

 (6) Includes 81,229 shares held by Mr. Cohen's wife.

 (7) Includes 50,000 shares issuable upon the exercise of an option that currently is exercisable.

 (8) Shares are held by a trust of which Mr. Decker is trustee.

 (9) Includes 900 shares held by members of Dr. Green's family.

(10) Shares are held by a corporation of which the sole stockholders are Mr. Hammond and his wife.

(11) Shares are held jointly with Mr. King's wife.

(12) Includes 7,500 shares issuable upon the exercise of an option that currently is exercisable.

(13) Includes 26,530 shares held by Mr. von Sternberg's wife, and 93,281 shares held by Mr. von Sternberg as custodian for the benefit of members of his family.

(14) Shares are held jointly with Mr. Wallace's wife.

(15) See notes 2 through 14 above.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF PROVANT

     The Combination was accomplished through separate mergers of the seven Founding Companies, all providers of performance improvement services and products, with seven of our subsidiaries. As a result, all of the assets, liabilities and business operations formerly held by each Founding Company currently exist in a separate subsidiary.

     The aggregate consideration paid by us at the closing of the Combination was $69.4 million, consisting of $24.5 million in cash and 3,459,341 shares of common stock. In addition, we assumed indebtedness of the Founding Companies aggregating approximately $7 million as of March 31, 1998. Our agreements with five of the Founding Companies provided for the payment of additional, contingent consideration based on those companies' performance during fiscal 1998. We issued as contingent consideration 901,115 shares of common stock pursuant to agreements with these companies.

     The former stockholders of a sixth Founding Company, J. Howard, will be eligible to receive up to an aggregate of $4.3 million of common stock (the "J. Howard Contingent Consideration") if specified levels of EBIT are reached. J. Howard's merger agreement contains a targeted pro forma EBIT amount for fiscal 1999 in excess of a baseline figure which, if achieved, will result in our payment to the former stockholders of J. Howard of the maximum J. Howard Contingent Consideration (consisting of a multiple of the excess EBIT amount). To the extent J. Howard does not achieve the targeted amount, its former stockholders will receive a lesser amount of J. Howard Contingent Consideration proportionately related to the excess above the baseline figure. Shares of common stock issued as J. Howard Contingent Consideration will be valued based on the average of the last sale prices of the common stock on Nasdaq during the 20 business days immediately following the first public announcement of our financial results for fiscal 1999.

     For the seventh Founding Company, Star Mountain, we have agreed to make a future payment in additional shares of common stock or cash (the "Star Mountain Contingent Consideration") in accordance with a formula based on the amount by which the EBIT of Star Mountain for fiscal 1999 exceeds a specified EBIT target. In particular, if Star Mountain's EBIT for fiscal 1999 exceeds the specified target, then (i) Star Mountain's former non-voting stockholders will receive cash equal to a multiple of the excess EBIT and (ii) Star Mountain's former voting stockholders will receive, at their election, either cash equal to a multiple of the excess EBIT or a number of shares of common stock equal to a multiple of the excess EBIT divided by 80% of the average of the last sale prices of the common stock on Nasdaq during the month of July 1999.

     In connection with the Combination, the following individuals who became directors upon the closing of the IPO and who were principal stockholders and officers of the Founding Companies received the following amounts: Mr. Cohen, $655,520 and 189,411 shares of common stock (including cash and shares issued to his wife); Mr. Decker, $759,623 and 334,931 shares of common stock; Dr. Green, $4,554,713 and 528,840 shares of common stock; Mr. Hanson, $498,753 and 96,935 shares of common stock; Mr. King, $1,569,714 and 327,732 shares of common stock; Mr. von Sternberg, $2,559,234 and 496,693 shares of common stock (including cash and shares issued to his wife); and Mr. Wallace, $754,890 and 97,477 shares of common stock.

     Pursuant to the agreements entered into in connection with the Combination, the principal stockholders of the Founding Companies agreed not to compete with us for a period that expires on May 4, 2003. In addition, upon the closing of the Combination, the principal stockholders and certain other employees of each of the Founding Companies entered into three-year employment agreements with our subsidiaries. Each such agreement with Messrs. Cohen, Decker, Green, Hanson, King, von Sternberg and Wallace provides for an initial base salary of $175,000 (except for Mr. Decker's agreement which provides for a base salary of $125,000), subject to upward adjustment in the employer's sole discretion, and in most cases participation in our bonus and benefit plans. Each agreement may be terminated prior to the expiration of the three-year term either in the event of disability or for cause (as defined). If the individual does not continue to be employed by the employer upon the expiration of the agreement, the individual will be entitled to receive six months' severance at his base salary as in effect at the time of expiration.

     Certain indebtedness of the Founding Companies was personally guaranteed by their respective stockholders. We repaid such indebtedness from the net proceeds of the IPO and the guarantees were released. In particular, we repaid amounts owed by Novations (which totalled approximately $1.7 million) and Star Mountain (which totalled approximately $3.5 million) which were personally guaranteed by Messrs. Hanson and von Sternberg, respectively.

     The former stockholders of the Founding Companies have agreed that until May 4, 2000 they will not sell any shares of common stock received by them in connection with the Combination other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"). Our stockholders prior to the closing of the IPO and the Combination agreed to identical restrictions on all shares of common stock held by them from time to time. Except with respect to the shares issuable upon the exercise of the warrants described below, we have no obligation to provide a registration statement with respect to any of the shares held by our stockholders. However, in the event we decide to register in an underwritten public offering any shares received by any stockholder in the Combination, any shares of common stock issued (or issuable pursuant to options and warrants granted by us) prior to the date of the final prospectus used in connection with the IPO or certain shares issued by us in post-IPO acquisitions, we must give the holders of these shares and options the opportunity to register and sell in the offering a pro rata amount of their shares.

OTHER TRANSACTIONS

  Organization of PROVANT

     In connection with the founding and organization of PROVANT, Messrs. Verrochi, Zenger, Puopolo, Davies and Philip Gardner purchased the following shares of common stock for an aggregate purchase price of approximately $2,900:
Mr. Verrochi, 977,461 shares; Mr. Zenger, 295,078 shares; Mr. Puopolo, 901,782 shares; Mr. Davies, 320,632 shares; and Mr. Gardner, 339,821 shares.

  American Business Partners LLC

     During 1997, certain members of the management team and certain of our consultants were assembled by American Business Partners LLC ("ABP") to pursue the formation of PROVANT. Mr. Verrochi, our Chairman of the Board and Chief Executive Officer, and Mr. Puopolo, our Executive Vice President, Chief Financial Officer and a director, are members of ABP. ABP provided us with expertise regarding the consolidation process.

     Expenses that we paid prior to the closing of and in connection with the Combination and the IPO were financed with funds advanced to us by Messrs. Verrochi and Puopolo. Amounts advanced accrued interest at an annual rate equal to the prime rate of interest as from time to time published in The Wall Street Journal. We repaid the advanced amounts plus interest (which totalled $1.8 million) to Messrs. Verrochi and Puopolo out of the proceeds of the IPO.

     As partial consideration for their commitment to extend the financing described above, Messrs. Verrochi and Puopolo each received two warrants. The first warrant entitles the holder to purchase 173,194 shares of common stock at a per share exercise price equal to the initial public offering price of $13.00. The second warrant, entitling the holder to purchase 216,492 shares of common stock, will become exercisable only if the market price of the common stock increases to certain threshold levels (except as otherwise described below) (the "Contingent Warrant"). Specifically, 20% of the total number of shares issuable under the Contingent Warrant will become exercisable if and when the market price of the common stock increases to $26, $39 and $52 per share, respectively, and the remaining 40% of the total number of shares issuable under the Contingent Warrant will become exercisable if and when the market price of the common stock increases to $65 per share. However, under certain circumstances involving the merger or sale of PROVANT, the Contingent Warrant will become exercisable to purchase all of the warrant shares. The exercise price of the Contingent Warrant increases on each anniversary of May 4, 1998. Specifically, the exercise price is equal to the initial public offering price of $13.00 for the first 12 months following the closing of the IPO and, for each 12 month period thereafter, is equal to $13.00 plus the product of $1.30 and the number of full 12 month periods elapsed since May 4, 1998. However, once a portion of the Contingent Warrant becomes exercisable, that portion's exercise price is fixed as of that date. All four warrants expire on May 4, 2005. The holders of the warrants have the right to require us to register the resale of the shares they may acquire upon exercise under the Securities Act.

     In June 1997, Messrs. Verrochi and Puopolo sold us furniture and equipment for our corporate executive offices for an aggregate purchase price of $150,000. We believe that the purchase price approximated the fair market value of the furniture and equipment.

OTHER TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

     Michael J. Davies, who became one of our directors upon the consummation of the IPO, also became a full-time consultant at that time. For the performance of his consulting duties, we currently pay Mr. Davies an annual fee of $125,000. In addition, in consideration for his agreement to become a consultant, we granted Mr. Davies an option to purchase 50,000 shares of common stock, which currently is exercisable for all of the shares issuable thereunder at a per share exercise price equal to the initial public offering price of $13.00.

     We used $750,000 of the net proceeds of the IPO to pay a fee due to Legg Mason Wood Walker, Incorporated for information relating to the performance improvement industry developed by Mr. Davies while he served as a Managing Director at that company.

     As a result of the Combination, one of our subsidiaries became a party to a six-year lease of administrative offices, effective January 1, 1996, from Paul
C. Green, Ph.D., who is one of our directors. For the year ended June 30, 1998, rent expense paid to Dr. Green pursuant to the lease was approximately $83,200. We believe that the terms of the lease are no less favorable than what we could have obtained from non-affiliated third parties.

     Dr. Green receives royalties pursuant to agreements entered into with American Media Incorporated ("AMI") before we purchased that company. During 1996, 1997 and 1998, Dr. Green received approximately $111,000, $110,000 and $120,000, respectively, as royalties under those agreements. Dr. Green and AMI were affiliated with neither PROVANT nor each other at the time the agreements were entered into. We believe the terms of the agreements are no less favorable than what we could have obtained form non-affiliated third parties.

     As a result of the Combination, one of our subsidiaries became a party to a five-year lease of office facilities renewable for an additional five years, effective March 1997, from Novations Partners, L.L.C., a Utah limited liability company (the "LLC"), which is controlled by the former stockholders of Novations. Joe Hanson, one of the members of the LLC, is one of our directors. The annual rent expense to be paid to the LLC was $300,000 for the first year of the lease, and the lease provides for a 3% annual increase thereafter. That subsidiary also assumed in the Combination the obligation to pay the LLC approximately $75,000 per year through April 1, 2001 for the sublease of certain equipment. We believe that the terms of the lease and sublease are no less favorable than what we could have obtained from non-affiliated third parties. In addition, Novations loaned the LLC funds during 1997, the balance of which totalled approximately $192,000 as of March 31, 1998. All outstanding amounts owed to Novations pursuant to these arrangements were paid by the LLC at or before the closing of the Combination.

     A. Carl von Sternberg, one of our directors, was indebted to Star Mountain during 1997 under a promissory note. Borrowings by Mr. von Sternberg under the note totalled approximately $406,000 as of March 31, 1998. Outstanding principal amounts owed under the note accrued interest from time to time at the prime rate of interest as reported in The Wall Street Journal, and all principal amounts owed under the note, together with accrued interest have been repaid by Mr. von Sternberg.

     In December 1997, Marc S. Wallace, one of our directors, incurred indebtedness to J. Howard pursuant to two promissory notes in the aggregate principal amount of $75,000. Outstanding principal amounts owed under the notes accrued interest from time to time at an annual rate of 7.0%, and all principal amounts owed under the notes, together with accrued interest have been repaid by Mr. Wallace.

PROVANT POLICY

     Our policy is that any future transactions with directors, officers, employees or affiliates be approved in advance by a majority of the Board of Directors, including a majority of the disinterested members of the Board, and be on terms no less favorable than what we could obtain from non-affiliated parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 45,000,000 shares of capital stock, par value $.01 per share, consisting of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 18, 1999, we had outstanding 15,536,992 shares of common stock held of record by approximately 215 stockholders, and no shares of preferred stock.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." All outstanding shares of common stock are fully paid and nonassessable, and the holders thereof have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

PREFERRED STOCK

     The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of PROVANT or an unsolicited acquisition proposal.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     Our By-laws establish an advance notice procedure with regard to the nomination by our stockholders of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of our stockholders (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give written notice to our Secretary, delivered to or mailed and received at our principal executive offices neither less than 60 days nor more than 90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at any meeting must give written notice to our Secretary, delivered to or mailed and received at our principal executive offices neither less than 60 days nor more than 90 days prior to the meeting, in proper form, subject to the requirements of the proxy solicitation rules under the Exchange Act. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the By-laws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding nominations for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of PROVANT, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders.

OTHER PROVISIONS

     Special Meetings of Stockholders. Our By-laws provide that a special meeting of our stockholders only may be called by the President, the Chairman of the Board or by order of the Board of Directors. The By-laws do not authorize the stockholders to call a special meeting of stockholders, potentially limiting the stockholders' ability to offer proposals between annual meetings if no special meetings are otherwise called by the President, Chairman or the Board.

     No Action by Written Consent. Our Certificate of Incorporation does not permit our stockholders to act by written consent. As a result, any action to be taken by our stockholders must be taken at a duly called meeting of the stockholders.

STATUTORY BUSINESS COMBINATIONS PROVISION

     We are subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such a person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the disinterested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 15,536,992 shares of common stock issued and outstanding, and 1,806,126 shares of common stock issuable upon the exercise of outstanding options and warrants. Of these outstanding shares, 6,997,750 shares sold pursuant to the IPO and our January 1999 secondary offering are freely tradeable without restriction under the Securities Act, except any shares purchased by one or more of our "affiliates" (as that term is defined under the rules and regulations of the Securities Act), which shares will be subject to the resale limitations of Rule 144 of the Securities Act. An additional 1,599,348 shares which have been issued to date in connection with acquisitions since the Combination also are freely tradeable without restriction under the Securities Act, except (i) shares issued to affiliates of acquired companies, which are subject to the resale limitations of Rule 145 under the Securities Act, and (ii) shares issued to individuals who become our affiliates, which will be subject to Rule 144. The remaining outstanding shares may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144.

     In the aggregate, 1,100,000 shares are reserved for issuance under the Equity Incentive Plan, 500,000 shares are reserved for issuance under the Employee Stock Purchase Plan, 500,000 shares are reserved for issuance under the Non-Qualified Plan and 100,000 shares are reserved for issuance under the Directors' Plan. We have filed registration statements under the Securities Act to register common stock to be issued pursuant to the exercise of options or stock granted or to be granted under the Equity Incentive Plan, Employee Stock Purchase Plan, Non-Qualified Plan and Directors' Plan. As a result, common stock issued upon the exercise of substantially all of such options (or the purchase of common stock under the Employee Stock Purchase Plan) will be available for immediate resale in the open market, subject to compliance with Rule 144 in the case of affiliates.

     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from us and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of common stock or (ii) the average weekly reported volume of trading of common stock during the four calendar weeks preceding such sale. The shares of common stock issued as contingent consideration in the Combination, as well as any shares of common stock that may be issued as J. Howard Contingent Consideration and Star Mountain Contingent Consideration, will be deemed to have been acquired at the closing of the Combination for purposes of Rule 144. Rule 145 requires affiliates of acquired companies to comply with the volume limitations described above for at least one year. Sales under Rule 144 and Rule 145 also are subject to certain requirements pertaining to the manner of sales, notices of sales and the availability of current public information concerning us. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k) and Rule 145(d)(3), if a period of at least two years has elapsed from the date on which restricted securities were acquired from us (or an affiliate in the case of Rule 144(k)), a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     Notwithstanding any ability they may have to sell common stock under Rule 144, the stockholders of the Founding Companies, all of our stockholders prior to the IPO and stockholders who received substantially all of the shares of common stock issued in connection with our post-IPO acquisitions to date have agreed to certain transfer restrictions for a two-year period following the acquisition date on all shares of common stock held or (in some cases) to be held by them. See "Certain Transactions -- Organization of PROVANT." With respect to the stockholders of the Founding Companies and our pre-IPO stockholders, those transfer restrictions lapse on May 4, 2000.

     Sales or the availability for sale of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                              PLAN OF DISTRIBUTION

     This prospectus relates to 3,000,000 shares of common stock that we may offer and issue from time to time in connection with acquisitions. We have issued 1,599,348 shares through March 15, 1999 and a currently undeterminable number of shares may become issuable as contingent consideration under this prospectus with respect to acquisitions completed before that date.

     We think most of our acquisitions will be within the performance improvement industry. If opportunities arise, however, we may make complementary or advantageous acquisitions of companies in other lines of business. We will pay for our acquisitions with shares of common stock, cash, promissory notes, assumptions of liabilities or a combination, as determined by negotiations between us and the owners or controlling persons of the companies to be acquired. However, for acquisitions of companies whose ownership interests are more widely held, we may make exchange offers to their stockholders or solicit the approval of statutory mergers, consolidations or sales of assets. The shares of common stock issued in any acquisition typically will be valued at a price related to the trading price of the common stock either at the time of the agreement on the terms of an acquisition or at or about the time we deliver the shares.

     It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid in shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     Affiliates of companies acquired by us who receive common stock under this prospectus are subject for one year to the restrictions of Rule 145 under the Securities Act, including the volume of sale limitations and manner of sale requirements thereof. The requirements of Rule 145 may limit the ability of those affiliates to resell common stock they may receive under this prospectus.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of PROVANT, Inc. and Subsidiaries as of June 30, 1997 and 1998 and for the periods from November 16, 1996 (date of inception) to June 30, 1997 and July 1, 1997 to June 30, 1998, and the financial statements of Behavioral Technology, Inc., Decker Communications, Inc., J. Howard & Associates, Inc., Robert Steinmetz, Ph.D., and Associates, Inc. d/b/a Learning Systems Sciences, MOHR Retail Learning Systems, Inc., Novations Group, Inc. and Star Mountain, Inc. and subsidiaries (as of and for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to May 4, 1998), have been included herein and in the registration statement we have filed with the SEC in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in giving said reports.

     The financial statements of Star Mountain, Inc. for the year ended December 31, 1995 included in this prospectus have been audited by Friedman & Fuller, P.C., independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of American Media Incorporated as of and for the years ended June 30, 1997 and 1998 have been included in this prospectus in reliance on the report of McGladrey & Pullen, LLP, certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in giving said reports.

     The balance sheet as of June 30, 1998 and the statement of operations, stockholders' equity and cash flows for the year ended June 30, 1998, of Gulliver Ritchie Associates, Inc. included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of KC Resources Creative Solutions, Inc. as of and for the year ended June 30, 1998 have been included in this prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified independent accountants, appearing elsewhere herein, upon the authority of said firm as experts in giving said reports.

     The financial statements of Strategic Interactive, Inc. as of and for the years ended June 30, 1997 and 1998 have been included in this prospectus in reliance on the report of Plante & Moran, LLP, certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus omits certain information contained in the registration statement or in amendments, if any, to the registration statement, and you should look at the registration statement and the exhibits and schedules thereto for further information with respect to PROVANT and the common stock offered hereby. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement or any other document are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the registration statement, and reference is made to the exhibit for a more complete description of the matters involved. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

     The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                        HISTORICAL FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PROVANT, INC. PRO FORMA:
  Basis of Presentation.....................................  F-4
  Unaudited Pro Forma Consolidated Balance Sheet............  F-5
  Unaudited Pro Forma Consolidated Statements of
     Operations.............................................  F-6
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-8

PROVANT, INC. AND SUBSIDIARIES HISTORICAL:
Unaudited Consolidated Financial Statements
  Unaudited Consolidated Balance Sheet......................  F-12
  Unaudited Consolidated Statements of Operations...........  F-13
  Unaudited Consolidated Statements of Cash Flows...........  F-14
  Notes to Unaudited Consolidated Financial Statements......  F-15
Audited Consolidated Financial Statements
  Independent Auditors' Report..............................  F-18
  Consolidated Balance Sheets...............................  F-19
  Consolidated Statements of Operations.....................  F-20
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................  F-21
  Consolidated Statements of Cash Flows.....................  F-22
  Notes to Consolidated Financial Statements................  F-23

FOUNDING COMPANIES
------------------

BEHAVIORAL TECHNOLOGY, INC.:
  Independent Auditors' Report..............................  F-36
  Balance Sheets............................................  F-37
  Statements of Operations..................................  F-38
  Statements of Stockholders' Equity........................  F-39
  Statements of Cash Flows..................................  F-40
  Notes to Financial Statements.............................  F-41

DECKER COMMUNICATIONS, INC.:
  Independent Auditors' Report..............................  F-44
  Balance Sheets............................................  F-45
  Statements of Operations..................................  F-46
  Statements of Stockholders' Equity........................  F-47
  Statements of Cash Flows..................................  F-48
  Notes to Financial Statements.............................  F-49

J. HOWARD & ASSOCIATES, INC.:
  Independent Auditors' Report..............................  F-53
  Balance Sheets............................................  F-54
  Statements of Operations..................................  F-55
  Statements of Stockholders' Equity........................  F-56
  Statements of Cash Flows..................................  F-57
  Notes to Financial Statements.............................  F-58

                                                              PAGE
                                                              ----
LEARNING SYSTEMS SCIENCES (ROBERT STEINMETZ, PH.D., AND
  ASSOCIATES, INC. ):
  Independent Auditors' Report..............................  F-61
  Balance Sheets............................................  F-62
  Statements of Operations..................................  F-63
  Statements of Stockholders' Equity........................  F-64
  Statements of Cash Flows..................................  F-65
  Notes to Financial Statements.............................  F-66

MOHR RETAIL LEARNING SYSTEMS, INC.:
  Independent Auditors' Report..............................  F-69
  Balance Sheets............................................  F-70
  Statements of Operations..................................  F-71
  Statements of Stockholders' Equity........................  F-72
  Statements of Cash Flows..................................  F-73
  Notes to Financial Statements.............................  F-74

NOVATIONS GROUP, INC.:
  Independent Auditors' Report..............................  F-77
  Balance Sheets............................................  F-78
  Statements of Operations..................................  F-79
  Statements of Stockholders' Equity........................  F-80
  Statements of Cash Flows..................................  F-81
  Notes to Financial Statements.............................  F-82

STAR MOUNTAIN, INC. AND SUBSIDIARIES:
  Independent Auditors' Reports.............................  F-86
  Consolidated Balance Sheets...............................  F-88
  Consolidated Statements of Operations.....................  F-89
  Consolidated Statements of Stockholders' Equity...........  F-90
  Consolidated Statements of Cash Flows.....................  F-91
  Notes to Consolidated Financial Statements................  F-93

COMPANIES ACQUIRED SUBSEQUENT TO MAY 4, 1998
--------------------------------------------

AMERICAN MEDIA INCORPORATED:
  Independent Auditor's Report..............................  F-100
  Balance Sheets............................................  F-101
  Statements of Income......................................  F-102
  Statements of Stockholders' Equity........................  F-103
  Statements of Cash Flows..................................  F-104
  Notes to Financial Statements.............................  F-105

                                                              PAGE
                                                              ----
GULLIVER RITCHIE ASSOCIATES, INC.:
  Independent Auditors' Report..............................  F-109
  Balance Sheet.............................................  F-110
  Statement of Operations...................................  F-111
  Statement of Stockholders' Equity.........................  F-112
  Statement of Cash Flows...................................  F-113
  Notes to Financial Statements.............................  F-114

KC RESOURCES CREATIVE SOLUTIONS, INC.:
  Independent Auditors' Report..............................  F-117
  Balance Sheet.............................................  F-118
  Statement of Operations...................................  F-119
  Statement of Stockholders' Equity.........................  F-120
  Statement of Cash Flows...................................  F-121
  Notes to Financial Statements.............................  F-122

STRATEGIC INTERACTIVE, INC.:
  Independent Auditor's Report..............................  F-127
  Balance Sheets............................................  F-128
  Statements of Operations..................................  F-129
  Statements of Stockholders' Equity........................  F-130
  Statements of Cash Flows..................................  F-131
  Notes to Financial Statements.............................  F-132

                         PROVANT, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma consolidated statements of operations give effect to (i) the Combination of PROVANT and the Founding Companies, (ii) the consummation of the IPO and the application of the net proceeds, (iii) PROVANT's acquisition subsequent to the IPO of six additional performance improvement companies (the "Acquired Companies") and (iv) certain other transactions described in the notes to the unaudited pro forma consolidated financial statements, as if all of those transactions had occurred on July 1, 1997.

     The unaudited pro forma consolidated balance sheet gives effect to PROVANT's acquisition of one company during the third quarter of fiscal 1999 as if that acquisition had occurred on December 31, 1998.

     These pro forma financial statements are based on the historical financial statements of PROVANT, the Founding Companies and the Acquired Companies and the estimates and assumptions set forth in the notes to the unaudited pro forma consolidated financial statements.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma consolidated financial statements do not purport to represent what PROVANT's results of operations actually would have been had such events occurred at the beginning of the periods presented, as assumed, or to project PROVANT's results of operations for any future period or the future results of the Founding Companies or the Acquired Companies. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and related notes included elsewhere in this prospectus.

                         PROVANT, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                  COMPANY ACQUIRED
                                                   SUBSEQUENT TO                 ACQUISITION    PRO FORMA
                                      PROVANT    DECEMBER 31, 1998     TOTAL     ADJUSTMENTS   CONSOLIDATED
                                      --------   ------------------   --------   -----------   ------------
Assets
Current assets:
  Cash and cash equivalents......... $    547          $  659         $  1,206     $(3,100)      $ (1,894)
  Accounts receivable, net..........   21,089             766           21,855         (50)        21,805
  Inventory.........................    3,944              92            4,036         (25)         4,011
  Deferred income taxes.............    3,575              13            3,588          --          3,588
  Costs in excess of billings.......    1,612             321            1,933          --          1,933
  Prepaid and other current
     assets.........................    1,509             305            1,814          --          1,814
                                     --------          ------         --------     -------       --------
     Total current assets...........   32,276           2,156           34,432      (3,175)        31,257
Property and equipment, net.........    4,343             232            4,575        (100)         4,475
Other assets........................      926              16              942        (100)           842
Goodwill, net.......................   99,916              --           99,916       5,685        105,601
                                     --------          ------         --------     -------       --------
     Total assets................... $137,461          $2,404         $139,865     $ 2,310       $142,175
                                     ========          ======         ========     =======       ========

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.................. $  2,954          $  202         $  3,156     $    --       $  3,156
  Accrued expenses..................    8,575              74            8,649          --          8,649
  Accrued compensation..............    4,721             269            4,990          --          4,990
  Billings in excess of costs.......    2,577              --            2,577          --          2,577
  Deferred revenue..................    2,153             214            2,367         125          2,492
  Income taxes payable..............      427             385              812          --            812
  Current portion of long term
     debt...........................      995              65            1,060          --          1,060
                                     --------          ------         --------     -------       --------
     Total current liabilities......   22,402           1,209           23,611         125         23,736
Long term debt, net of current
  portion...........................   21,889              21           21,910          --         21,910
                                     --------          ------         --------     -------       --------
     Total liabilities..............   44,291           1,230           45,521         125         45,646
Stockholders' Equity:
  Common stock......................      119              12              131         (10)           121
  Additional paid-in capital........   92,873             327           93,200       3,030         96,230
  Retained earnings.................      178             835            1,013        (835)           178
                                     --------          ------         --------     -------       --------
     Total stockholders' equity.....   93,170           1,174           94,344       2,185         96,529
                                     --------          ------         --------     -------       --------
     Total liabilities and
       stockholders' equity......... $137,461          $2,404         $139,865     $ 2,310       $142,175
                                     ========          ======         ========     =======       ========

See accompanying notes to unaudited pro forma consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1998

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                  FOUNDING COMPANIES -- PERIOD FROM JULY 1, 1997 TO MAY 4, 1998
                                 PROVANT      ---------------------------------------------------------------------
                               YEAR ENDED                                                                    STAR
                              JUNE 30, 1998     BTI     DECKER   J. HOWARD    LSS      MOHR    NOVATIONS   MOUNTAIN
                              -------------   -------   ------   ---------   ------   ------   ---------   --------
Total revenue...............     $14,189      $ 6,567   $8,729    $5,565     $5,632   $3,237    $9,228     $23,496
Cost of revenue.............       6,374        1,243   2,275      1,826      2,030   1,009      4,356      13,409
                                 -------      -------   ------    ------     ------   ------    ------     -------
Gross profit................       7,815        5,324   6,454      3,739      3,602   2,228      4,872      10,087
Selling, general and
  administrative expenses...      10,447        6,648   5,696      4,253      1,751   1,510      3,956       7,754
Goodwill amortization.......         245           --      --         --         --      --         --          77
                                 -------      -------   ------    ------     ------   ------    ------     -------
Income (loss) from
  operations................      (2,877)      (1,324)    758       (514)     1,851     718        916       2,256
Other income (expense),
  net.......................          --            2       3         --         --      --         --          --
Interest income (expense),
  net.......................        (220)          29       8         11         13       5       (196)       (162)
                                 -------      -------   ------    ------     ------   ------    ------     -------
Income (loss) before income
  taxes.....................      (3,097)      (1,293)    769       (503)     1,864     723        720       2,094
Income tax expense
  (benefit).................        (203)          15      17          1         19       2        367         878
                                 -------      -------   ------    ------     ------   ------    ------     -------
Net income (loss)...........     $(2,894)     $(1,308)  $ 752     $ (504)    $1,845   $ 721     $  353     $ 1,216
                                 =======      =======   ======    ======     ======   ======    ======     =======
Earnings per common share:
Basic.......................
Diluted.....................
Weighted average common
  shares outstanding:
Basic.......................
Diluted.....................


                              COMPANIES ACQUIRED                COMBINATION
                                SUBSEQUENT TO                 AND ACQUISITION    PRO FORMA
                                 MAY 4, 1998        TOTAL       ADJUSTMENTS     CONSOLIDATED
                              ------------------   --------   ---------------   ------------
Total revenue...............       $43,639         $120,282       $ 1,419       $   121,701
Cost of revenue.............        18,697           51,219         1,056            52,275
                                   -------         --------       -------       -----------
Gross profit................        24,942           69,063           363            69,426
Selling, general and
  administrative expenses...        18,888           60,903        (8,164)           52,739
Goodwill amortization.......            --              322         2,184             2,506
                                   -------         --------       -------       -----------
Income (loss) from
  operations................         6,054            7,838         6,343            14,181
Other income (expense),
  net.......................           (17)             (12)           --               (12)
Interest income (expense),
  net.......................            (6)            (518)       (1,442)           (1,960)
                                   -------         --------       -------       -----------
Income (loss) before income
  taxes.....................         6,031            7,308         4,901            12,209
Income tax expense
  (benefit).................         1,438            2,534         3,352             5,886
                                   -------         --------       -------       -----------
Net income (loss)...........       $ 4,593         $  4,774       $ 1,549       $     6,323
                                   =======         ========       =======       ===========
Earnings per common share:
Basic.......................                                                    $      0.55
                                                                                ===========
Diluted.....................                                                    $      0.53
                                                                                ===========
Weighted average common
  shares outstanding:
Basic.......................                                                     11,549,035
                                                                                ===========
Diluted.....................                                                     11,968,339
                                                                                ===========

See accompanying notes to unaudited pro forma consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                COMPANIES ACQUIRED
                                                  SUBSEQUENT TO                ACQUISITION    PRO FORMA
                                      PROVANT      MAY 4, 1998        TOTAL    ADJUSTMENTS   CONSOLIDATED
                                      -------   ------------------   -------   -----------   ------------
Total revenue.......................  $55,450        $13,050         $68,500     $    --     $    68,500
Cost of revenue.....................  23,462           5,597          29,059          --          29,059
                                      -------        -------         -------     -------     -----------
     Gross profit...................  31,988           7,453          39,441          --          39,441
Selling, general, and administrative
  expenses..........................  24,759           5,227          29,986        (400)         29,586
Goodwill amortization...............     973              --             973         325           1,298
                                      -------        -------         -------     -------     -----------
     Income (loss) from
       operations...................   6,256           2,226           8,482          75           8,557
Interest expense, net...............    (208)            (12)           (220)       (808)         (1,028)
                                      -------        -------         -------     -------     -----------

     Income (loss) before income
       taxes........................   6,048           2,214           8,262        (733)          7,529
Income tax expense (benefit)........   2,809             143           2,952         579           3,531
                                      -------        -------         -------     -------     -----------
     Net income (loss)..............  $3,239         $ 2,071         $ 5,310     $(1,312)    $     3,998
                                      =======        =======         =======     =======     ===========
Earnings per common share:
Basic...............................                                                         $      0.34
                                                                                             ===========
Diluted.............................                                                         $      0.32
                                                                                             ===========
Weighted average common shares
  outstanding:
Basic...............................                                                          11,859,960
                                                                                             ===========
Diluted.............................                                                          12,664,538
                                                                                             ===========

See accompanying notes to unaudited pro forma consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) GENERAL

     Concurrently with the IPO, PROVANT, Inc. (the "Company") acquired the seven Founding Companies in the Combination. Subsequent to the IPO, the Company acquired seven additional businesses through February 1999. The acquisitions have been accounted for using the purchase method of accounting with the Company being treated as the accounting acquiror.

(2) UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

     The acquisition adjustments contained in the unaudited pro forma consolidated balance sheet reflect the creation of approximately $5.7 million of goodwill from the payment of the common stock and cash consideration for one company acquired in February 1999 totaling approximately $6.5 million less net assets of that company of approximately $800,000.

(3) UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

     The following table summarizes the adjustments to the unaudited pro forma consolidated statement of operations for the year ended June 30, 1998 (in thousands):

                                                        ADJUSTMENTS
                       -----------------------------------------------------------------------------
                         (a)       (b)       (c)      (d)     (e)      (f)      (g)     (h)     (i)    ADJUSTMENTS
                       -------   -------   -------   ------   ----   -------   -----   -----   -----   -----------
Total revenue........  $    --   $    --   $    --    1,419   $ --   $    --   $  --   $  --   $  --     $ 1,419
Cost of revenue......       --        --        --    1,056     --        --      --      --      --       1,056
                       -------   -------   -------   ------   ----   -------   -----   -----   -----     -------
Gross profit.........       --        --        --      363     --        --      --      --      --         363
Selling general and
  administrative
  expenses...........   (6,492)       --        --      352     --        --    (750)   (686)   (588)     (8,164)
Goodwill
  amortization.......       --     2,184        --       --     --        --      --      --      --       2,184
                       -------   -------   -------   ------   ----   -------   -----   -----   -----     -------
Income (loss) from
  operations.........    6,492    (2,184)       --       11     --        --     750     686     588       6,343
Interest expense.....       --        --        --      (29)   541    (1,954)     --      --      --      (1,442)
                       -------   -------   -------   ------   ----   -------   -----   -----   -----     -------
Income (loss) before
  income taxes.......    6,492    (2,184)       --      (18)   541    (1,954)    750     686     588       4,901
Provision (benefit)
  for income taxes...       --        --     3,925       (7)   216      (782)     --      --      --       3,352
                       -------   -------   -------   ------   ----   -------   -----   -----   -----     -------
Net income (loss)....  $ 6,492   $(2,184)  $(3,925)  $  (11)  $325   $(1,172)  $ 750   $ 686   $ 588     $ 1,549
                       =======   =======   =======   ======   ====   =======   =====   =====   =====     =======

(a) Reflects the reduction in salaries, bonuses and benefits of $6.5 million to certain of the owners and key employees of the Founding Companies and Acquired Companies to which they agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of each individual's employment agreement with the Company entered into in connection with the relevant acquisition. These employment agreements are primarily for three years, contain restrictions related to competition and provide severance under certain circumstances.

(b) Reflects the amortization of goodwill being recorded as a result of the acquisitions over a 40-year estimated life.

                         PROVANT, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(c) Reflects a pro forma provision for income taxes adjusted to reflect the Company's estimated consolidated effective tax rate subsequent to the Combination and subsequent acquisitions, after considering nondeductible goodwill amortization.

(d) Reflects the historical results of operations of companies acquired by Star Mountain in February 1997 and October 1997.

(e) Reflects the reduction in interest expense, net of income tax benefit, related to the current portion of bank debt and notes payable to stockholders that were repaid with the proceeds of the IPO.

(f) Reflects the interest expense, net of income tax benefit, assumed to be incurred in connection with the cash consideration paid for the Acquired Companies.

(g) Reflects the elimination of a non-recurring fee for information related to the performance improvement industry.

(h) Reflects the elimination of non-cash compensation expense related to the issuance of common stock and stock options to officers of and consultants to the Company.

(i) Reflects the elimination of non-recurring legal and accounting fees related to the Combination and the IPO.

     The following table summarizes the adjustments to the unaudited pro forma consolidated statement of operations for the six months ended December 31, 1998 (in thousands):

                                                                     ADJUSTMENTS
                                                 ---------------------------------------------------
                                                                                            TOTAL
                                                   (a)       (b)       (c)       (d)     ADJUSTMENTS
                                                 -------   -------   -------   -------   -----------
Total revenue..................................  $    --   $    --   $    --               $    --
Cost of revenue................................       --        --        --                    --
                                                 -------   -------   -------   -------     -------
Gross profit...................................       --        --        --        --          --
Selling, general and administrative expenses...     (400)       --        --                  (400)
Goodwill amortization..........................       --       325        --                   325
                                                 -------   -------   -------   -------     -------
Income (loss) from operations..................      400      (325)       --        --          75
  Other income (expense), net..................       --        --        --                    --
Interest expense...............................       --        --        --      (808)       (808)
                                                 -------   -------   -------   -------     -------
Income (loss) before income taxes..............      400      (325)       --      (808)       (733)
Provision (benefit) for income taxes...........       --        --       902      (323)        579
                                                 -------   -------   -------   -------     -------
Net income (loss)..............................  $   400   $  (325)  $  (902)     (485)    $(1,312)
                                                 =======   =======   =======   =======     =======

(a) Reflects the reduction in salaries, bonuses and benefits of $400,000 to certain of the owners and key employees of the Acquired Companies to which they agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of each individual's employment agreement with the Company entered into in connection with the relevant acquisition. These employment agreements are primarily for three years, contain restrictions related to competition and provide severance under certain circumstances.

(b) Reflects the amortization of goodwill being recorded as a result of (i) acquisitions completed subsequent to August 31, 1998 and (ii) the payment of contingent consideration to certain of the companies acquired in the Combination, over a 40-year estimated life.

                         PROVANT, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(c) Reflects a pro forma provision for income taxes adjusted to reflect the Company's estimated consolidated effective tax rate subsequent to the acquisitions completed subsequent to August 31, 1998, after considering nondeductible goodwill amortization.

(d) Reflects the interest expense, net of income tax benefit, assumed to be incurred in connection with the cash consideration paid for the Acquired Companies.

(4) NET INCOME PER SHARE

     The shares used in computing basic earnings per common share for the year ended June 30, 1998 consist of (i) 3,346,217 shares outstanding prior to the Combination and the IPO, (ii) 3,459,341 shares issued in May 1998 to owners of the Founding Companies, (iii) 2,990,000 shares of Common Stock sold in the IPO and (iv) 1,753,477 shares of Common Stock issued to owners of the Acquired Companies. For the six months ended December 31, 1998, the shares used in computing basic earnings per common share also include shares issued as contingent consideration to the former owners of five of the Founding Companies. The shares used in computing diluted earnings per common share consist of those used in computing basic earnings per common share for the year ended June 30, 1998 and the six months ended December 31, 1998 plus 419,304 and 252,349 Common Stock equivalents, respectively, computed using the treasury stock method. Shares used in computing diluted earnings per common share for the six months ended December 31, 1998 also include 303,356 shares issuable as additional consideration to owners of two of the Founding Companies.

(5) STOCK-BASED COMPENSATION

     The Company currently has four stock-based compensation plans. The Company has granted stock options under the Equity Incentive Plan, 1998 Non-Qualified Stock Option Plan and Stock Option Plan for Outside Directors to purchase an aggregate of 1,434,738 shares of Common Stock having per-share exercise prices ranging from $11.50 to $19.375. The Company also has issued 17,221 shares under its 1998 Employee Stock Purchase Plan. In addition, the Company also has granted options under its Stock Plan for Non-Employee Directors to purchase an aggregate of 15,000 shares of Common Stock at a per-share exercise price of $13.00. The Stock Plan for Non-Employee Directors was terminated in November 1998 with respect to the future grant of options.

                         PROVANT, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense is recognized for its fixed stock option plans and its stock purchase plan, except for stock options granted to non-employees. If compensation cost for the Company's stock-based compensation plans were based on the fair value at the grant date for the awards under the plans consistent with the method of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), the Company's pro forma net income and income per share for each period presented assuming such options were granted at the beginning of the periods presented and that the compensation element of options with immediate vesting was recognized during the year ended June 30, 1998 would have been reduced to the amounts indicated below (Dollars in thousands except per share data):

                                                                             SIX MONTHS
                                                              YEAR ENDED       ENDED
                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1998
                                                              ----------    ------------
Net income:
  Pro forma.................................................    $6,323         $3,998
                                                                ======         ======
  Pro forma for SFAS No. 123................................    $4,140         $3,297
                                                                ======         ======
Basic income per common share:
  Pro forma.................................................    $ 0.55         $ 0.34
                                                                ======         ======
  Pro forma for SFAS No. 123................................    $ 0.36         $ 0.28
                                                                ======         ======

     The fair value of the stock options used to calculate the pro forma for SFAS No. 123 amounts was determined using the Black-Scholes option-pricing model with the following assumptions: volatility of 33%; expected dividend yield of 0%; risk-free interest rate of 6.0% and an expected life of 4 years.

                         PROVANT, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
                                  ASSETS
Current Assets:
     Cash and cash equivalents..............................    $    547
     Accounts receivable, net...............................      21,089
     Inventory..............................................       3,944
     Deferred income taxes..................................       3,575
     Costs in excess of billings............................       1,612
     Prepaid expenses and other current assets..............       1,509
                                                                --------
          Total current assets..............................      32,276

Property and equipment, net.................................       4,343
Other assets................................................         926
Goodwill, net...............................................      99,916
                                                                --------
          Total assets......................................    $137,461
                                                                ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable.......................................    $  2,954
     Accrued expenses.......................................       8,575
     Accrued compensation...................................       4,721
     Billings in excess of costs............................       2,577
     Deferred revenue.......................................       2,153
     Income taxes payable...................................         427
     Current portion of long term debt......................         995
                                                                --------
          Total current liabilities.........................      22,402

Long term debt, net of current portion......................      21,889
                                                                --------
          Total liabilities.................................      44,291

Stockholders' Equity:
     Preferred stock, $.01 par value; none issued...........          --
     Common stock, $.01 par value; 9,795,558 and 11,945,406
      shares issued and outstanding, respectively...........         119
     Additional paid-in capital.............................      92,873
     Retained earnings......................................         178
                                                                --------
          Total stockholders' equity........................      93,170
                                                                --------
Total liabilities and stockholders' equity..................    $137,461
                                                                ========

     See accompanying notes to unaudited consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  SIX MONTHS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
                                                              ----------    -----------
Total revenue...............................................  $       --    $    55,450
Cost of revenue.............................................          --         23,462
                                                              ----------    -----------
Gross profit................................................          --         31,988
Selling, general and administrative expenses................       1,099         24,759
Goodwill amortization.......................................          --            973
                                                              ----------    -----------
Income (loss) from operations...............................      (1,099)         6,256
Interest and other expense, net.............................         (48)          (208)
                                                              ----------    -----------
Income (loss) before income taxes...........................      (1,147)         6,048
Provision for income taxes..................................          --          2,809
                                                              ----------    -----------
Net income (loss)...........................................  $   (1,147)   $     3,239
                                                              ==========    ===========

Earnings (loss) per common share:
     Basic..................................................  $    (0.39)   $      0.30
                                                              ==========    ===========
     Diluted................................................  $    (0.39)   $      0.28
                                                              ==========    ===========

Weighted average common shares outstanding:
     Basic..................................................   2,956,966     10,912,661
                                                              ==========    ===========
     Diluted................................................   2,956,966     11,717,239
                                                              ==========    ===========

     See accompanying notes to unaudited consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Cash flows from operating activities:
  Net income (loss).........................................  $(1,147)   $  3,239
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Charges related to the issuance of common stock and
      warrants..............................................      706          --
     Depreciation and amortization..........................        9       1,720
     Allowance for doubtful accounts........................       --         (47)
     Changes in operating assets and liabilities:
       Accounts receivable..................................       --       4,326
       Inventory............................................       --        (476)
       Deferred income taxes................................       --      (1,538)
       Costs in excess of billings..........................       --         250
       Prepaid expenses and other current assets............       --        (860)
       Other assets.........................................     (800)        (72)
       Accounts payable and accrued expenses................      770      (3,502)
       Accrued compensation.................................       --        (146)
       Billings in excess of costs..........................       --        (570)
       Deferred revenue.....................................       --         107
       Income taxes payable.................................       --      (1,881)
                                                              -------    --------
          Total adjustments.................................      685      (2,689)
                                                              -------    --------
          Net cash provided by (used in) operating
           activities.......................................     (462)        550
                                                              -------    --------
Cash flows from investing activities:
  Acquisitions of businesses, net of cash acquired..........       --     (25,846)
  Proceeds from sale of property, plant and equipment.......       --         214
  Additions to property and equipment.......................       (7)       (452)
                                                              -------    --------
       Net cash used in investing activities................       (7)    (26,084)
Cash flows from financing activities:
  Net borrowings of long-term debt..........................       --      19,645
  Issuance of common stock..................................        2          42
  Increase in notes payable to stockholders.................      469          --
                                                              -------    --------
       Net cash provided by financing activities............      471      19,687
                                                              -------    --------
Net increase (decrease) in cash and cash equivalents........        2      (5,847)
Cash and cash equivalents, beginning of period..............        1       6,394
                                                              -------    --------
Cash and cash equivalents, end of period....................  $     3    $    547
                                                              =======    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes..................................  $    --    $  4,294
                                                              =======    ========

     See accompanying notes to unaudited consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

     PROVANT, Inc., a Delaware corporation (collectively with its subsidiaries, "PROVANT" or the "Company"), provides a broad range of performance improvement training services and products primarily to Fortune 1000 companies, other large and medium-sized corporations and government entities. The Company's objective is to become the leading single source provider of high-quality performance improvement training services and products that are distributed through multiple delivery methods.

     On May 4, 1998, PROVANT completed the initial public offering (the "Offering" or "IPO") of its common stock (the "Common Stock") and simultaneously acquired in separate merger transactions (the "Combination") seven companies engaged in providing performance improvement training services and products (collectively referred to as the "Founding Companies"). During the six months ended December 31, 1998, the Company acquired in separate transactions five additional companies engaged in providing performance improvement training services and products (collectively referred to with the Founding Companies as the "Operating Companies"). Prior to the IPO, PROVANT did not conduct any revenue generating activities of its own. For the period from inception through May 4, 1998, all of PROVANT's activities had been related to the completion of the IPO and the Combination. All references to the "Company" include PROVANT and the Operating Companies.

Basis of Presentation

     The information contained in the following notes to the accompanying financial statements is condensed from that which would appear in the annual audited financial statements; accordingly, the financial statements included herein should be reviewed in conjunction with the financial statements and related notes thereto contained in the Annual Report on Form 10-K for the year ended June 30, 1998 filed by PROVANT with the Securities and Exchange Commission.

     In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments considered necessary to present fairly the financial position of the Company as of December 31, 1998 and the results of operations and cash flows for the periods presented. The Company prepares its interim financial information using the same accounting principles as it uses for its annual financial statements.

     For financial statement purposes, PROVANT has been identified as the accounting acquiror. Accordingly, the consolidated financial statements include the accounts of PROVANT since its inception, November 16, 1996, and the accounts of the Operating Companies since their respective dates of acquisition. The acquisitions of the Operating Companies were accounted for using the purchase method of accounting. The allocations of the purchase prices to the assets acquired and liabilities assumed of these companies have been recorded based on preliminary estimates of fair value and may be changed as additional information becomes available.

2. INVENTORY

     Inventory consists primarily of film production and other costs associated with a company acquired during the six months ended December 31, 1998.

3. ACQUISITIONS

     During the quarter ended September 30, 1998, the Company acquired two companies that provide performance improvement training services and products. Initial consideration paid by the Company was $17.5 million, consisting of $10.9 million in cash and 430,767 shares of Common Stock. The allocation of the respective purchase prices to assets acquired and liabilities assumed resulted in $12.9 million of goodwill for

                         PROVANT, INC. AND SUBSIDIARIES
these acquisitions which were accounted for as purchase transactions. Goodwill is amortized on a straight-line basis over 40 years. The cash portion of the acquisitions was funded from cash provided by operations and $7.5 million of borrowings from the Company's credit facility.

     During the quarter ended December 31, 1998, the Company acquired three companies that provide performance improvement training services and products. Initial consideration paid by the Company was $34.1 million, consisting of $19.3 million in cash and 1,085,476 shares of Common Stock. The allocation of the respective purchase prices to assets acquired and liabilities assumed resulted in $28.6 million of goodwill for these acquisitions which were accounted for as purchase transactions. Goodwill is amortized on a straight-line basis over 40 years. The cash portion of the acquisitions was funded from cash provided by operations and $13.7 million of borrowings from the Company's credit facility.

     In January and February 1999, the Company acquired two additional businesses that provide performance improvement training services and products. Initial consideration paid by the Company was $10.7 million, consisting of $4.6 million in cash, $1.0 million in notes and 283,105 shares of Common Stock. The cash portion of the acquisitions was funded from borrowings from the Company's credit facility and net proceeds of the Company's February 1999 public offering of Common Stock. The acquisitions will be accounted for as purchase transactions.

4. CONTINGENT CONSIDERATION

     The agreements between PROVANT and each of the Operating Companies and one of the subsequently acquired businesses provide for the payment of additional, contingent consideration (the "Contingent Consideration"). The number of shares to be issued as contingent consideration in an acquisition are included as outstanding in the calculation of diluted weighted average common shares outstanding after the related performance criteria has been met and the number of shares can be determined. The former stockholders of seven Operating Companies and one of the subsequently acquired businesses are entitled to receive Contingent Consideration of cash and/or shares of Common Stock if certain performance criteria are met over future periods ranging from one to three years. For the three companies with Contingent Consideration based on performance criteria associated with the year ended June 30, 1999, the maximum Contingent Consideration for two of the companies is $5.7 million in the form of shares of Common Stock and the Contingent Consideration for the third company is based entirely on performance criteria for the year and is not currently determinable. For the one company with Contingent Consideration based on performance criteria associated with the year ended December 31, 1999, the maximum Contingent Consideration is $500,000 in the form of cash and/or shares of Common Stock. Contingent Consideration for the four remaining companies is based on performance criteria associated with the next three years and is not currently determinable.

5. EARNINGS PER SHARE

     Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of shares of Common Stock outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of shares of Common Stock and dilutive securities outstanding during the period.

                         PROVANT, INC. AND SUBSIDIARIES

     The following tables summarize weighted average shares outstanding for all periods presented:

                                                                 SIX MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                                ----         ----
Basic weighted average common shares outstanding............  2,956,966   10,912,661
Shares to be issued as Contingent Consideration.............         --      580,120
Weighted average shares related to stock options and
  warrants under the treasury stock method..................         --      224,458
                                                              ---------   ----------
Diluted weighted average common shares outstanding..........  2,956,966   11,717,239
                                                              =========   ==========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders,
PROVANT, Inc.:

     We have audited the accompanying consolidated balance sheets of PROVANT, Inc. and subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from November 16, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PROVANT, Inc. and subsidiaries as of June 30, 1997 and 1998 and the results of their operations and their cash flows for the period from November 16, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
August 10, 1998

                         PROVANT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  JUNE 30,
                                                              ----------------
                                                              1997      1998
                                                              -----    -------
                                    ASSETS
Current assets:
     Cash and cash equivalents..............................  $   1    $ 6,394
     Accounts receivable, net of allowance for doubtful
       accounts of $0 and $740, respectively................     --     12,221
     Contracts receivable...................................     --      7,295
     Deferred taxes.........................................     --      2,127
     Costs in excess of billings............................     --        696
     Prepaid expenses and other current assets..............     --      1,359
                                                              -----    -------
          Total current assets..............................      1     30,092
Property and equipment, net.................................    150      2,548
Other assets................................................     --        776
Goodwill, net...............................................     --     52,942
                                                              -----    -------
          Total assets......................................  $ 151    $86,358
                                                              =====    =======

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable.......................................  $  --    $ 3,346
     Accrued expenses.......................................     --      7,361
     Accrued compensation...................................     --      2,928
     Billings in excess of costs............................     --      2,896
     Deferred revenue.......................................     --        669
     Income taxes payable...................................     --      1,252
     Current portion of long term debt......................     --        533
     Notes payable to stockholders..........................    298         --
                                                              -----    -------
          Total current liabilities.........................    298     18,985
Long term debt, net of current portion......................     --        874
                                                              -----    -------
          Total liabilities.................................    298     19,859
Stockholders' equity (deficit):
     Preferred stock, $.01 par value; none issued...........     --         --
     Common stock, $.01 par value; 1,950,520 and 9,795,558
      shares issued and outstanding at June 30, 1997 and
      1998, respectively....................................     20         98
     Additional paid-in capital.............................     --     69,474
     Translation adjustment.................................     --        (12)
     Accumulated deficit....................................   (167)    (3,061)
                                                              -----    -------
          Total stockholders' equity (deficit)..............   (147)    66,499
                                                              -----    -------
Total liabilities and stockholders' equity (deficit)........  $ 151    $86,358
                                                              =====    =======

          See accompanying notes to consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PERIOD FROM
                                                              NOVEMBER 16, 1996
                                                                  (DATE OF
                                                                INCEPTION) TO       YEAR ENDED
                                                                JUNE 30, 1997      JUNE 30, 1998
                                                              -----------------    -------------
Total revenue...............................................     $       --         $   14,189
Cost of revenue.............................................             --              6,374
                                                                 ----------         ----------
Gross profit................................................             --              7,815
Selling, general and administrative expenses................            149             10,447
Goodwill amortization.......................................             --                245
                                                                 ----------         ----------
Loss from operations........................................           (149)            (2,877)
Interest expense, net.......................................             --               (220)
                                                                 ----------         ----------
Loss before income taxes....................................           (149)            (3,097)
Income tax benefit..........................................             --               (203)
                                                                 ----------         ----------
Net loss....................................................     $     (149)        $   (2,894)
                                                                 ==========         ==========
Loss per common share: basic and diluted....................     $    (0.08)        $    (0.67)
                                                                 ==========         ==========
Shares used in computing basic and diluted loss per common
  share.....................................................      1,950,520          4,350,169

          See accompanying notes to consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                          COMMON STOCK
                                       ------------------   PAID-IN    TRANSLATION   ACCUMULATED
                                        SHARES     AMOUNT   CAPITAL    ADJUSTMENT      DEFICIT      TOTAL
                                       ---------   ------   --------   -----------   -----------   -------
Initial capitalization...............  1,950,520    $20     $    --       $ --         $   (18)    $     2
Net loss.............................         --     --          --         --            (149)       (149)
                                       ---------    ---     -------       ----         -------     -------
Balance at June 30, 1997.............  1,950,520     20          --         --            (167)       (147)
Issuance of management shares........  1,395,697     13         473         --              --         486
Issuance of stock options and
  warrants...........................         --     --         422         --              --         422
Acquisition of Founding Companies....  3,459,341     35      35,942         --              --      35,977
Issuance of stock sold in initial
  public offering....................  2,990,000     30      32,637         --              --      32,667
Translation adjustment...............         --     --          --        (12)             --         (12)
Net loss.............................         --     --          --         --          (2,894)     (2,894)
                                       ---------    ---     -------       ----         -------     -------
Balance at June 30, 1998.............  9,795,558    $98     $69,474       $(12)        $(3,061)    $66,499
                                       =========    ===     =======       ====         =======     =======

          See accompanying notes to consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  PERIOD FROM
                                                               NOVEMBER 16, 1996
                                                                   (DATE OF
                                                                  INCEPTION)
                                                                      TO             YEAR ENDED
                                                                 JUNE 30, 1997      JUNE 30, 1998
                                                              -------------------   -------------
Cash flows from operating activities:
  Net loss..................................................         $(149)            $(2,894)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................            --                 467
     Allowance for doubtful accounts........................            --                 135
     Charges related to issuance of common stock, warrants
       and stock options....................................            --                 908
     Changes in operating assets and liabilities:
       Accounts receivable..................................            --              (1,731)
       Contracts receivable.................................            --                (581)
       Deferred taxes.......................................            --              (1,191)
       Due from stockholders................................            --                 600
       Costs in excess of billings..........................            --                (244)
       Prepaid expenses and other current assets............            --                (154)
       Other assets.........................................            --                 110
       Accounts payable and accrued expenses................            --               1,636
       Accrued compensation.................................            --                 (91)
       Billings in excess of costs..........................            --               1,119
       Deferred revenue.....................................            --                 228
       Income taxes payable.................................            --                 970
                                                                     -----             -------
          Total adjustments.................................            --               2,181
                                                                     -----             -------
          Net cash used in operating activities.............          (149)               (713)
                                                                     -----             -------
Cash flows from investing activities:
     Acquisitions of businesses, net of acquired cash.......            --             (19,302)
     Additions to property and equipment....................          (150)               (177)
                                                                     -----             -------
       Net cash used in investing activities................          (150)            (19,479)
                                                                     -----             -------
Cash flows from financing activities:
     Issuance of common stock...............................             2              32,667
     Increase (decrease) in notes payable to stockholders...           298                (298)
     Repayment of long-term debt............................            --              (5,772)
                                                                     -----             -------
       Net cash provided by financing activities............           300              26,597
Effect of exchange rates on cash............................            --                 (12)
                                                                     -----             -------
Net increase in cash and cash equivalents...................             1               6,393
Cash and cash equivalents, beginning of period..............            --                   1
                                                                     -----             -------
Cash and cash equivalents, end of period....................         $   1             $ 6,394
                                                                     =====             =======

          See accompanying notes to consolidated financial statements.

                         PROVANT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BUSINESS AND ORGANIZATION

     PROVANT, Inc., a Delaware corporation ("PROVANT" and collectively with its subsidiaries, the "Company"), provides a broad range of training and development services and products to Fortune 1000 companies, other large and medium-sized corporations and government entities. Founded on November 16, 1996, the Company's objective is to become the leading single source provider of high-quality training and development services and products that are distributed through multiple delivery methods.

     On May 4, 1998, PROVANT completed the initial public offering (the "Offering" or "IPO") of its common stock (the "Common Stock") and simultaneously acquired in separate merger transactions seven companies engaged in providing training and development services and products (collectively referred to as the "Founding Companies"). The Company provides services nationally, and has offices in thirteen states.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     For financial statement purposes, PROVANT has been identified as the accounting acquiror. Accordingly, the consolidated financial statements include the accounts of PROVANT since its inception, November 16, 1996, and the accounts of the Founding Companies since their acquisition date, May 4, 1998. The acquisitions of the Founding Companies were accounted for using the purchase method of accounting. The allocations of the purchase prices to the assets acquired and liabilities assumed of these companies have been recorded based on preliminary estimates of fair value and may be changed as additional information becomes available.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of PROVANT and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     The Company recognizes revenue when services are performed and products are provided except when work is being performed under a long-term contract. Deferred revenue is recognized for payments received prior to services being performed.

     A significant portion of the Company's revenue results from services performed under long-term U.S. Government contracts, either directly or through subcontracts. The majority of the Company's long-term contracts are fixed-price contracts. Revenue on fixed price contracts is recognized using the percentage of completion method based on costs incurred in relation to total estimated costs for each contract. Revenue on time-and-materials contracts is recognized to the extent of fixed billable rates for hours delivered plus reimbursable costs. Revenue on cost-plus-fee contracts is recognized based on reimbursable costs incurred plus estimated fees earned thereon. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined.

  Cash Flow Information

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Cash paid for interest in fiscal 1997 and 1998 was nil and $118,000, respectively. Cash paid for taxes in fiscal 1997 and 1998 was nil and $14,000 respectively.

                         PROVANT, INC. AND SUBSIDIARIES

     The Company recorded the following non-cash transactions during fiscal 1998 (Dollars in thousands):

Discount on indebtedness associated with issuance of stock
  warrants..................................................  $221
Compensation expense in connection with sales of Company
  stock.....................................................  $485
Compensation expense in connection with stock options
  granted to consultants to the Company.....................  $201

     In addition, the following is a reconciliation of net cash paid for acquisitions during fiscal 1998 (Dollars in thousands):

Fair value of assets acquired...............................  $82,386
Liabilities assumed.........................................  (21,954)
Additional purchase price accrued but not yet paid..........     (755)
Estimated market value of stock consideration...............  (35,977)
                                                              -------
Cash paid...................................................   23,700
Less cash acquired..........................................   (4,398)
                                                              -------
     Net cash paid for acquisitions.........................  $19,302
                                                              =======

  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, contracts receivable, accounts payable and accrued expenses approximate fair value due to the short term nature of these instruments. The carrying value of the long term debt approximates fair value based on current rates available to the Company for debt of similar maturity and terms.

  Property and Equipment

     Property and equipment are stated at cost and include additions and major replacements or betterments. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the expected life of the lease or the estimated useful life of the asset. Maintenance and repairs are expensed when incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

  Goodwill

     Goodwill represents the excess of the aggregate purchase price paid by the Company over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years.

     Recoverability of goodwill and intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the acquired Company. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  Long-Lived Assets

     Long-lived assets and certain identifiable intangibles are reviewed for impairment, based upon undiscounted future cash flows, and appropriate losses are recognized whenever the carrying amount of an asset may not be recovered in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

  Concentrations of Credit Risk

     The Company provides services to customers located in a broad range of geographical regions. The Company's credit risk primarily consists of receivables from a variety of customers including U.S. Govern-

                         PROVANT, INC. AND SUBSIDIARIES
ment entities and commercial and industrial companies. The Company reviews its accounts receivable and provides allowances as deemed necessary.

  Income Taxes

     The Company will file a consolidated return for federal income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect, if any, on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Accounting for Stock-Based Compensation

     The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Statement 123 addresses the accounting for the cost of stock-based compensation, such as stock options, and permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The Company has adopted the disclosure alternative of Statement 123 as of June 30, 1998.

  Loss Per Share

     In fiscal 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, for calculating earnings per share (EPS). Statement 128 requires the disclosure of basic EPS, which is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Disclosure of diluted EPS, which gives effect to all dilutive potential common shares outstanding, is also required. For fiscal 1997 and 1998, the number of shares used in computation of basic EPS is the same as diluted EPS since the inclusion of any potential common shares would be anti-dilutive as a result of the net losses in those years.

     The following securities that could potentially dilute basic EPS in the future were not included in the computation of diluted EPS for 1998 because to do so would have been antidilutive:

                                                              JUNE 30,
                                                                1998
                                                              --------
Stock options...............................................   42,942
Warrants....................................................   18,400
                                                               ------
     Total..................................................   61,342
                                                               ======

     Contingently issuable shares (Note 10) have also been excluded from the calculation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of revenues, expenses, assets, liabilities and contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                         PROVANT, INC. AND SUBSIDIARIES

(3) BUSINESS COMBINATIONS

  Founding Company Acquisitions

     Concurrently with the completion of its IPO on May 4, 1998, PROVANT acquired the Founding Companies (the "Combination"). The companies acquired were Behavioral Technology, Inc., Decker Communications, Inc., J. Howard and Associates, Inc., Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences, MOHR Retail Learning Systems, Inc., Novations Group, Inc., and Star Mountain, Inc.

     The acquisition of each of the Founding Companies was accounted for using the "purchase" method of accounting in accordance with APB Opinion No. 16, Business Combinations. The aggregate consideration paid in these transactions was $24.5 million in cash and 3,459,341 shares of Common Stock having a value at the date of acquisition totaling $36.0 million.

     The consolidated balance sheet as of June 30, 1998 includes allocations of the respective purchase prices to the assets acquired and liabilities assumed based on preliminary estimates of fair value and is subject to final adjustment. The allocations resulted in $53.2 million of goodwill, which represents the excess of purchase price over the estimated fair value of the net assets acquired. In conjunction with the acquisitions, goodwill was determined as follows (Dollars in thousands):

Cash paid, net of cash acquired.............................  $ 19,302
Additional purchase price accrued but not yet paid..........       755
Estimated market value of stock consideration...............    35,977
Liabilities assumed.........................................    21,954
Less fair value of tangible assets acquired, net of cash
  acquired..................................................   (24,801)
                                                              --------
Goodwill....................................................  $ 53,187
                                                              ========

     The unaudited pro forma combined financial data presented below consists of the income statement data presented in these consolidated financial statements plus income statement data for the Founding Companies as if they were acquired effective July 1, 1996 (Dollars in thousands, except per share data):

                                                       YEAR ENDED JUNE 30,
                                                       --------------------
                                                         1997        1998
                                                       --------    --------
                                                           (UNAUDITED)
Revenue..............................................  $68,846     $78,062
Net income...........................................    4,221       5,060
Earnings per common share, basic.....................    $0.43       $0.52
Earnings per common share, diluted...................    $0.42       $0.50

     The unaudited pro forma combined financial data gives effect to (i) the Combination of PROVANT and the Founding Companies, (ii) the consummation of the IPO and the application of the net proceeds therefrom, (iii) the elimination of a non-recurring fee of $750,000 in the year ended June 30, 1998 for information related to the training industry, (iv) acquisitions completed by one of the Founding Companies, (v) the elimination of non-cash compensation expense totaling $686,000 for the year ended June 30, 1998 related to the issuance of Common Stock and stock options to officers of and consultants to the Company,
(vi) a provision for income tax for those Founding Companies that were taxed as S corporations during the relevant periods, (vii) the elimination of non-recurring legal and accounting fees related to the Combination and the IPO totaling $588,000 for the year ended June 30, 1998 and (viii) the compensation differential. The compensation differential represents pro forma adjustments to salary, bonuses and benefits paid to certain pre-Combination owners of the Founding Companies to certain levels to which they have agreed prospectively. For the years ended June 30, 1997 and 1998, the compensation differential was approximately $5.6 million and $6.5 million, respectively.

                         PROVANT, INC. AND SUBSIDIARIES

     The unaudited pro forma combined results presented above are not necessarily indicative of actual results which might have occurred had the operations and management teams of PROVANT and the Founding Companies been combined at the beginning of the periods presented.

  Subsequent Acquisition

     On July 20, 1998, the Company completed the acquisition of KC Resources Creative Solutions, Inc. ("KC Resources"), a training and instructional design and development consulting firm based in the Washington, DC area. The consideration paid by the Company was $6.0 million, consisting of $2.4 million in cash and 200,000 shares of Common Stock. This acquisition will be accounted for as a purchase transaction. The former sole stockholder of KC Resources will be entitled to receive contingent consideration of up to $1.4 million if KC Resources' earnings before interest and taxes for the year ending June 30, 1999 exceeds a specified base amount.

     Pro forma data giving effect to the Combination and the KC Resources acquisition for the year ended June 30, 1998 is as follows (Dollars in thousands, except per share data):

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
                                                              (UNAUDITED)
Revenue.....................................................   $ 83,511
Net income..................................................      5,419
Earnings per common share, basic............................   $   0.54
Earnings per common share, diluted..........................   $   0.52

(4) CONTRACTS RECEIVABLE

     Contracts receivable are summarized as follows (Dollars in thousands):

                                                               JUNE 30,
                                                                 1998
                                                              -----------
U.S. Government customers:
Amounts due currently -- prime contractor...................    $5,353
Amounts due currently -- subcontractor......................       589
Recoverable costs and accrued profit on progress
  completed -- not billed...................................     1,317
Retainage...................................................        36
                                                                ------
Total.......................................................    $7,295
                                                                ======

     In accordance with industry practice, amounts relating to long-term contracts are classified as current assets although an indeterminable portion of these amounts is not expected to be realized within one year. Receivable balances billed but not paid by customers pursuant to retainage provisions in contracts are due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance is billed and collected in the following fiscal year.

     All unbilled contract receivables, net of retainage, are expected to be billed and collected within one year.

                         PROVANT, INC. AND SUBSIDIARIES

(5) NON-CURRENT ASSETS

     A summary of property and equipment follows (Dollars in thousands):

                                                                             JUNE 30,
                                                              USEFUL LIFE      1998
                                                              ------------   --------
Equipment...................................................   5 - 7 years    $  322
Furniture and fixtures......................................   3 - 7 years     2,290
Leasehold improvements......................................   3 - 7 years       160
Less accumulated depreciation and amortization..............                    (224)
                                                                              ------
Property and equipment, net.................................                  $2,548
                                                                              ======

     Depreciation expense was nil and $222,000 for fiscal 1997 and 1998, respectively.

     Goodwill amortization expense was nil and $245,000 for fiscal 1997 and 1998, respectively.

(6) ACCRUED EXPENSES

     Accrued expenses consist of the following (Dollars in thousands):

                                                              JUNE 30,
                                                                1998
                                                              --------
Accrued lease abandonment costs.............................   $1,160
Other accrued liabilities...................................    6,201
                                                               ------
          Total.............................................   $7,361
                                                               ======

(7) REVOLVING CREDIT AGREEMENT

     On April 8, 1998, the Company entered into a revolving credit facility with Fleet National Bank (as agent), the material terms of which are summarized as follows. The facility provides the Company with a revolving line of credit of up to $40.0 million, guaranteed by all of the Company's significant wholly-owned subsidiaries and secured by a pledge of the capital stock of each of the Company's wholly-owned subsidiaries. The credit facility may be used for refinancing of existing indebtedness, acquisitions, working capital and general corporate purposes. Loans made under the credit facility bear interest, at the Company's option, at a rate based on either a Eurodollar rate or the bank's prime rate. In addition, a commitment fee is payable on the unused portion of the revolving line of credit at a rate of between 0.15% and 0.375% depending on the ratio of the Company's consolidated total funded debt to consolidated earnings before interest, taxes, depreciation and amortization. The credit facility will terminate three years from the Company's initial borrowing under the facility (which borrowing had yet to occur as of June 30, 1998), and all amounts outstanding thereunder (if any) will be due at such time. The credit facility (i) generally prohibits the payment of dividends and other distributions by the Company, (ii) generally does not permit the Company to incur or assume other indebtedness, and (iii) requires the Company to comply with certain financial covenants. As of June 30, 1998, there were no amounts outstanding under the credit facility.

(8) LONG-TERM DEBT

     Long-term debt consists primarily of amounts due to former stockholders of the Founding Companies. These notes mature through June, 2009 and bear interest at rates ranging from 7.5% to 8.75%.

                         PROVANT, INC. AND SUBSIDIARIES

(9) INCOME TAXES

     The income tax expense (benefit) consists of (Dollars in thousands):

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Current:
  Federal...................................................    $ 540
  State.....................................................      158
                                                                -----
          Total current.....................................      698
                                                                -----
Deferred:
  Federal...................................................     (860)
  State.....................................................      (41)
                                                                -----
          Total deferred....................................     (901)
                                                                -----
          Income tax benefit................................    $(203)
                                                                =====

     The income tax benefit was $203,000 for the year ended June 30, 1998, and differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income as a result of the following (Dollars in thousands):

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Income tax benefit at the statutory rate....................   $(1,084)
Decrease in income tax benefit resulting from:
  Reduction of valuation allowance due to interaction of
     acquiror and acquired companies tax positions..........       659
  Amortization of goodwill..................................        79
  State income taxes, net of federal income tax benefit.....        75
  Other, net................................................        68
                                                               -------
Benefit at effective tax rate...............................   $  (203)
                                                               =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (Dollars in thousands).

                                                              JUNE 30,
                                                                1998
                                                              --------
Deferred tax assets:
  Accrued liabilities.......................................   $2,794
  Allowance for doubtful accounts...........................      217
  Start-up costs capitalized for tax purposes...............      735
  Other.....................................................      139
                                                               ------
Total gross deferred tax assets.............................    3,885
  Less valuation allowance..................................     (140)
                                                               ------
  Net deferred tax assets...................................    3,745
                                                               ------
Deferred tax liabilities:
  Change from cash to accrual method for acquired
     companies..............................................    1,458
  Other.....................................................      160
                                                               ------
Total gross deferred liabilities............................    1,618
                                                               ------
Net deferred tax asset......................................   $2,127
                                                               ======

                         PROVANT, INC. AND SUBSIDIARIES

     The valuation allowance for deferred tax assets was $52,000 and $140,000 as of June 30, 1997 and 1998 respectively. The valuation allowance for deferred income taxes increased by $88 from June 30, 1997 to June 30, 1998. Valuation allowances at June 30, 1998 relate to potentially non-deductible expenses recorded by certain of the Founding Companies.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Taxable income for the year ended June 30, 1998 was $1,703,000. Although realization is not assured, based upon the level of historical taxable income of the Founding Companies and projections for PROVANT's future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced or increased in the near term if estimates of future taxable income during the carryforward period are reduced or increased.

(10) COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has several leases for its office space as well as for the Founding Companies' operating space, vehicles, and equipment under cancelable and non-cancelable operating leases that expire on various dates through fiscal 2005. Most of these leases generally provide for rent escalation based upon changes in real estate taxes and operating expenses.

     Future minimum lease payments under all non-cancelable operating leases, including leases to related parties, are as follows (Dollars in thousands):

YEAR ENDING JUNE 30,
--------------------
1999........................................................  $ 3,635
2000........................................................    3,160
2001........................................................    2,772
2002........................................................    1,857
2003........................................................      749
Thereafter..................................................    1,136
                                                              -------
Total.......................................................  $13,309
                                                              =======

     Rent expense for the years ended June 30, 1997 and 1998 was $51,000 and $585,000, respectively.

  U.S. Government Contracts

     Substantially all of one Founding Company's revenue and costs for all periods presented are subject to audit by agencies of the U.S. Government. Management does not expect the results of these audits to have a material impact on the financial position or future results of operations of the Company.

     Government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which projects will be funded in the future cannot be determined.

                         PROVANT, INC. AND SUBSIDIARIES

  Environmental Liabilities

     The Company has provided for the estimated costs associated with environmental remediation activities at one of its current operating locations. The Company provides for the estimated costs of the investigation and remediation of these sites when such losses are probable and the amounts can be reasonably estimated. The actual cost incurred may vary from these estimates due to the inherent uncertainties involved. The Company believes that any additional liability in excess of the amounts provided which may result from the resolution of these matters will not have a material adverse impact on the financial condition, liquidity, or cash flow of the Company.

  Contingent Payments to Former Stockholders

     The merger agreements between PROVANT and each of the Founding Companies provide for the payment of additional, contingent consideration (the "Additional Consideration"). With respect to six of the Founding Companies, the Additional Consideration will be paid in shares of Common Stock, with the number of those shares determined by a formula based on the relationship of the defined earnings before interest and taxes ("EBIT") of that Founding Company (including its successor following the closing of the Combination) for the fiscal year ending June 30, 1998 (June 30, 1999 in the case of J. Howard & Associates, Inc. ("J. Howard")) to a specified baseline EBIT target and certain other adjustments to be calculated after the fiscal year ended June 30, 1998. In particular, each merger agreement with a Founding Company (other than Star Mountain, Inc.) contains a targeted pro forma EBIT amount in excess of a baseline figure which, if achieved by the Founding Company, will result in the payment by the Company to the former stockholders of the Founding Company of the maximum Additional Consideration (consisting of a multiple of the excess EBIT amount). To the extent the Founding Company does not achieve the targeted amount, its former stockholders will receive a lesser amount of Additional Consideration proportionately related to the excess above the baseline figure. Shares of Common Stock issued as Additional Consideration to the former stockholders of all Founding Companies other than Star Mountain, Inc. ("Star Mountain") and J. Howard will be valued at the initial public offering price of $13.00 per share. Shares issued to J. Howard as Additional Consideration will be valued based on the average of the last sale prices of the Common Stock on Nasdaq during the 20 business days immediately following PROVANT's first public announcement of its financial results for fiscal 1999. Other than shares which may be issuable to the former stockholders of Star Mountain, a maximum of 969,218 shares of Common Stock may be issued as Additional Consideration following June 30, 1998 (assuming, in the case of J. Howard's Additional Consideration, a per share price of $13.00).

     For the seventh Founding Company, Star Mountain, the stockholders will be entitled to receive additional shares of Common Stock or cash in accordance with a formula based on the amount by which the EBIT of Star Mountain for the fiscal year ending June 30, 1999 exceeds a specified EBIT target. In particular, if Star Mountain's EBIT for fiscal 1999 exceeds the specified target, then (i) Star Mountain's former non-voting stockholders will receive cash equal to a multiple of the excess EBIT and (ii) Star Mountain's former voting stockholders will receive, at their election, either cash equal to a multiple of the excess EBIT or a number of shares of Common Stock equal to a multiple of the excess EBIT divided by 80% of the average of the last sale prices of the Common Stock on NASDAQ during the month of July 1999.

  Other Matters

     The Company is from time to time a party to litigation arising in the ordinary course of business. Management believes that no pending legal proceeding will have a material adverse effect on the business, financial condition or results of operations of the Company.

                         PROVANT, INC. AND SUBSIDIARIES

(11) STOCKHOLDERS' EQUITY

  Common and Preferred Stock

     In connection with its organization and initial capitalization, the Company issued 1,950,520 shares of its Common Stock, $.01 par value per share. In 1998, the Company issued 1,395,697 additional shares to management. These share amounts have been adjusted to reflect the stock split described below.

     The Company, in connection with the IPO, increased the authorized shares of stock to 45 million, consisting of 40 million shares of Common Stock and 5 million shares of Preferred Stock, and declared a stock split of 979.0292-for-1 in the form of a stock dividend that resulted in a total amount of outstanding shares of Common Stock prior to the IPO (but giving effect to the Combination) of 6,805,558. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. All share and per share amounts have been adjusted to reflect the stock split.

     On May 4, 1998, the Company completed its IPO, issuing to the public 2,600,000 shares of its Common Stock at a price of $13.00 per share and on May 7, 1998, the Company sold 390,000 shares of Common Stock at a price of $13.00 per share pursuant to the over-allotment option granted to the underwriters. The Company realized net proceeds from these sales of $32.7 million, net of the underwriting commissions and discounts and other expenses of the offering.

     As of June 30, 1998, the Company had 9,795,558 shares of Common Stock issued and outstanding.

     The Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. As of June 30, 1998, the Company had not issued any shares of Preferred Stock.

(12) STOCK OPTION PLANS

  Equity Incentive Plan

     The Company adopted the 1998 Equity Incentive Plan which provides for the award of up to 1,100,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted stock or stock units. All directors and employees of, and all consultants and advisors to, the Company are eligible to participate.

     In connection with the Offering, options to purchase 246,596 shares of Common Stock at $13.00 per share were issued to certain executives of the Company, of which options to purchase 86,596 shares vested upon the closing of the IPO. Options to purchase the remaining shares vest equally over a three-year period. All of these options expire seven years from the date of grant.

     Options to purchase an additional 622,387 shares of Common Stock at $13.00 per share were awarded to employees of and consultants to the Founding Companies and PROVANT. These options vest equally over a three year period and expire seven years from the date of grant, with the exception of options to purchase 80,000 shares, which became exercisable upon the closing of the Offering.

  Stock Plan for Non-Employee Directors

     The Company adopted the Stock Plan for Non-Employee Directors whereby 100,000 shares of Common Stock have been reserved for issuance. Each non-employee director of the Company who was not a stockholder prior to the Offering received an option to purchase 7,500 shares of Common Stock at $13.00 per share. Any non-employee director of the Company elected after the IPO generally will receive an option to purchase 7,500 shares of Common Stock at the fair market value of the Common Stock at the date of grant. Each option expires after 10 years and is exercisable six months following the date of grant. As of June 30, 1998, options to purchase 15,000 shares of Common Stock were granted under this plan.

                         PROVANT, INC. AND SUBSIDIARIES

  Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan allows all employees who work more than 20 hours per week, other than employees owning more than 5% or more of the combined voting power of all classes of stock of the Company, to purchase shares of Common Stock at a discount on a periodic basis.

     Purchases can occur at the end of option periods, each of six months' duration. The first such period began on June 1, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the last sale price of the Common Stock on the day prior to the beginning of an option period and the last sale price of the Common Stock on the day prior to the end of the option period. Participants may elect under the Plan to have from up to 2% to 10% of their pay applied to the purchase of shares at the end of the option period.

     A total of 500,000 shares are reserved for issuance under the Employee Stock Purchase Plan. As of June 30, 1998, no shares have been issued.

  Stock Purchase Warrants

     The Company issued two warrants each to officers and directors of the Company in exchange for these executives extending financing to the Company in the period prior to the Offering. The first warrant entitles the holder to purchase 173,194 shares of Common Stock at a per share exercise price equal to $13.00. The second warrant entitles the holder to purchase 216,492 shares of Common Stock which will become exercisable only if the market price of the Common Stock increases to certain threshold levels (except as otherwise described below) (the "Contingent Warrant"). Specifically, 20% of the total number of shares issuable under the Contingent Warrant will become exercisable on each of the three occasions that the market price of the Common Stock reaches $26.00, $39.00 and $52.00, respectively, and the remaining 40% of the total number of shares issuable under the Contingent Warrant will become exercisable if the market price of the Common Stock reaches $65.00. However, under certain circumstances involving the merger or sale of the Company, the Contingent Warrant will become exercisable to purchase all of the warrant shares. The exercise price of the Contingent Warrant increases on each anniversary of the closing of the Offering. Specifically, the exercise price is equal to the initial public offering price of $13.00 for the first 12 months following the closing of the Offering and, for each 12 month period thereafter, is equal to the initial public offering price plus 10% of the initial public offering price multiplied by the number of full 12 month periods elapsed since the closing of the Offering. However, once a portion of the Contingent Warrant becomes exercisable, that portion's exercise price is fixed as of that date. The warrants expire on May 4, 2005. The warrants have been accounted for in accordance with Opinion No. 14 of the Accounting Principles Board. Accordingly, the fair value allocated to the warrants has been accounted for as discount on the related debt. The holders of the warrants have the right to require the Company to register the resale of the shares that may be acquired upon exercise of the warrants under the Securities Act of 1933, as amended.

     Stock option activity under all plans during the periods indicated is as follows:

                                                              NUMBER OF   WEIGHTED-AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------   ----------------

Balance at June 30, 1997 and prior..........................        --
     Granted................................................   883,983         $13.00
     Exercised..............................................        --
     Forfeited..............................................     9,966          13.00
     Expired................................................        --
                                                               -------

Balance at June 30, 1998....................................   874,017         $13.00
                                                               =======

                         PROVANT, INC. AND SUBSIDIARIES

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements, except for stock options granted to non-employees for which compensation expense of $201,000 has been recorded in the year ended June 30, 1998. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below (Dollars in thousands, except per share data):

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Net loss:
  As reported...............................................   $(2,894)
  Pro forma for SFAS No. 123................................   $(3,679)
Basic and diluted loss per common share:
  As reported...............................................   $ (0.67)
  Pro forma for SFAS No. 123................................   $ (0.85)

     At June 30, 1998, there were 325,983 additional shares available for grant under the Company's stock option plans. The per share weighted-average fair value of stock options granted during 1998 was $4.53 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: volatility of 33%; expected dividend yield 0%, risk-free interest rate of 6.0%, and an expected life of 4 years.

     The following is a summary of stock options outstanding at June 30, 1998:

                     OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
--------------------------------------------------------------   -----------------------
                                      WEIGHTED-
                                       AVERAGE       WEIGHTED-                 WEIGHTED-
     RANGE OF                      REMAINING YEARS    AVERAGE                   AVERAGE
     EXERCISE          NUMBER      OF CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
      PRICES         OUTSTANDING        LIFE           PRICE     EXERCISABLE     PRICE
     --------        -----------   ---------------   ---------   -----------   ---------
      $ 5.00            10,000          2.84          $ 5.00        10,000      $ 5.00
      $13.00           874,017          6.88          $13.00       168,596      $13.00
                       -------                                     -------
   $ 5.00-$13.00       884,017          6.83          $12.91       178,596      $12.55

     In addition to the options granted under the plans noted above, the Company issued an option to purchase 10,000 shares of Common Stock at a purchase price of $5.00 per share.

  1998 Non-Qualified Stock Option Plan

     In July 1998, the Company adopted the 1998 Non-Qualified Stock Option Plan which provides for the award of up to 500,000 shares of Common Stock in the form of non-qualified stock options. All employees who are not officers or directors of the Company are eligible to participate. As of August 10, 1998, no options were granted under the 1998 Non-Qualified Stock Option Plan.

(13) EMPLOYEE BENEFIT PLANS

     The Founding Companies provide various retirement plans for eligible employees. These plans consist of defined contribution plans and profit sharing plans and cover employees at substantially all of the Company's operating locations. The defined contribution plans provide for contributions ranging from 1.5% to 2.0% of covered employees' salaries or wages, or at the discretion of the company. Total expense for contributions under all plans totaled $101,000 for fiscal 1998.

                         PROVANT, INC. AND SUBSIDIARIES

(14) RELATED PARTY TRANSACTIONS

     Prior to the Combination, certain Founding Companies had entered into lease arrangements with stockholders for facilities. These lease arrangements are for periods ranging from three to five years. Related lease expense was $81,000 for the year ended June 30, 1998. Future commitments with respect to these leases are included in the schedule of minimum lease payments in Note 10.

     Expenses paid by PROVANT prior to the closing of the Offering were advanced under a $3 million line of credit issued on October 6, 1997 by two of the Company's stockholders. As of June 30, 1998 this loan was repaid in its entirety and the line of credit was terminated.

(15) SEGMENT REPORTING

     The Company operates principally in one segment comprised of training and development services and products designed to increase the productivity of organizations. There was no single customer that accounted for 10% or more of the Company's total revenue in fiscal 1998.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Behavioral Technology, Inc.:

     We have audited the accompanying balance sheets of Behavioral Technology, Inc., as of June 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997 and for the period from July 1, 1997 to May 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Behavioral Technology, Inc. as of June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997, and for the period from July 1, 1997 to May 4, 1998, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
August 10, 1998

                          BEHAVIORAL TECHNOLOGY, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  JUNE 30,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $  652    $1,254
  Accounts receivable, net of allowance for doubtful
     accounts of $89 at June 30, 1996 and 1997..............     940     1,055
  Prepaid expenses..........................................      67       143
                                                              ------    ------
          Total current assets..............................   1,659     2,452
                                                              ------    ------
Property and equipment, net.................................     194       135
Other assets................................................       8         7
                                                              ------    ------
          Total assets......................................  $1,861    $2,594
                                                              ======    ======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  270    $  268
  Accrued expenses..........................................     123       148
  Accrued compensation......................................     316       433
  Deferred revenue..........................................      12        43
  Income taxes payable......................................      --        --
                                                              ------    ------
          Total current liabilities.........................     721       892
                                                              ------    ------
Commitments and contingencies
Stockholders' equity:
  Common stock, $10 par value; 1,000 shares authorized; 100
     and 99 shares issued and outstanding at June 30, 1996
     and June 30, 1997, respectively........................       1         1
  Additional paid-in capital................................      --        --
  Translation adjustment....................................      --        (6)
  Retained earnings.........................................   1,139     1,707
                                                              ------    ------
          Total stockholders' equity........................   1,140     1,702
                                                              ------    ------
          Total liabilities and stockholders' equity........  $1,861    $2,594
                                                              ======    ======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                     PERIOD FROM
                                                          YEAR ENDED JUNE 30,        JULY 1, 1997
                                                       --------------------------         TO
                                                        1995      1996      1997     MAY 4, 1998
                                                       ------    ------    ------    ------------
Revenue..............................................  $3,803    $5,685    $7,096      $  6,567
Cost of revenue......................................   1,049     1,495     1,488         1,243
                                                       ------    ------    ------      --------
          Gross profit...............................   2,754     4,190     5,608         5,324
Selling, general and administrative expenses.........   2,315     4,048     5,111         6,648
                                                       ------    ------    ------      --------
          Income (loss) from operations..............     439       142       497        (1,324)
                                                       ------    ------    ------      --------
Other income:
  Royalties..........................................      83        82        30            --
  Interest...........................................      13        27        31            29
  Other income, net..................................      43        --        10             2
                                                       ------    ------    ------      --------
          Total other income.........................     139       109        71            31
                                                       ------    ------    ------      --------
  Income (loss) before income taxes..................     578       251       568        (1,293)
  State income taxes.................................      --        --        --            15
                                                       ------    ------    ------      --------
          Net income (loss)..........................  $  578    $  251    $  568      $ (1,308)
                                                       ======    ======    ======      ========
Basic income (loss) per share........................  $5,780    $2,510    $5,680      $(13,080)
                                                       ======    ======    ======      ========
Weighted average shares outstanding..................     100       100       100           100
                                                       ======    ======    ======      ========

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    COMMON STOCK      ADDITIONAL
                                  ----------------     PAID-IN      TRANSLATION    RETAINED
                                  SHARES    AMOUNT     CAPITAL      ADJUSTMENT     EARNINGS     TOTAL
                                  ------    ------    ----------    -----------    --------    -------
Balance, June 30, 1994..........   100        $1         $ --           $--        $   310     $   311
  Net income....................    --        --           --            --            578         578
                                   ---        --         ----           ---        -------     -------
Balance, June 30, 1995..........   100         1           --            --            888         889
  Net income....................    --        --           --            --            251         251
                                   ---        --         ----           ---        -------     -------
Balance, June 30, 1996..........   100         1           --            --          1,139       1,140
  Net income....................    --        --           --            --            568         568
  Translation adjustment........    --        --           --            (6)            --          (6)
  Stock surrender...............    (1)       --           --            --             --          --
                                   ---        --         ----           ---        -------     -------
Balance, June 30, 1997..........    99         1           --            (6)         1,707       1,702
  Net loss......................    --        --           --            --         (1,308)     (1,308)
  Stock grant...................     5        --          182            --             --         182
                                   ---        --         ----           ---        -------     -------
Balance, May 4, 1998............   104        $1         $182           $(6)       $   399     $   576
                                   ===        ==         ====           ===        =======     =======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    PERIOD FROM
                                                            YEAR ENDED JUNE 30,     JULY 1, 1997
                                                           ----------------------        TO
                                                           1995    1996     1997    MAY 4, 1998
                                                           -----   -----   ------   ------------
Cash flows from operating activities:
  Net income (loss)......................................  $ 578   $ 251   $  568     $(1,308)
                                                           -----   -----   ------     -------
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization.....................     57      46       92          92
       Non-cash compensation.............................     --      --       --         946
       Changes in operating assets and liabilities:
          (Increase) in accounts receivable..............   (176)   (195)    (115)       (218)
          (Increase) decrease in prepaid expenses........     --     (67)     (76)         (3)
          (Increase) decrease in other assets............     --      --        1          (1)
          Increase (decrease) in accounts payable........     90      47       (2)        253
          Increase (decrease) in accrued expenses........     19     172      142        (199)
          Increase (decrease) in taxes payable...........     --      --       --          15
          Increase (decrease) in deferred revenue........     22     (48)      31         (42)
                                                           -----   -----   ------     -------
            Total adjustments............................     12     (45)      73         843
                                                           -----   -----   ------     -------
            Net cash provided by (used in) operating
               activities................................    590     206      641        (465)
                                                           -----   -----   ------     -------
Cash flows from investing activities:
  Purchases of property and equipment....................   (157)   (122)     (42)        (78)
  Proceeds from sale of property and equipment...........     --       5        9          --
  Net increase in amounts due from employees and related
     parties.............................................     --      --       --        (216)
  Purchase of trademark..................................     --      (7)      --          --
                                                           -----   -----   ------     -------
            Net cash used in investing activities........   (157)   (124)     (33)       (294)
                                                           -----   -----   ------     -------
Cash flows from financing activities:
  Proceeds received on line of credit....................     --      --      200          --
  Principal payments on line of credit...................     --      --     (200)         --
                                                           -----   -----   ------     -------
            Net cash used in financing activities........     --      --       --          --
                                                           -----   -----   ------     -------
Net increase (decrease) in cash and cash equivalents.....    433      82      608        (759)
Effect of exchange rate changes on cash..................     --      --       (6)         --
Cash and cash equivalents, beginning of period...........    137     570      652       1,254
                                                           -----   -----   ------     -------
Cash and cash equivalents, end of period.................  $ 570   $ 652   $1,254         495
                                                           =====   =====   ======     =======
Supplemental disclosure:
  Cash paid for interest.................................  $  --   $  --   $    2     $    --
                                                           =====   =====   ======     =======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Behavioral Technology, Inc. (the "Company") was founded in 1978. The Company primarily provides train-the-trainer programs designed to help its clients improve employee selection and to provide managers with a methodology for assessing strengths and weaknesses of current employees. BTI's revenue is derived primarily from the licensing to clients of the right to use its training materials.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary of PROVANT.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as services are performed. The Company also licenses to its clients the use of the Company's behavioral interviewing techniques. The entire sale price is recognized when the noncancellable contract is signed and the right to use the intellectual property is transferred. Deferred revenue is recognized for payments received prior to services being performed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Prepaid Expenses

     Prepaid expenses consist of costs incurred in developing videos and publishing books. The costs of the videos are being amortized over five years and the costs of the books are expensed as books are sold.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using an accelerated method over periods ranging from five to seven years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, short-term certificates of deposit, accounts receivable, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair value due to the short maturity of these instruments.

  Foreign Currency Translation

     The Company operates a branch in Canada. Assets and liabilities for the branch are translated into U.S. Dollars at the end of the year using year-end exchange rates. Income and expenses are translated using

                          BEHAVIORAL TECHNOLOGY, INC.

the average exchange rates for the year. Translation gains and losses are reported as a separate component of stockholders' equity.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company terminated its S corporation status concurrently with the combination previously described.

  Income per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented. All periods presented have been restated in accordance with FAS 128.

(3)  RELATED PARTY TRANSACTIONS

     The Company conducts its administrative operations in a facility leased from the principal stockholder of the Company. Lease expense for the years ended June 30, 1995, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998 was $90, $76, $85 and $88, respectively.

     Future minimum lease payments under all noncancelable operating leases are as follows:

      YEAR ENDING JUNE 30,
      --------------------
      1998..................................................  $ 83
      1999..................................................    86
      2000..................................................    89
      2001..................................................    89
      2002..................................................    45
                                                              ----
                                                              $392
                                                              ====

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                JUNE 30,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Machinery and equipment.....................................  $272    $307
Furniture and fixtures......................................    97      95
Leasehold improvements......................................    18      18
                                                              ----    ----
                                                               387     420
Accumulated depreciation and amortization...................   193     285
                                                              ----    ----
          Property and equipment, net.......................  $194    $135
                                                              ====    ====

     Depreciation and amortization expense related to property and equipment for the years ended June 30, 1995, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998 was $57, $46, $92 and $92, respectively.

                          BEHAVIORAL TECHNOLOGY, INC.

(5)  LINE OF CREDIT

     The Company entered into a line of credit agreement on October 15, 1996 for borrowings up to $500. The line bears interest at prime plus 1%, is secured by the accounts receivable of the Company, and is personally guaranteed by the principal stockholder. The line of credit had a maturity date of October 15, 1997 and was renewed until October 15, 1998. There were no amounts outstanding under this agreement at June 30, 1997.

(6)  EMPLOYEE BENEFITS

     The Company adopted a 401(k) profit sharing plan on January 1, 1996 that covers all employees above the age of twenty-one who have completed one year of service. Company contributions are made each year at the discretion of the Board of Directors. The Company contributed $66, $101, and $101 to the plan for the years ended June 30, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998, respectively.

(7)  CONCENTRATION OF CREDIT RISK

     The Company's credit risks primarily relate to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts. Cash deposits in excess of FDIC insurance limits approximated $1,040 at June 30, 1997. The Company has not incurred losses related to these balances to date.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Decker Communications, Inc.:

     We have audited the accompanying balance sheets of Decker Communications, Inc., as of June 30, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, and for the period from July 1, 1997 to May 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decker Communications, Inc., as of June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997, and for the period from July 1, 1997 to May 4, 1998, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
August 10, 1998

                          DECKER COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  JUNE 30,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $  314    $  508
  Investments...............................................     565       533
  Accounts receivable, net of allowance for doubtful
     accounts of $23 at June 30, 1996 and $31 at June 30,
     1997...................................................   1,242     1,608
  Prepaid expenses and other current assets.................     170       140
                                                              ------    ------
          Total current assets..............................   2,291     2,789
                                                              ------    ------
Property and equipment, net.................................     497       338
Other assets................................................      47        59
                                                              ------    ------
          Total assets......................................  $2,835    $3,186
                                                              ======    ======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  251    $  111
  Accrued expenses..........................................     283       378
  Accrued compensation......................................     469       639
  Taxes payable.............................................       6        --
  Current portion of note payable...........................      --       416
  Deferred revenue..........................................      92        89
                                                              ------    ------
          Total current liabilities.........................   1,101     1,633
                                                              ------    ------
Note payable, net of current portion........................      --       623
Redeemable common stock.....................................      --       300
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 750,000 shares authorized;
     176,972 and 138,027 shares issued and outstanding at
     June 30, 1996, and June 30, 1997, respectively.........     397       269
  Unrealized gain on investments............................       5         9
  Note receivable from stock sales..........................     (92)     (127)
  Retained earnings.........................................   1,424       479
                                                              ------    ------
          Total stockholders' equity........................   1,734       630
                                                              ------    ------
          Total liabilities and stockholders' equity........  $2,835    $3,186
                                                              ======    ======

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                           PERIOD FROM
                                                                YEAR ENDED JUNE 30,        JULY 1, 1997
                                                          -------------------------------       TO
                                                            1995       1996        1997     MAY 4, 1998
                                                          --------   --------    --------   -----------
Revenue.................................................  $  8,550   $  8,620    $  8,410    $  8,729
Cost of revenue.........................................     2,419      2,655       2,275       2,275
                                                          --------   --------    --------    --------
  Gross profit..........................................     6,131      5,965       6,135       6,454
Selling, general and administrative expenses............     5,670      5,716       6,446       5,696
                                                          --------   --------    --------    --------
  Income (loss) from operations.........................       461        249        (311)        758
Other (income) expense..................................       (54)       (74)          9         (11)
                                                          --------   --------    --------    --------
  Income (loss) before income taxes.....................       515        323        (320)        769
State income taxes......................................        67         30          33          17
                                                          --------   --------    --------    --------
  Net income (loss).....................................  $    448   $    293    $   (353)   $    752
                                                          ========   ========    ========    ========
Basic income (loss) per share...........................  $   2.53   $   1.63    $  (2.55)   $   5.24
                                                          ========   ========    ========    ========
Weighted average shares outstanding.....................   176,750    180,150     138,352     143,417
                                                          ========   ========    ========    ========

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              NOTE
                                            COMMON STOCK     UNREALIZED    RECEIVABLE
                                          ----------------     GAIN ON     FROM STOCK   RETAINED
                                          SHARES    AMOUNT   INVESTMENTS     SALES      EARNINGS   TOTAL
                                          -------   ------   -----------   ----------   --------   ------
Balance, June 30, 1994..................  174,000   $ 314       $--          $  --       $1,257    $1,571
  Sale of stock.........................    5,500      49        --            (50)          --        (1)
  Net income............................       --      --        --             --          448       448
  Dividends.............................       --      --        --             --         (300)     (300)
                                          -------   -----        --          -----       ------    ------
Balance, June 30, 1995..................  179,500     363        --            (50)       1,405     1,718
  Sale of stock.........................    4,000      42        --            (42)          --        --
  Repurchase of stock...................   (6,528)     (8)       --             --          (59)      (67)
  Unrealized gain on investments........       --      --         5             --           --         5
  Net income............................       --      --        --             --          293       293
  Dividends.............................       --      --        --             --         (215)     (215)
                                          -------   -----        --          -----       ------    ------
Balance, June 30, 1996..................  176,972     397         5            (92)       1,424     1,734
  Sale of stock.........................    8,080      35        --            (35)          --        --
  Repurchase of stock...................  (37,850)   (163)       --             --         (138)     (301)
  Unrealized gain on investments........       --      --         4             --           --         4
  Redeemable common stock...............   (9,175)     --        --             --         (300)     (300)
  Net loss..............................       --      --        --             --         (353)     (353)
  Dividends.............................       --      --        --             --         (154)     (154)
                                          -------   -----        --          -----       ------    ------
Balance, June 30, 1997..................  138,027     269         9           (127)         479       630
  Sale of stock.........................    5,390      44        --            (44)          --        --
  Unrealized gain on investments........       --      --        (9)            --           --        (9)
  Dividends.............................       --      --        --             --         (350)     (350)
  Net income............................       --      --        --             --          752       752
                                          -------   -----        --          -----       ------    ------
Balance, May 4, 1998....................  143,417   $ 313       $--          $(171)      $  881    $1,023
                                          =======   =====       ===          =====       ======    ======

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                               YEAR ENDED JUNE 30,    JULY 1, 1997
                                                              ---------------------        TO
                                                              1995    1996    1997    MAY 4, 1998
                                                              -----   -----   -----   ------------
Cash flows from operating activities:
  Net income (loss).........................................  $ 448   $ 293   $(353)     $  752
                                                              -----   -----   -----      ------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation and amortization........................    127     223     194         152
       Non-cash compensation................................     --      --     825          --
       (Gain) loss on disposal of property and equipment....     --      (3)     12          --
       Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable,
             trade..........................................   (210)     62    (366)        413
          (Increase) decrease in related party receivable...     --      --      --        (199)
          (Increase) decrease in prepaid expenses and other
             current assets.................................     12      20      30         (29)
          (Increase) decrease in other assets...............    (18)      6     (12)          7
          Increase (decrease) in accounts payable and
             accrued expenses...............................    247     (30)    119        (283)
          Increase (decrease) in deferred revenue...........    (40)    (61)     (3)         31
          Increase (decrease) in other current
             liabilities....................................     --      --      --         223
                                                              -----   -----   -----      ------
            Total adjustments...............................    118     217     799         315
                                                              -----   -----   -----      ------
            Net cash provided by operating activities.......    566     510     446       1,067
                                                              -----   -----   -----      ------
Cash flows from investing activities:
  Net change in investments.................................   (344)    131      36         133
  Purchases of property and equipment.......................   (136)   (443)    (56)       (167)
  Proceeds from sale of property and equipment..............     --       9       9           3
                                                              -----   -----   -----      ------
            Net cash (used in) provided by investing
                activities..................................   (480)   (303)    (11)        (31)
                                                              -----   -----   -----      ------
Cash flows from financing activities:
  Dividends.................................................   (300)   (215)   (154)       (544)
  Repurchase of stock.......................................     --     (67)    (35)         --
  Payments of notes payable.................................     (6)     --     (52)        (11)
  Repayments of long-term debt..............................     --      --      --         (35)
                                                              -----   -----   -----      ------
            Net cash used in financing activities...........   (306)   (282)   (241)       (590)
                                                              -----   -----   -----      ------
Net (decrease) increase in cash and cash equivalents........   (220)    (75)    194         446
Cash and cash equivalents, beginning of period..............    609     389     314         508
                                                              -----   -----   -----      ------
Cash and cash equivalents, end of period....................  $ 389   $ 314   $ 508      $  954
                                                              =====   =====   =====      ======
Supplemental disclosure:
  Cash paid for interest....................................  $  --   $  --   $  80      $   38
                                                              =====   =====   =====      ======
Supplemental disclosure of non-cash item:
  Increase (decrease) in market value of investments........  $  19   $ (11)  $   4      $   (9)
                                                              =====   =====   =====      ======

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(1)  NATURE OF OPERATIONS

     Decker Communications, Inc. (the "Company") was founded in 1979. The Company provides instructor-led training to businesses to improve employees' business communication skills and communication between management and employees. Revenue is derived primarily from fees charged to participants in its instructor-led training programs.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary of PROVANT.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenues are recognized as products and services are provided.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Investments

     Marketable investment securities consist of U.S. treasury bills and equity securities in various mutual funds. The investments are stated at fair market value and are accounted for as available for sale securities under the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized gains are included as a separate component of stockholders' equity.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using an accelerated method over periods ranging from five to seven years. Leasehold improvements are amortized over the lease term.

  Fair Value of Financial instruments

     Financial instruments of the Company consist of cash and cash equivalents, investments, accounts and notes receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments approximates their fair value because of the short maturity of these instruments. Based upon borrowing rates currently available to the Company for issuance of similar debt with similar terms and remaining maturities, the estimated fair value of the long-term debt approximates its carrying amount.

                          DECKER COMMUNICATIONS, INC.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company terminated its S corporation status concurrently with the combination previously described.

  Library of Copyrighted Materials

     The Company derives a substantial portion of its revenue from training programs which are based on its library of copyrighted materials and other materials developed within the Company. Costs associated with the development of these materials have been expensed as incurred.

  Income per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented. All periods presented have been restated in accordance with FAS 128.

(3)  RELATED PARTY TRANSACTIONS

     The Company has a note receivable from a stockholder and officer of the Company for the purchase of stock. The balance of this note was $92 and $127 at June 30, 1996 and 1997, respectively. The note bears interest at the prevailing rate and is secured by shares of Company stock and may be repaid by cash or redemption of the stock to the Company. The note is reflected as a reduction of stockholders' equity in the accompanying balance sheets.

(4)  INVESTMENTS

     Investments consist of the following:

                                                                JUNE 30,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
U.S. Treasury Bills.........................................  $433    $381
Mutual Funds................................................   127     143
                                                              ----    ----
          Total cost........................................  $560    $524
Unrealized gain.............................................     5       9
                                                              ----    ----
          Total fair value..................................  $565    $533
                                                              ====    ====

                          DECKER COMMUNICATIONS, INC.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                 JUNE 30,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
Equipment..................................................  $  665       591
Furniture and fixtures.....................................     336       334
Software...................................................     129       143
Leasehold improvements.....................................      17        19
                                                             ------    ------
                                                              1,147     1,087
Accumulated depreciation and amortization..................     650       749
                                                             ------    ------
          Property and equipment, net......................  $  497       338
                                                             ======    ======

     Depreciation and amortization expense related to property and equipment for the years ended June 30, 1995, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998 was $127, $223, $194 and $152, respectively.

(6)  NOTE PAYABLE

     In July 1996, the Company entered into a stock repurchase agreement with a stockholder of the Company to repurchase 33,350 shares of common stock. In connection with the agreement, the Company issued a secured promissory note to the stockholder in the amount of $1,091. Of the total purchase price, $825 has been attributed to compensation expense. The balance has been treated as a repurchase of common stock. The note bears interest at 7.5%, with principal and interest due monthly through June 30, 2009. The note is secured by all tangible and intangible assets of the Company.

     In connection with the stock repurchase agreement, the stockholder has the option to accelerate the payment of a portion of the outstanding balance upon the occurrence of certain events. One such event has occurred, as discussed in note 1, giving the stockholder the right to accelerate approximately $416 of the principal balance. This amount has been classified as current in the accompanying balance sheet at June 30, 1997. The stockholder has not yet chosen to accelerate the note.

     Also in connection with the stock repurchase agreement, the Company issued a put option to the stockholder which gave him the right, upon occurrence of a triggering event, to sell his remaining 9,175 shares of common stock to the Company at an arbitrated value per share. Payment pursuant to this put option would be made by amending the principal balance of the note payable by the amount of the purchase price, effective July 1, 1999. The stockholder has not yet chosen to exercise the put option. Common shares held under this option have been reflected as redeemable common stock in the June 30, 1997 balance sheet.

     Principal payments on long-term debt are as follows:

      YEAR ENDING JUNE 30,
      --------------------
      1998..........................................  $  410
      1999..........................................      60
      2000..........................................      64
      2001..........................................      69
      2002..........................................      75
      Thereafter....................................     347
                                                      ------
          Total.....................................  $1,025
                                                      ======

                          DECKER COMMUNICATIONS, INC.

(7)  LINE OF CREDIT

     The Company has a $250 line of credit agreement with a bank, with interest payable at prime plus 1.5%. The line of credit is secured by substantially all of the Company's assets and is guaranteed by the principal stockholder of the Company. At June 30, 1996 and 1997, there were no amounts outstanding under the agreement.

(8)  OPERATING LEASES

     The Company leases all of its facilities under cancelable and noncancelable operating leases that expire on various dates through fiscal 2002. Most of these leases generally provide for rent escalation based upon changes in real estate taxes and operating expenses.

     Future minimum lease payments under all noncancelable operating leases are as follows:

      YEAR ENDING JUNE 30,
      --------------------
      1998..........................................  $  494
      1999..........................................     502
      2000..........................................     382
      2001..........................................     374
      2002..........................................     108
                                                      ------
          Total                                       $1,860
                                                      ======

     Rent expense for the years ended June 30, 1995, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998 was $505, $561, $510, and $427,
respectively.

(9)  EMPLOYEE BENEFITS

     The Company has a 401(k) plan in which it matches 50% of employee annual contributions up to $1 per employee. The Company contributed $29, $20, $28, and $36 to the plan for the years ended June 30, 1995, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998, respectively.

(10)  CONCENTRATION OF CREDIT RISK

     The Company's three largest customers accounted for approximately 16%, 30%, and 16% of total revenues for the years ended June 30, 1995, 1996 and 1997, respectively. Accounts receivable from these customers represented approximately 13% and 16% of the total accounts receivable balance at June 30, 1996 and 1997, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
J. Howard & Associates, Inc.:

     We have audited the accompanying balance sheets of J. Howard & Associates, Inc., as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and for the period from January 1, 1998 to May 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. Howard & Associates, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 and for the period from January 1, 1997 to May 4, 1998, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
August 10, 1998

                          J. HOWARD & ASSOCIATES, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996      1997
                                                                ------    ------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  201    $  208
  Investments...............................................        --        --
  Accounts receivable, net of allowance for doubtful
     accounts of $84 at December 31, 1996 and $74 at
     December 31, 1997......................................       724     1,166
  Due from employees and related parties....................        17       214
  Prepaid expenses..........................................        14        42
                                                                ------    ------
          Total current assets..............................       956     1,630
                                                                ------    ------
Property and equipment, net.................................       365       301
Other assets................................................        44       138
                                                                ------    ------
          Total assets......................................    $1,365    $2,069
                                                                ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   12    $   59
  Accrued expenses..........................................       106       105
  Accrued compensation......................................        32       139
  Deferred revenue..........................................       135        88
  Accrued state income taxes................................        38        41
  Distributions payable.....................................        --       103
  Current portion of long-term debt.........................        --        --
                                                                ------    ------
          Total current liabilities.........................       323       535
                                                                ------    ------
Commitments and contingencies
Stockholders' equity:
  Class A voting common stock, no par value; authorized
     100,000 shares; issued and outstanding 72,533 shares at
     December 31, 1996 and December 31, 1997................       175       175
  Class B non-voting common stock, no par value; authorized
     25,000 shares; issued and outstanding 16,267 shares at
     December 31, 1996 and December 31, 1997................        97        97
  Retained earnings.........................................       770     1,262
                                                                ------    ------
          Total stockholders' equity........................     1,042     1,534
                                                                ------    ------
          Total liabilities and stockholders' equity........    $1,365    $2,069
                                                                ======    ======

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                       PERIOD FROM
                                                          YEAR ENDED DECEMBER 31,    JANUARY 1, 1998
                                                          ------------------------         TO
                                                           1995     1996     1997      MAY 4, 1998
                                                          ------   ------   ------   ---------------
Revenue.................................................  $6,251   $7,110   $7,684       $2,041
Cost of revenue.........................................   1,964    2,166    2,346          670
                                                          ------   ------   ------       ------
  Gross profit..........................................   4,287    4,944    5,338        1,371
Selling, general, and administrative expenses...........   4,158    4,559    4,748        1,476
                                                          ------   ------   ------       ------
  Income (loss) from operations.........................     129      385      590         (105)
                                                          ------   ------   ------       ------
Other income (expense):
  Interest and dividend income..........................       6       31       15            3
  Interest expense......................................      (9)      --       --           --
  Other income (expense)................................      --        3       --           --
                                                          ------   ------   ------       ------
          Total other income (expense)..................      (3)      34       15            3
                                                          ------   ------   ------       ------
          Income (loss) before
            income taxes................................     126      419      605         (102)
State income taxes......................................      10        8        5           --
                                                          ------   ------   ------       ------
          Net income (loss).............................  $  116   $  411   $  600       $ (102)
                                                          ======   ======   ======       ======
Basic income (loss) per share...........................  $ 1.45   $ 4.81   $ 6.76       $(1.15)
                                                          ======   ======   ======       ======
Weighted average shares outstanding.....................  80,000   85,500   88,800       88,800
                                                          ======   ======   ======       ======

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CLASS A VOTING     CLASS B NON-VOTING
                                        COMMON STOCK         COMMON STOCK
                                      ----------------    ------------------    RETAINED
                                      SHARES    AMOUNT    SHARES     AMOUNT     EARNINGS    TOTAL
                                      ------    ------    -------    -------    --------    ------
Balance, December 31, 1994..........  66,667     $ 64     13,333      $ 42       $1,059     $1,165
  Net income........................      --       --         --        --          116        116
  Distributions to stockholders.....      --       --         --        --         (473)      (473)
                                      ------     ----     ------      ----       ------     ------
Balance, December 31, 1995..........  66,667       64     13,333        42          702        808
  Net income........................      --       --         --        --          411        411
  Distributions to stockholders.....      --       --         --        --         (343)      (343)
  Stock grant.......................   5,866      111      2,934        55           --        166
                                      ------     ----     ------      ----       ------     ------
Balance, December 31, 1996..........  72,533      175     16,267        97          770      1,042
  Net income........................      --       --         --        --          600        600
  Distributions to stockholders.....      --       --         --        --         (108)      (108)
                                      ------     ----     ------      ----       ------     ------
Balance, December 31, 1997..........  72,533      175     16,267        97        1,262      1,534
  Net loss..........................      --       --         --        --         (102)      (102)
                                      ------     ----     ------      ----       ------     ------
Balance, May 4, 1998................  72,533     $175     16,267      $ 97       $1,160     $1,432
                                      ======     ====     ======      ====       ======     ======

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           PERIOD FROM
                                                              YEAR ENDED DECEMBER 31,    JANUARY 1, 1998
                                                              ------------------------         TO
                                                               1995     1996     1997      MAY 4, 1998
                                                              ------   ------   ------   ---------------
Cash flows from operating activities:
  Net income (loss).........................................  $ 116    $ 411    $ 600         $(102)
                                                              -----    -----    -----         -----
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................     95      104      139            45
       Non-cash compensation................................     --      166       --           152
       Loss on sale of property and equipment...............     --       --       15            --
       Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable........   (116)      37     (442)          (86)
          (Increase) decrease in prepaid expenses...........     10      (10)     (28)           (5)
          Increase in investments...........................     --       --       --           (10)
          (Increase) decrease in other assets...............     12        9      (94)          106
          Increase (decrease) in accounts payable and
            accrued expenses................................    153     (282)     256           237
          Increase in state income taxes....................      8       11        3            --
          Increase (decrease) in deferred revenue...........     91       18      (47)          (65)
                                                              -----    -----    -----         -----
            Total adjustments...............................    253       53     (198)          374
                                                              -----    -----    -----         -----
            Net cash provided by (used in) operating
                activities..................................    369      464      402           272
                                                              -----    -----    -----         -----
Cash flows from investing activities:
  Purchases of property and equipment.......................    (50)    (299)    (101)          (81)
  Proceeds from sale of property and equipment..............     --       --       11            --
  Net (increase) decrease in amounts due from employees and
     related parties........................................     (8)      51     (197)          156
                                                              -----    -----    -----         -----
            Net cash used in investing activities...........    (58)    (248)    (287)           75
                                                              -----    -----    -----         -----
Cash flows from financing activities:
  Proceeds (payments) on long-term debt.....................    (42)      --       --           385
  Distributions to stockholders.............................   (335)    (481)    (108)         (103)
                                                              -----    -----    -----         -----
            Net cash (used in) provided by financing
                activities..................................   (377)    (481)    (108)          282
                                                              -----    -----    -----         -----
Net increase (decrease) in cash and cash equivalents........    (66)    (265)       7           629
Cash and cash equivalents, beginning of period..............    532      466      201           208
                                                              -----    -----    -----         -----
Cash and cash equivalents, end of period....................  $ 466    $ 201      208         $ 837
                                                              =====    =====    =====         =====
Supplemental disclosure:
  Cash paid for interest....................................  $   9    $  --    $  --         $  --
                                                              =====    =====    =====         =====

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     J. Howard & Associates, Inc. (the "Company") was founded in 1977. The Company provides instructor-led training to individual managers and client companies to identify and address potential obstacles to improving workplace productivity, including race and gender issues, sexual harassment and failure of employees to take measured risks. Revenue is derived primarily from instructor-led seminars and, to a lesser extent, from rendering consulting services.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary of PROVANT.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as products and services are provided.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using accelerated and straight-line methods over periods ranging from three to seven years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair value because of the short maturity of these instruments.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company terminated its S corporation status concurrently with the combination previously described.

  Income per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common

                          J. HOWARD & ASSOCIATES, INC.

shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented. All periods presented have been restated in accordance with FAS 128.

(3)  RELATED PARTY TRANSACTIONS

     Due from employees and related parties consists of the following at:

                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Due from The Efficacy Institute, Inc........................  $14     $ 39
Due from (to) stockholders..................................   (9)     173
Due from employees..........................................   12        2
                                                              ---     ----
                                                              $17     $214
                                                              ===     ====

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
Equipment..................................................  $  677    $  631
Furniture and fixtures.....................................     255       270
Leasehold improvements.....................................      49        49
Investment art.............................................      21        21
Computer software..........................................     113       207
Vehicles...................................................      38        38
                                                             ------    ------
                                                              1,153     1,216
Accumulated depreciation and amortization..................     788       915
                                                             ------    ------
          Property and equipment, net......................  $  365    $  301
                                                             ======    ======

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1995, 1996 and 1997 and for the period from January 1, 1998 to May 4, 1998 was $95, $104, $139 and $45, respectively.

(5)  LINE OF CREDIT

     The Company has a secured revolving line of credit agreement which permits borrowings of up to $500 at the bank's base rate plus one percent. No amounts were outstanding under this agreement at December 31, 1995, 1996 and 1997. Substantially all assets of the Company are pledged as collateral under this agreement.

(6)  DISTRIBUTIONS TO STOCKHOLDERS

     As discussed in note 2, the stockholders are taxed on their proportionate share of the Company's taxable income. It has been the Company's policy to make distributions to the stockholders for the purpose of funding these income tax obligations.

(7)  LEASE COMMITMENTS

     The Company is committed under various noncancelable operating leases for office space and equipment through June 2005. Lease expense charged to operations was $256 in 1995, $247 in 1996 and $149 in 1997 and $55 for the period from January 1, 1998 to May 4, 1998.

                          J. HOWARD & ASSOCIATES, INC.

     Future minimum lease payments under all noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998................................................  $  344
1999................................................     616
2000................................................     617
2001................................................     577
2002................................................     554
Thereafter..........................................   1,372
                                                      ------
                                                      $4,080
                                                      ======

(8)  STOCKHOLDERS' EQUITY

     During the year ended December 31, 1996, 5,866 shares of Class A common stock (voting) no par value and 2,934 shares of Class B common stock (non-voting) no par value were issued 50% each to two new shareholders in recognition of compensation expense of $111 and $55, respectively.

     On June 30, 1995, the Company approved an increase in the authorized common stock Class A (voting) from 12,500 shares to 100,000 shares and common stock Class B (non-voting) from 1,000 shares to 25,000 shares. Additionally, the Company approved an exchange of 40 shares of the newly authorized shares for each share of the previously authorized shares (or a 40 for 1 stock split). All share data has been retroactively adjusted to reflect the stock split.

(9)  EMPLOYEE BENEFITS

     The Company maintains a defined contribution retirement plan for all eligible employees. Company contributions are at the discretion of the Board of Directors, but cannot exceed the maximum amount deductible under applicable provisions of the Internal Revenue Code.

     Contributions to the plan amounted to $34 for each of the years ended December 31, 1995, 1996 and 1997. For the period from January 1, 1998 to May 4, 1998, contributions to the plan were $12.

(10)  CONCENTRATION OF CREDIT RISK

     The Company's three largest customers accounted for approximately 30%, 63% and 34% of net program revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Accounts receivable from these customers approximated $514 and $280 at December 31, 1996 and 1997, respectively.

     The Company maintains cash deposits in two banks located in eastern Massachusetts and in a money market mutual fund account sponsored by a registered broker-dealer. Cash deposits in excess of FDIC insurance limits approximated $140 and $46 at December 31, 1996 and 1997, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Robert Steinmetz, Ph.D., and Associates, Inc.
d/b/a Learning Systems Sciences:

     We have audited the accompanying balance sheets of Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from January 1, 1998 to May 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from January 1, 1998 to May 4, 1998 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
August 10, 1998

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Current assets:
  Cash and cash equivalents.................................  $  274    $  174
  Accounts receivable, net of allowance for doubtful
     accounts of $88 at December 31, 1996 and 1997..........     703       984
  Costs in excess of billings...............................     267       561
  Prepaid expenses and other current assets.................      53        43
                                                              ------    ------
          Total current assets..............................   1,297     1,762
                                                              ------    ------
Property and equipment, net.................................     129       153
Other assets................................................     103       104
                                                              ------    ------
          Total assets......................................  $1,529    $2,019
                                                              ======    ======

Current liabilities:
  Accounts payable..........................................  $   64    $  185
  Accrued expenses..........................................     166        40
  Accrued compensation......................................     124       161
  Billings in excess of costs...............................     710       414
                                                              ------    ------
          Total current liabilities.........................   1,064       800
                                                              ------    ------
Commitments and contingencies
Stockholders' equity:
  Common stock, stated value; 14,000,000 shares authorized,
     issued and outstanding.................................       3         3
  Retained earnings.........................................     462     1,216
                                                              ------    ------
          Total stockholders' equity........................     465     1,219
                                                              ------    ------
          Total liabilities and stockholders' equity........  $1,529    $2,019
                                                              ======    ======

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,            PERIOD FROM
                                                ------------------------------------   JANUARY 1, 1998
                                                   1995         1996         1997      TO MAY 4, 1998
                                                ----------   ----------   ----------   ---------------
Revenue.......................................  $    3,332   $    5,123   $    5,681     $    2,861
Cost of revenue...............................       1,390        1,696        2,202            909
                                                ----------   ----------   ----------     ----------
  Gross profit................................       1,942        3,427        3,479          1,952
Selling, general and administrative
  expenses....................................       1,767        3,079        2,226            633
                                                ----------   ----------   ----------     ----------
          Income from operations..............         175          348        1,253          1,319
                                                ----------   ----------   ----------     ----------
Other income (expense):
  Other.......................................         (49)          --           --             --
  Interest income, net........................           2            9           15              5
                                                ----------   ----------   ----------     ----------
          Total other income (expense)........         (47)           9           15              5
                                                ----------   ----------   ----------     ----------
          Income before income taxes..........         128          357        1,268          1,324
Income taxes..................................          86            7           18              4
                                                ----------   ----------   ----------     ----------
          Net income..........................  $       42   $      350   $    1,250     $    1,320
                                                ==========   ==========   ==========     ==========
Basic income per share........................  $       --   $      .03   $      .09     $      .09
                                                ==========   ==========   ==========     ==========
Weighted average shares outstanding...........  14,000,000   14,000,000   14,000,000     14,000,000
                                                ==========   ==========   ==========     ==========

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          COMMON STOCK
                                                      --------------------    RETAINED
                                                        SHARES      AMOUNT    EARNINGS    TOTAL
                                                      ----------    ------    --------    ------
Balance, December 31, 1994..........................  14,000,000      $3       $   70     $   73
  Net income........................................          --      --           42         42
                                                      ----------      --       ------     ------
Balance, December 31, 1995..........................  14,000,000       3          112        115
  Net income........................................          --      --          350        350
                                                      ----------      --       ------     ------
Balance, December 31, 1996..........................  14,000,000       3          462        465
  Dividend                                                    --      --         (496)      (496)
  Net income........................................          --      --        1,250      1,250
                                                      ----------      --       ------     ------
Balance, December 31, 1997..........................  14,000,000       3        1,216      1,219
  Dividend                                                    --      --         (279)      (279)
  Net income........................................          --      --        1,320      1,320
                                                      ----------      --       ------     ------
Balance, May 4, 1998................................  14,000,000      $3       $2,257     $2,260
                                                      ==========      ==       ======     ======

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEAR ENDED DECEMBER 31,      PERIOD FROM
                                                        -------------------------   JANUARY 1, 1998
                                                         1995     1996     1997     TO MAY 4, 1998
                                                        ------   ------   -------   ---------------
Cash flows from operating activities:
  Net income..........................................  $  42    $ 350    $1,250        $1,320
                                                        -----    -----    ------        ------
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization..................     48       43        62            20
       Changes in operating assets and liabilities:
          Increase in accounts receivable.............   (467)    (195)     (281)         (169)
          (Increase) decrease in prepaid expenses and
            other current assets......................     12      (30)       10           (70)
          (Increase) decrease in costs in excess of
            billings..................................   (184)      14      (294)          109
          (Increase) decrease in other assets.........    (17)     (19)       (1)           14
          Increase (decrease) in accounts payable and
            accrued expenses..........................     50      115        32           111
          Increase in deferred revenue................     --       --        --            93
          Increase (decrease) in billings in excess of
            costs.....................................    560       37      (296)         (414)
                                                        -----    -----    ------        ------
            Total adjustments.........................      2      (35)     (768)         (309)
                                                        -----    -----    ------        ------
            Net cash provided by operating
               activities.............................     44      315       482         1,011
                                                        -----    -----    ------        ------
Cash flows from investing activity:
  Purchases of property and equipment.................    (84)     (85)      (86)         (271)
                                                        -----    -----    ------        ------
Cash flows from financing activity:
  Dividend............................................     --       --      (496)         (629)
                                                        -----    -----    ------        ------
            Net (decrease) increase in cash and cash
               equivalents............................    (40)     230      (100)          111
Cash and cash equivalents, beginning of period........     84       44       274           174
                                                        -----    -----    ------        ------
Cash and cash equivalents, end of period..............  $  44    $ 274    $  174        $  285
                                                        =====    =====    ======        ======

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences, was founded in 1979. The Company creates customized training products that generally are designed to facilitate faster learning of customer interface devices and higher productivity of retail associates. Revenue is derived primarily from the design, development and delivery of its products.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary of PROVANT.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company follows the percentage-of-completion method of accounting for contracts. Accordingly, income is recognized in the ratio that costs incurred bear to estimated total costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated using an accelerated method over periods ranging from five to seven years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments approximates their fair value because of the short maturity of these instruments.

  Income Taxes

     Effective August 31, 1995, the Company elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements for the periods subsequent to that date. Only certain state

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

income taxes are paid by the Company. The Company terminated its S corporation status concurrently with the combination previously described.

  Income per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented. All periods presented have been restated in accordance with FAS 128.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Machinery and equipment.....................................  $248    $328
Furniture and fixtures......................................    48      54
Automobiles.................................................    10      10
Leasehold improvements......................................    12      12
                                                              ----    ----
                                                               318     404
Less accumulated depreciation and amortization..............   189     251
                                                              ----    ----
          Property and equipment, net.......................  $129    $153
                                                              ====    ====

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1995, 1996 and 1997 and for the period from January 1 to May 4, 1998 was $48, $43, $62 and $20, respectively.

(4)  OPERATING LEASES

     Operating lease commitments consist of facility and automobile rentals. Future minimum lease payments under all noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
1998................................................    $135
1999................................................      39
                                                        ----
                                                        $174
                                                        ====

     Lease expense for the years ended December 31, 1995, 1996 and 1997 and for the period from January 1 to May 4, 1998 totaled $93, $112, $136 and $50, respectively.

(5)  EMPLOYEE BENEFITS

     The Company has established a profit sharing plan for the benefit of its employees. Company contributions are made at the discretion of the Board of Directors. The Company contributed $83 to the plan in 1995. No contribution was made for the years ended December 31, 1996 or 1997, or for the period from January 1 to May 4, 1998.

                 ROBERT STEINMETZ, Ph.D., AND ASSOCIATES, INC.
                        d/b/a LEARNING SYSTEMS SCIENCES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

(6)  CONCENTRATION OF CREDIT RISK

     The Company had three customers that accounted for 41% of total revenue and two customers that accounted for 27% of total revenue for the years ended December 31, 1996 and 1997, respectively. Accounts receivable from these customers represented approximately 50% and 28% of the total accounts receivable balance at December 31, 1996 and 1997, respectively.

(7)  STOCK SPLIT

     Subsequent to December 31, 1997, the Company declared a stock split of 14,000-for-1 in the form of a stock dividend. All share and per share information has been restated to reflect the split.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MOHR Retail Learning Systems, Inc.:

     We have audited the accompanying balance sheets of MOHR Retail Learning Systems, Inc., as of June 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1997 and for the period from July 1, 1997 to May 4, 1998. These financial statements are the responsibility of MOHR Retail Learning Systems, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MOHR Retail Learning Systems, Inc. as of June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 1997, and for the period from July 1, 1997 to May 4, 1998, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
August 10, 1998

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                JUNE 30,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $221    $260
  Accounts receivable, net of allowance for doubtful
     accounts of $46 at June 30, 1996 and 1997..............   211     548
  Inventory.................................................    99     133
  Prepaid expenses..........................................    11      14
                                                              ----    ----
          Total current assets..............................   542     955
Property and equipment, net.................................    18      44
                                                              ----    ----
          Total assets......................................  $560    $999
                                                              ====    ====
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $118    $ 74
  Accrued expenses..........................................   320     295
  Accrued compensation......................................    12      54
  Deferred revenue..........................................    48      73
                                                              ----    ----
          Total current liabilities.........................   498     496
                                                              ----    ----
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 2,500 shares authorized; 100
     shares issued and outstanding..........................     4       4
  Retained earnings.........................................    58     499
                                                              ----    ----
          Total stockholders' equity........................    62     503
                                                              ----    ----
          Total liabilities and stockholders' equity........  $560    $999
                                                              ====    ====

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEAR ENDED       PERIOD FROM
                                                                  JUNE 30,        JULY 1, 1997
                                                              ----------------         TO
                                                               1996      1997     MAY 4, 1998
                                                              ------    ------    ------------
Revenue.....................................................  $2,171    $3,015       $3,237
Cost of revenue.............................................     677       825        1,009
                                                              ------    ------       ------
  Gross profit..............................................   1,494     2,190        2,228
Selling, general and administrative expenses................   1,151     1,745        1,510
                                                              ------    ------       ------
  Income from operations....................................     343       445          718
Interest income (expense)...................................      (3)        3            5
                                                              ------    ------       ------
  Income before income taxes................................     340       448          723
State income taxes..........................................       1         7            2
                                                              ------    ------       ------
          Net income........................................  $  339    $  441       $  721
                                                              ======    ======       ======
Basic income per share......................................  $3,390    $4,410       $7,210
                                                              ======    ======       ======
Weighted average shares outstanding.........................     100       100          100
                                                              ======    ======       ======

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  COMMON STOCK
                                                ----------------      RETAINED EARNINGS
                                                SHARES    AMOUNT    (ACCUMULATED DEFICIT)     TOTAL
                                                ------    ------    ---------------------    -------
Balance, June 30, 1995........................   100       $ 4             $  (281)          $  (277)
  Net income..................................    --        --                 339               339
                                                 ---       ---             -------           -------
Balance, June 30, 1996........................   100         4                  58                62
  Net income..................................    --        --                 441               441
                                                 ---       ---             -------           -------
Balance, June 30, 1997........................   100         4                 499               503
  Net income..................................    --        --                 721               721
                                                 ---       ---             -------           -------
Balance, May 4, 1998..........................   100       $ 4             $ 1,220           $ 1,224
                                                 ===       ===             =======           =======

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED
                                                                 JUNE 30,         PERIOD FROM
                                                              --------------    JULY 1, 1997 TO
                                                              1996     1997       MAY 4, 1998
                                                              -----    -----    ---------------
Cash flows from operating activities:
  Net income................................................  $ 339    $ 441         $ 721
                                                              -----    -----         -----
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization........................     10       15            20
       Changes in operating assets and liabilities:
          Increase in accounts receivable...................    (99)    (337)         (304)
          (Increase) decrease in inventory..................      4      (34)           (5)
          (Increase) decrease in prepaid expenses...........      3       (3)          (31)
          Increase (decrease) in accounts payable...........     (1)     (44)           21
          Increase (decrease) in accrued expenses...........    (15)      17          (218)
          Increase (decrease) in deferred revenue...........    (29)      25           131
                                                              -----    -----         -----
            Total adjustments...............................   (127)    (361)         (386)
                                                              -----    -----         -----
            Net cash provided by operating activities.......    212       80           335
                                                              -----    -----         -----
Cash flows from investing activities:
  Purchases of property and equipment.......................     (8)     (41)          (19)
  Net increase in amounts due from employees and related
     parties................................................     --       --           (49)
                                                              -----    -----         -----
            Net cash used in investing activities...........     (8)     (41)          (68)
                                                              -----    -----         -----
Net increase (decrease) in cash and cash equivalents........    204       39           267
Cash and cash equivalents, beginning of period..............     17      221           260
                                                              -----    -----         -----
Cash and cash equivalents, end of period....................  $ 221    $ 260         $ 527
                                                              =====    =====         =====
Supplemental disclosure:
  Cash paid for interest....................................  $  --    $   3         $   7
                                                              =====    =====         =====

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     MOHR Retail Learning Systems, Inc. (the "Company") was founded in 1991. The Company offers train-the-trainer seminars to help clients in the retail industry to improve productivity by fostering a customer oriented focus at the sales management and associate levels. In some of its programs, the Company trains employees directly through instructor-led seminars. Revenue is derived primarily from the licensing to clients of the right to use the Company's training programs. Revenue is received on a participant or site basis.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary of PROVANT.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as services are performed. The Company contracts with customers to provide materials and training seminars. Deferred revenue is recognized for payments received prior to services being performed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Inventory

     The Company owns training supplies and manuals which are accounted for using the lower of cost first-in, first-out (FIFO) or market basis of accounting.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using an accelerated method over five years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value because of the short maturity of those instruments.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the

                       MOHR RETAIL LEARNING SYSTEMS, INC.

financial statements. Only certain state taxes are paid by the Company. The Company terminated its S corporation status concurrently with the combination previously discussed.

  Income per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented. All periods presented have been restated in accordance with FAS 128.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                JUNE 30,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Equipment...................................................  $34      61
Furniture...................................................    9      19
Leasehold improvements......................................   --       4
                                                              ---     ---
                                                               43      84
Accumulated depreciation and amortization...................   25      40
                                                              ---     ---
          Property and equipment, net.......................  $18      44
                                                              ===     ===

     Depreciation and amortization expense related to property and equipment was $10 and $15 in the years ended June 30, 1996 and 1997, respectively, and $20 for the period from July 1, 1997 to May 4, 1998.

(4)  LEASE COMMITMENTS

     The Company is committed under various noncancelable operating leases for office space and equipment through February 2000. Lease expense for the years ended June 30, 1996 and 1997 was $18 and $34, respectively. For the period from July 1, 1997 to May 4, 1998 was $31. Future minimum lease payments under all noncancelable operating leases are as follows:

      YEAR ENDING JUNE 30,
      1998.............................................  $41
      1999.............................................   40
      2000.............................................    1
                                                         ---
           Total.......................................  $82
                                                         ===

(5)  EMPLOYEE BENEFITS

     Eligible employees of the Company participate in a profit sharing plan sponsored by the Company. The Plan provides that the Company make discretionary contributions to the Plan. The Company made contributions of $145, $104 and $51 for the years ended June 30, 1996 and 1997, and for the period from July 1, 1997 to May 4, 1998 respectively.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

(6)  CONCENTRATION OF CREDIT RISK

     The Company's credit risks primarily relate to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts. Cash deposits in excess of FDIC insurance limits approximated $108 at June 30, 1997. The Company has not incurred losses related to these balances to date.

     For the year ended June 30, 1996, the Company had one customer that accounted for 11 percent of total revenue. For the year ended June 30, 1997, no customer represented greater than 10 percent of total revenue.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Novations Group, Inc.:

     We have audited the accompanying balance sheets of Novations Group, Inc., as of June 30, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997 and for the period from July 1, 1997 to May 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novations Group, Inc., as of June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997 and for the period from July 1, 1997 to May 4, 1998 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
August 10, 1998

                             NOVATIONS GROUP, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  JUNE 30,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Current assets:
  Cash and cash equivalents.................................  $   17    $   88
  Accounts receivable, net of allowance for doubtful
     accounts of $158.......................................   1,976     2,202
  Receivable from related parties...........................     179       414
  Prepaid expenses..........................................      63       115
                                                              ------    ------
          Total current assets..............................   2,235     2,819
Property and equipment, net.................................     552       492
                                                              ------    ------
          Total assets......................................  $2,787    $3,311
                                                              ======    ======

Current liabilities:
  Current portion of notes payable..........................   1,079     1,298
  Accounts payable..........................................     225       118
  Accrued compensation......................................     836       803
  Accrued expenses..........................................     275       177
  Deferred income taxes.....................................      --       415
                                                              ------    ------
          Total current liabilities.........................   2,415     2,811
                                                              ------    ------
Notes payable...............................................     459       361
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value; 1,000,000 shares
     authorized; 1,000 shares issued and outstanding at June
     30, 1996 and 1997, respectively........................       1         1
  Retained earnings (deficit)...............................     (88)      138
                                                              ------    ------
          Total stockholders' equity (deficit)..............     (87)      139
                                                              ------    ------
          Total liabilities and stockholders' equity........  $2,787    $3,311
                                                              ======    ======

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       YEAR ENDED JUNE 30,          PERIOD FROM
                                                    --------------------------    JULY 1, 1997 TO
                                                     1995      1996      1997       MAY 4, 1998
                                                    ------    ------    ------    ---------------
Revenue...........................................  $7,175    $9,039    $9,018        $9,228
Cost of revenue...................................   3,885     4,733     4,839         4,356
                                                    ------    ------    ------        ------
          Gross profit............................   3,290     4,306     4,179         4,872
Selling, general, and administrative expenses.....   3,167     4,094     3,315         3,956
                                                    ------    ------    ------        ------
          Income from operations..................     123       212       864           916
Interest expense, net.............................      98        98       137           196
                                                    ------    ------    ------        ------
          Income before income taxes..............      25       114       727           720
Income taxes......................................      22        40       435           367
                                                    ------    ------    ------        ------
          Net income..............................  $    3    $   74    $  292        $  353
                                                    ======    ======    ======        ======
Basic income per share............................  $    3    $   74    $  292        $  353
                                                    ======    ======    ======        ======
Weighted average shares outstanding...............   1,000     1,000     1,000         1,000

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             RETAINED
                                                         COMMON STOCK        EARNINGS
                                                       ----------------    (ACCUMULATED
                                                       SHARES    AMOUNT      DEFICIT)      TOTAL
                                                       ------    ------    ------------    -----
Balance, June 30, 1994...............................   1,000     $ 1         $ (45)       $ (44)
  Net income.........................................      --      --             3            3
  Distributions to stockholders......................      --      --           (79)         (79)
                                                       ------     ---         -----        -----
Balance, June 1995...................................   1,000       1          (121)        (120)
  Net income.........................................      --      --            74           74
  Distributions to stockholders......................      --      --           (41)         (41)
                                                       ------     ---         -----        -----
Balance, June 30, 1996...............................   1,000       1           (88)         (87)
  Net income.........................................      --      --           292          292
  Distributions to stockholders......................      --      --           (66)         (66)
                                                       ------     ---         -----        -----
Balance, June 30, 1997...............................   1,000       1           138          139
  Net income.........................................      --      --           353          353
  Distributions to stockholders......................      --      --           (11)         (11)
                                                       ------     ---         -----        -----
Balance, May 4, 1998.................................   1,000     $ 1         $ 480        $ 481
                                                       ======     ===         =====        =====

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED JUNE 30,        PERIOD FROM
                                                              -----------------------    JULY 1, 1997 TO
                                                              1995     1996     1997       MAY 4, 1998
                                                              -----    -----    -----    ---------------
Cash flows from operating activities:
  Net income................................................  $   3    $  74    $ 292        $   353
                                                              -----    -----    -----        -------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    203      167      197            160
     Deferred income taxes..................................     --       --      415            333
     Changes in operating assets and liabilities:
       Increase (decrease) in current portion LT debt.......     --       --       --            475
       (Increase) decrease in accounts receivable...........   (670)    (357)    (226)        (1,227)
       Increase in inventory................................     --       --       --            (89)
       (Increase) decrease in prepaid expenses..............   (250)      86     (287)           112
       Increase (decrease) in income taxes payable..........
       Increase (decrease) in accounts payable and accrued
          expenses..........................................    358      (88)    (238)           450
                                                              -----    -----    -----        -------
          Total adjustments.................................   (359)    (192)    (554)           214
                                                              -----    -----    -----        -------
          Net cash (used by) provided by operating
            activities......................................   (356)    (118)     153            567
                                                              -----    -----    -----        -------
Cash flows from investing activities:
  (Increase) decrease related party receivable..............     --       --       --             45
  Purchases of property and equipment.......................   (217)    (427)    (137)           (61)
                                                              -----    -----    -----        -------
  Cash used in investing activities.........................   (217)    (427)    (137)           (16)
                                                              -----    -----    -----        -------
Cash flows from financing activities:
  Net (repayments)/proceeds from long-term debt.............    340      117      121            (67)
  Distribution to stockholders..............................    (40)     (41)     (66)           (11)
                                                              -----    -----    -----        -------
          Net cash provided by (used in) financing
            activities......................................    300       76       55            (78)
                                                              -----    -----    -----        -------
Net (decrease) increase in cash and cash equivalents........   (273)    (469)      71            473
Cash and cash equivalents, beginning of period..............    759      486       17             88
                                                              -----    -----    -----        -------
Cash and cash equivalents, end of period....................  $ 486    $  17    $  88        $   561
                                                              =====    =====    =====        =======
Supplemental disclosure:
  Cash paid for interest....................................  $ 120    $ 120    $ 151        $   139
                                                              =====    =====    =====        =======

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1)  NATURE OF OPERATIONS

     Novations Group, Inc. (the "Company") was founded in 1986. The Company assists clients in, among other things, clarifying and communicating their business strategies and re-designing their organizations and work systems. Revenue is derived primarily from fees for professional services and, to a lesser extent, from the sale of services and products to support human resources management.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as services are performed and products are provided.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over periods ranging from five to seven years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist of cash, marketable securities, accounts receivable, accounts payable and accrued liabilities and debt. The carrying value of these financial instruments approximates their fair value due to the short maturity of these instruments. The carrying value of debt approximates fair value because the interest rates on the debt approximate the rates currently available to the Company.

  Income Taxes

     For periods prior to January 1, 1997, the Company elected to be treated as an S corporation. Therefore, in such periods the net income of the Company was reported by the stockholders, and no provision for federal income taxes was included in the financial statements for such periods, and only certain state taxes were paid by the Company. The Company terminated its S corporation status effective January 1, 1997. Accordingly, for periods subsequent to January 1, 1997, the Company accounted for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing

                             NOVATIONS GROUP, INC.

assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Income per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented. All periods presented have been restated in accordance with FAS 128.

(3)  RELATED PARTY TRANSACTIONS

     The Company advanced cash to an entity controlled by the stockholders of the Company. The balance due to the Company as of June 30, 1996 and 1997 was $140 and $332, respectively. Also included in receivables from related parties are employee advances of $39 and $82 at June 30, 1996 and 1997, respectively.

     The Company leases certain office facilities from a partnership controlled by the Company's stockholders.

     The terms of the lease require annual payments of $300,000, increasing by 3% per year, through March 2002. The Company has an option to renew the lease for an additional five-year term. The Company has guaranteed a $1.2 million note payable to a financial institution by the partnership.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                 JUNE 30,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
Computer equipment and software............................  $  922       945
Leasehold improvements.....................................     167       198
Office equipment...........................................     108       170
Furniture and fixtures.....................................      94       115
                                                             ------    ------
                                                              1,291     1,428
Accumulated depreciation and amortization..................     739       936
                                                             ------    ------
     Property and equipment, net...........................  $  552       492
                                                             ======    ======

     Depreciation and amortization expense related to property and equipment for the years ended June 1995, 1996 and 1997, and for the period from July 1, 1997 to May 4, 1998, was $203, $167, $197 and $160, respectively.

(5)  NOTES PAYABLE

     Notes payable consist of notes to former stockholders, with interest imputed at 8.75%. Payments are due monthly or annually through March 2002.

                             NOVATIONS GROUP, INC.

     Aggregate maturities required on these notes at June 30, 1997 are as follows:

      1998..................................................  $ 59
      1999..................................................    97
      2000..................................................    98
      2001..................................................    98
      2002..................................................    68
                                                              ----
           Total............................................  $420
                                                              ====

(6)  OPERATING LEASES

     The Company leases all of its facilities and certain office equipment under cancelable and noncancelable operating leases that expire on various dates through 2003.

     Future minimum lease payments under all noncancelable operating leases, including leases to related parties, are as follows:

      YEAR ENDING JUNE 30:
      --------------------
      1998..................................................  $  585
      1999..................................................     654
      2000..................................................     632
      2001..................................................     534
      2002..................................................     334
      Thereafter............................................      48
                                                              ------
           Total............................................  $2,787
                                                              ======

     Lease expense for the years ended June 30, 1995, 1996 and 1997 and for the period from July 1, 1997 to May 4, 1998, was $71, $211, $385 and $483,
respectively.

(7)  LINE OF CREDIT

     The Company has a $1,500 line of credit agreement with a bank, with interest payable at the bank's prime rate. The interest rate at June 30, 1996 and 1997 was 10 percent. The line of credit is secured by substantially all of the Company's assets and is guaranteed by the principal stockholders of the Company.

     The Company had $1,000 and $1,239 at June 30, 1996 and 1997, respectively, outstanding under the agreement.

(8)  INCOME TAXES

     As discussed in note 2, the Company terminated its S corporation election effective January 1, 1997.

     Income tax expense for the year ended June 30, 1997 consists of:

                                            CURRENT    DEFERRED    TOTAL
                                            -------    --------    -----
Federal...................................    $--        $380      $380
State.....................................     20          35        55
                                              ---        ----      ----
                                              $20        $415      $435
                                              ===        ====      ====

                             NOVATIONS GROUP, INC.

     Income tax expense for the year ended June 30, 1997 differs from the amount computed by applying the U.S. federal tax rate of 34% to pretax income as a result of the following:

Computed "expected" tax expense.............................  $ 247
Income (reduction) in income taxes resulting from:
  Change from S corporation status..........................    310
  Income earned during S corporation period.................   (135)
  State taxes net of federal benefit........................     36
  Other.....................................................    (23)
                                                              -----
                                                              $ 435
                                                              =====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 1997 are presented below.

Deferred tax assets:
  Accounts payable and accrued expenses.....................  $ 450
  Net operating loss carryforward...........................     93
                                                              -----
          Total gross deferred tax assets...................    543

Deferred tax liability:
  Accounts receivable and prepaid expenses..................   (958)
                                                              -----
Net deferred tax liability..................................  $(415)
                                                              =====

     The net operating loss carryforward is subject to limitation in the event of a greater than 50% change in ownership.

(9)  EMPLOYEE BENEFITS

     The Company has a 401(k) plan in which it matches 50% of employee contributions up to a maximum of 4%. The Company contributed $44, $60, $75 and $50 to the plan for the years ended June 30, 1995, 1996 and 1997, and for the period from July 1, 1997 to May 4, 1998, respectively.

(10)  CONCENTRATION OF CREDIT RISK

     For the year ended June 30, 1995, the Company had two customers that each accounted for greater than 10 percent of revenue. For each of the years ended June 30, 1996 and 1997, the Company had one customer that accounted for greater than 10 percent of revenue.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Star Mountain, Inc.:

     We have audited the accompanying statements of operations, stockholders' equity, and cash flows of Star Mountain, Inc. for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Star Mountain, Inc. for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Friedman & Fuller, P.C.

Rockville, Maryland
February 16, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Star Mountain, Inc.:

     We have audited the accompanying consolidated balance sheets of Star Mountain, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997 and for the period from January 1, 1998 to May 4, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Star Mountain, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997 and for the period from January 1, 1998 to May 4, 1998, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Boston, Massachusetts
August 10, 1998

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                -----------------
                                                                 1996      1997
                                                                ------    -------
                             ASSETS
Current assets:
  Cash......................................................    $   39    $   358
  Accounts receivable.......................................     4,395      6,091
  Current portion of notes receivable, related parties......       181        666
  Inventory.................................................       100        129
  Other current assets......................................        71        100
  Deferred income taxes.....................................        29        117
                                                                ------    -------
          Total current assets..............................     4,815      7,461
                                                                ------    -------
Property and equipment:
  Furniture and fixtures....................................        65        531
  Office equipment..........................................       746      1,444
  Computer software.........................................        69        114
  Leasehold improvements....................................        16         87
  Automobiles...............................................        31         73
                                                                ------    -------
                                                                   927      2,249
  Less accumulated depreciation and amortization............       423      1,303
                                                                ------    -------
                                                                   504        946
                                                                ------    -------
Other assets:
  Notes receivable, related parties, net of current
     portion................................................       267         --
  Other assets..............................................       140        459
  Land held for investment..................................       110        110
  Goodwill, net of accumulated amortization of $23 and
     $88....................................................       147      1,701
                                                                ------    -------
                                                                   664      2,270
                                                                ------    -------
          Total assets......................................    $5,983    $10,677
                                                                ======    =======
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable, bank........................................    $  905    $ 2,858
  Current portion of notes payable..........................        95        455
  Accounts payable..........................................     1,295      1,685
  Accrued expenses..........................................       573      1,152
  Accrued compensation......................................        --         --
  Billings in excess of costs and earnings..................     1,076      1,247
  Income taxes payable......................................        --         --
                                                                ------    -------
          Total current liabilities.........................     3,944      7,397
                                                                ------    -------
Long-term liabilities:
  Notes payable, net of current portion.....................        --        304
  Deferred income taxes.....................................        29        198
                                                                ------    -------
          Total long-term liabilities.......................        29        502
                                                                ------    -------
          Total liabilities.................................     3,973      7,899
                                                                ------    -------
Commitments and contingencies
Stockholders' equity:
  Common stock..............................................         8      2,147
  Additional paid-in capital................................     2,058         --
  Retained earnings.........................................       529      1,257
                                                                ------    -------
                                                                 2,595      3,404
  Less common stock held in treasury at cost................      (585)      (626)
                                                                ------    -------
          Total stockholders' equity........................     2,010      2,778
                                                                ------    -------
          Total liabilities and stockholders' equity........    $5,983    $10,677
                                                                ======    =======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,        PERIOD FROM
                                                     ---------------------------    JANUARY 1, 1998
                                                      1995      1996      1997      TO MAY 4, 1998
                                                     -------   -------   -------    ---------------
Total revenue......................................  $14,306   $16,313   $23,775        $11,052
Cost of revenue....................................    8,668     9,457    14,504          6,109
                                                     -------   -------   -------        -------
  Gross profit.....................................    5,638     6,856     9,271          4,943
Operating expenses.................................    4,411     5,476     7,591          3,650
                                                     -------   -------   -------        -------
Income from operations.............................    1,227     1,380     1,680          1,293
                                                     -------   -------   -------        -------
Other income (expense):
  Interest income..................................       19        25        44             15
  Interest expense.................................      (54)      (65)     (144)          (120)
  Other, net.......................................     (200)     (339)     (306)           (32)
                                                     -------   -------   -------        -------
                                                        (235)     (379)     (406)          (137)
                                                     -------   -------   -------        -------
Income before income taxes.........................      992     1,001     1,274          1,156
Income taxes.......................................       --       397       546            457
                                                     -------   -------   -------        -------
Net income.........................................  $   992   $   604   $   728        $   699
                                                     =======   =======   =======        =======
Basic income per share.............................  $  0.11   $  0.07   $  0.09        $  0.09
                                                     =======   =======   =======        =======
Diluted income per share...........................  $  0.11   $  0.07   $  0.08        $  0.08
                                                     =======   =======   =======        =======
Weighted average shares outstanding................    8,825     8,422     8,078          8,074
                                                     =======   =======   =======        =======
Weighted average shares and potentially dilutive
  shares outstanding...............................    8,963     8,565     8,823          8,871
                                                     =======   =======   =======        =======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     COMMON STOCK      ADDITIONAL   RETAINED      TREASURY STOCK
                                  ------------------    PAID-IN     EARNINGS    ------------------
                                   SHARES     AMOUNT    CAPITAL     (DEFICIT)    SHARES     AMOUNT   TOTAL
                                  ---------   ------   ----------   ---------   ---------   ------   ------
Balance, December 31, 1994......    740,852   $    8    $ 1,955      $ (688)           --   $  --    $1,275
Issuance of common stock upon
  exercise of options...........     11,827       --         36          --            --      --        36
Distributions to shareholders...         --       --         --        (379)           --      --      (379)
Purchase of treasury stock......         --       --         --          --        22,700     (65)      (65)
Net income......................         --       --         --         992            --      --       992
                                  ---------   ------    -------      ------     ---------   -----    ------
Balance, December 31, 1995......    752,679        8      1,991         (75)       22,700     (65)    1,859
Issuance of common stock upon
  exercise of options...........      9,414       --         67          --            --      --        67
Purchase of treasury stock......         --       --         --          --        65,671    (520)     (520)
Net income......................         --       --         --         604            --      --       604
                                  ---------   ------    -------      ------     ---------   -----    ------
Balance, December 31, 1996......    762,093        8      2,058         529        88,371    (585)    2,010
Issuance of common stock upon
  exercise of options...........     87,621       32         --          --            --      --        32
Purchase of treasury stock......         --       --         --          --        12,584     (41)      (41)
Stock split, conversion to no
  par stock.....................  8,383,023    2,058     (2,058)         --     1,110,505      --        --
Issuance of common stock........     50,735       49         --          --            --      --        49
Net income......................         --       --         --         728            --      --       728
                                  ---------   ------    -------      ------     ---------   -----    ------
Balance, December 31, 1997......  9,283,472    2,147    $    --       1,257     1,211,460    (626)   $2,778
Issuance of common stock........      1,553       12         --          --            --      --        12
Net income......................         --       --         --         699            --      --       699
                                  ---------   ------    -------      ------     ---------   -----    ------
Balance, May 4, 1998............  9,285,025   $2,159         --      $1,956     1,211,460   $(626)   $3,489
                                  =========   ======    =======      ======     =========   =====    ======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,          PRIOR FROM
                                                             ------------------------------   JANUARY 1, 1998
                                                               1995       1996       1997      TO MAY 4, 1998
                                                             --------   --------   --------   ---------------
Cash flows from operating activities:
  Cash received from customers.............................  $ 13,419   $ 16,428   $ 23,529       $10,152
  Cash paid to suppliers and employees.....................   (12,620)   (14,890)   (22,083)       (9,679)
  Interest received........................................        19         25         44            16
  Interest paid............................................       (54)       (65)      (144)         (122)
  Income taxes paid........................................        --       (420)      (482)         (252)
                                                             --------   --------   --------       -------
          Net cash provided by operating activities........       764      1,078        864           115
                                                             --------   --------   --------       -------
Cash flows from investing activities:
  Issuance of notes receivable.............................       (64)       (96)      (218)           --
  Acquisition of property and equipment....................      (159)       (61)      (358)         (264)
  Business acquisitions....................................      (100)      (300)    (1,752)           --
  Purchase of land held for investment.....................        --       (110)        --            --
  Other....................................................        (8)         2         --            --
                                                             --------   --------   --------       -------
          Net cash used in investing activities............      (331)      (565)    (2,328)         (264)
                                                             --------   --------   --------       -------
Cash flows from financing activities:
  Net borrowings (payments) on line-of-credit..............       (15)       (86)     1,953           403
  Principal repayments on long-term debt...................        --         --       (210)         (286)
  Proceeds from other notes payable........................        25         95         --            --
  Payments on other notes payable..........................       (34)       (35)        --            --
  Proceeds from issuance of common stock...................        36         68         81            12
  Purchase of treasury stock...............................       (65)      (520)       (41)           --
  Distributions to shareholders............................      (379)        --         --            --
  Decrease in deferred income taxes........................        --         --         --            --
                                                             --------   --------   --------       -------
          Net cash provided by (used in) financing
            activities.....................................      (432)      (478)     1,783           129
                                                             --------   --------   --------       -------
Net (decrease) increase in cash............................         1         35        319           (20)
Cash, and cash equivalents, beginning of period............         3          4         39           358
                                                             --------   --------   --------       -------
Cash, and cash equivalents, end of period..................  $      4   $     39   $    358       $   338
                                                             ========   ========   ========       =======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,        PERIOD FROM
                                                             --------------------------    JANUARY 1, 1998
                                                              1995       1996     1997     TO MAY 4, 1998
                                                             -------    ------    -----    ---------------
Reconciliation of net income to net cash provided by
  operating activities:
  Net income...............................................  $   992    $  604    $ 728        $   699
                                                             -------    ------    -----        -------
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................       96       139      314            136
  Loss on sale of assets...................................       --         4       11             --
  Deferred income taxes....................................       --        --       (9)            (6)
  Changes in assets and liabilities:
     (Increase) decrease in:
     Accounts receivable...................................   (1,053)     (637)    (417)        (2,094)
     Inventory.............................................       --        18      (29)            37
     Other current assets..................................       47       (34)      24            440
     Other assets..........................................      (25)      (69)    (237)          (183)
     Intercompany assets...................................       --        --       --            (50)
  Increase (decrease) in:
     Accounts payable......................................      425       168       90            335
     Accrued expenses......................................      116       133      218            271
     Billings in excess of costs and anticipated profits...      166       752      171            530
                                                             -------    ------    -----        -------
  Total adjustments........................................     (228)      474      136           (584)
                                                             -------    ------    -----        -------
  Net cash provided by (used in) operating activities......  $   764    $1,078    $ 864        $   115
                                                             =======    ======    =====        =======

Non-cash investing and financing activities: In February 1997, the Company issued a note payable of $506,000 for a portion of the purchase price of ORA. In October 1997, the Company issued a note payable of $325,000 for a portion of the purchase price of SED.

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

     Star Mountain, Inc. (together with its direct and indirect wholly-owned subsidiaries the "Company") was founded in 1987. The Company is primarily engaged in contracting with the U.S. Government to provide technical and professional services in the form of computer-based training, software development and computer applications support. In August 1996, the Company formed a wholly-owned subsidiary, Star Digital, Inc. to acquire the assets of Computer Visions, Inc. Star Digital, Inc. is primarily a value added distributor of computer equipment. In February 1997, the Company acquired the stock of Odyssey Research Associates, Inc. ("ORA"). ORA is primarily engaged in contracting with the U.S. Government to perform research relating to computer access and security. ORA includes the accounts of 168004 Canada, Inc. ("ORA Canada"), a wholly-owned subsidiary, which had performed similar contracts for the Canadian Government, but currently has minimal activity. Effective October 1, 1997, the Company acquired the net assets of the SED Division of Essex Corporation, which now operates as a division of the Company. This division provides weapons handling training for the U.S. Department of Defense.

     On May 4, 1998, PROVANT, Inc. ("PROVANT") acquired all of the outstanding stock of the Company for cash and shares of PROVANT common stock, and the Company became a wholly-owned subsidiary of PROVANT.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     A major portion of the Company's revenue results from services performed under U.S. government contracts, either directly or through subcontracts. The majority of the Company's contracts are fixed-price contracts. Revenue on fixed price contracts is recognized using the percentage of completion method based on costs incurred in relation to total estimated costs. Revenue on time-and-materials contracts is recognized to the extent of fixed billable rates for hours delivered plus reimbursable costs. Revenue on cost-plus-fee contracts is recognized based on reimbursable costs incurred plus estimated fees earned thereon. At the time it is recognized that it is probable that a contract will result in a loss and the loss can be reasonably estimated, the entire estimated loss is included in the determination of net income. In accordance with industry practice, amounts relating to long-term contracts are classified as current assets although an indeterminable portion of these amounts is not expected to be realized within one year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Credit Risk

     The Company's accounts receivable consist principally of unsecured amounts due from the U.S. Government.

  Cash Equivalents

     Cash equivalents are defined as highly liquid short-term investments whose maturity dates do not extend past three months from the original date of purchase. The Company has held no such instruments.

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are stated at cost and include additions and major replacements or betterments. Depreciation and amortization are provided for in amounts which amortize the cost of properties utilizing the straight-line method over estimated useful lives of three to seven years. Maintenance, repairs and minor renewals are expensed as incurred. Any gain or loss on disposition is included in the determination of net income.

  Goodwill

     Goodwill represents the excess of the cost of business acquisitions, accounted for by the purchase method, over the fair value of the net assets thereof. Goodwill is being amortized on a straight-line basis principally over 14 years.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash, accounts receivable, note payable, bank, accounts payable and accrued expenses. The carrying value of these financial instrument approximates their fair value because of the short maturity of these instruments.

  Income Taxes

     Through December 31, 1995, the Company had elected to be taxed as an S Corporation and, accordingly, the financial statements for 1995 do not reflect any provision for income taxes since elements of income and deduction passed through directly to the shareholders. Effective January 1, 1996, the Company terminated its election to be taxed as an S Corporation.

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. Future tax benefits recognized as deferred tax assets must be reduced by a valuation allowance where it is more likely than not that the benefits may not be realized.

(3)  ACQUISITIONS

     On June 19, 1995, the Company acquired all of the assets of BZ Academy, Inc. (BZ). The acquisition has been accounted for as a purchase and has operated as the AIT division of the Company. Tangible assets were recorded at their book value at the date of purchase, which approximated their fair value. The difference between the purchase price and the assets' book value was recorded as goodwill.

     On August 1, 1996, the Company formed a new corporation, Star Digital, Inc., to acquire the assets of Computer Visions, Inc. The acquisition has been accounted for as a purchase. Computer Visions' tangible assets were recorded at their fair value, which approximated the purchase price. No goodwill was recorded.

     On February 21, 1997, the Company acquired the outstanding stock of ORA. The acquisition has been accounted for as a purchase. The excess of the purchase price over the book value of the net assets of ORA at the purchase date has been recorded as goodwill.

     On September 30, 1997, the Company acquired certain assets of Simms Industries. The acquisition has been accounted for as a purchase. The assets acquired consisted primarily of accounts receivable and fixed assets.

     On October 1, 1997, the Company acquired the net assets of the Systems Effectiveness Division (SED) of Essex Corporation for a total price of $1.5 million. The net assets represent substantially all of the operating

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES
assets of the division. The excess of the purchase price over the book value of the tangible assets acquired of approximately $930,000 has been recorded as goodwill.

     The following table sets forth the pro forma information assuming that all acquisitions had occurred on January 1, 1995 (the earliest date information is available). The pro forma information takes into account amortization of goodwill and additional interest costs, net of tax benefits (Dollars in thousands, except per share data).

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
Gross revenue.........................................  $22,668    $24,818    $28,383
Operating income......................................    1,081      1,524      1,298
Net income............................................      723        529        627
Earnings per share....................................  $  0.08    $  0.06    $  0.08

(4)  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (Dollars in thousands):

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996      1997
                                                                ------    ------
Government contracts:
  Billed....................................................    $3,333    $4,828
  Unbilled..................................................       698       926
Other.......................................................       364       337
                                                                ------    ------
                                                                $4,395    $6,091
                                                                ======    ======

(5)  NOTES RECEIVABLE

     Notes receivable consist of the following (Dollars in thousands):

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996      1997
                                                                ------    ------
Due from majority shareholder, unsecured, interest at
  prime.....................................................    $  131    $  349
Due from former employee, secured, interest at 10 percent...       317       317
                                                                ------    ------
                                                                   448       666
Less current portion........................................       181       666
                                                                ------    ------
                                                                $  267    $   --
                                                                ======    ======

(6)  NOTE PAYABLE, BANK

     The Company maintains a bank line of credit arrangement that provides for borrowings of 90% of billed accounts receivable less than 90 days old, not to exceed $3.5 million in total. Advances bear interest at LIBOR plus 250 basis points. The line is collateralized by substantially all of the Company's assets. The agreement requires the Company to meet certain covenants including limitations on dividends, and maintenance of adjusted tangible net worth, as defined. The Company has been in compliance with the lender's covenants during each of the periods presented. At December 31, 1996 and 1997, overdrafts in the payroll and operating bank accounts amounting to $236,000 and $259,000, respectively, have been included in the outstanding balance on the line since such overdrafts are automatically covered by the bank as checks are presented for payment.

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

(7)  LONG-TERM DEBT (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                                              --------------
                                                              1996      1997
                                                              ----      ----
Note payable, shareholder, representing temporary advances
  of working capital, interest at LIBOR plus 250 basis
  points, due on demand. Unsecured..........................  $95       $ --
Note payable, purchase of subsidiary, ORA, interest at 9%,
  payable in four annual installments of $127 beginning
  February 1998.............................................             406
                                                              ---       ----
Note payable, purchase of net assets of SED, interest at 9%, payable in monthly installments of $23 through December
  1998......................................................   --        284
Note payable, purchase of net assets of SIMMS Industries....   --         24
Capital leases, payable in monthly installments of $2
  including interest at 9% to 17.5% due July 2000...........   --         45
                                                              ---       ----
Total.......................................................   95        759
Less current portion........................................   95        455
                                                              ---       ----
Long-term portion...........................................  $--       $304
                                                              ===       ====

(8)  EMPLOYEE BENEFITS

     The Company has a 401(k) plan in which it matches 50% of employee contributions, up to a maximum of 3% of each employee's gross annual compensation. In addition, the Company may contribute a discretionary amount annually. Total expense under the plan for the years ended December 31, 1995, 1996 and 1997 and for the period ended May 4, 1998, was $121,000, $123,000,
$153,000 and $85,000, respectively.

(9)  COMMITMENTS AND CONTINGENCIES

     Substantially all of the Company's revenue and costs for all periods since December 31, 1996, are subject to audit by agencies of the U.S. Government. Management does not expect the results of these audits to have a material impact on the financial position or future results of operations of the Company.

     The Company leases equipment and office space under various noncancellable operating leases. The office leases provide for future rental increases based on the Company's pro-rata share of increases in building operating expenses and real estate taxes, and for inflation adjustments based on increases in the Consumer Price Index. Rent expense, including month-to-month leases, for the years ended December 31, 1995, 1996 and 1997 and for the period ended May 4, 1998, totalled $557,000, $595,000, $868,000 and $396,000, respectively. Future minimum lease commitments under non-cancellable operating leases for years ending December 31, are as follows (Dollars in thousands):

                                                                TOTAL
                                                              ---------
1999........................................................   $1,046
2000........................................................      918
2001........................................................      732
2002........................................................      553
2003........................................................       92
                                                               ------
                                                               $3,341
                                                               ======

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

(10)  COMMON STOCK

     Common stock consists of the following:

                                                              DECEMBER 31,
                                                  -------------------------------------
                                                     1995         1996          1997
                                                  ----------    ---------    ----------
Par value.......................................  $      .01          .01           N/A
Shares:
  Authorized....................................   1,000,000    1,000,000    15,000,000
  Issued........................................     752,679      762,093     9,283,472

     Effective February 14, 1997, the Company's voting common stock was increased from 800,000 shares of $.01 par value to 12,000,000 shares of no par value, and the non-voting stock was increased from 200,000 shares of $.01 par value to 3,000,000 shares of no par value.

(11)  STOCK OPTIONS

     The Company offers key employees the opportunity to purchase stock through the Star Mountain Key Person Stock Option Plan (the "Plan"). Under the Plan, the Company issues options to eligible employees who must have one year of service with the Company. The exercise price for the options is at or above the current market price of the Company's shares, as determined by management. Management has applied a consistent formula which includes gross revenue and net income in determining the Company's share price. Options are exercisable upon issuance for periods of 3 to 5 years from the date of the grant.

     The activity in the Plan since 1995 is presented below. All options and option prices have been restated to reflect the 12:1 stock split in February 1997.

                                                        NUMBER OF OPTIONS       WEIGHTED
                                                         OUTSTANDING AND        AVERAGE
                                                           EXERCISABLE       EXERCISE PRICE
                                                        -----------------    --------------
Balance, December 31, 1994............................        912,000            $0.31
  Granted.............................................        384,000             0.47
  Forfeited...........................................       (360,000)            0.21
                                                            ---------
Balance, December 31, 1995............................        936,000             0.42
  Granted.............................................        936,000             0.49
  Forfeited...........................................       (348,000)            0.46
                                                            ---------
Balance, December 31, 1996............................      1,524,000             0.45
  Granted.............................................        331,000             1.00
  Exercised...........................................        (73,200)            0.24
  Forfeited...........................................       (120,000)            0.49
                                                            ---------
Balance, December 31, 1997............................      1,661,800            $0.52
                                                            =========

     The weighted average price for options outstanding and exercisable at December 31, 1997 was $.52. The weighted average remaining term of the outstanding options is 3 years.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company has historically accounted for employee stock options under the "intrinsic value method" as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method,

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES
compensation cost is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. The Company's Plan, accounted for under APB Opinion No. 25, does not result in any compensation cost.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method and management has elected to do so. However, entities electing to remain on the intrinsic value method must make pro forma disclosures of net income, as if the fair value based method of accounting had been applied. Because the method of accounting in SFAS No. 123 has not been applied to options granted prior to January 1, 1994, the resulting pro forma compensation costs may not be representative of the cost to be expected in future years.

     Under SFAS No. 123, net income would have been as follows (Dollars in thousands, except per share data):

                                                                   DECEMBER 31,
                                                             -------------------------
                                                             1995      1996      1997
                                                             -----     -----     -----
Net income, as reported....................................  $ 992     $ 604     $ 728
Pro forma net income.......................................  $ 984     $ 586     $ 675
Income per share, as reported..............................  $0.11     $0.07     $0.09
Pro forma income per share.................................  $0.11     $0.06     $0.08

     The fair value of each option is estimated on the date of grant using the following assumptions: no dividend yield, no volatility, risk-free interest rates approximating 6% and expected lives of 3 to 5 years. The weighted average grant date fair value of the options was as follows:

                                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                   1995             1996             1997
                                               ------------     ------------     ------------
Weighted average fair value..................      $.11             $.13             $.16

(12)  EARNINGS PER SHARE:

     Earnings per share is computed based on the weighted average number of common shares outstanding in each period. The dilutive effect of outstanding stock options is computed using the treasury stock method. Since there is no public market for the Company's stock, current market price has been assumed to be the exercise price of the latest stock options issued. Basic and diluted earnings per share have been computed as follows: (Dollars in thousands, except per share data)

                                                             EFFECT OF DILUTIVE      DILUTED      BASIC   DILUTED
                               NET INCOME    BASIC SHARES      STOCK OPTIONS         SHARES        EPS      EPS
                               ----------    ------------    ------------------      -------      -----   -------
                              (NUMERATOR)    (DENOMINATOR)                        (DENOMINATOR)
Year ended:
  December 31, 1995.........      $992         8,824,986          138,404           8,963,390     $0.11    $0.11
  December 31, 1996.........      $604         8,422,206          143,176           8,565,382     $0.07    $0.07
  December 31, 1997.........      $728         8,078,338          744,751           8,823,089     $0.09    $0.08
Period from January 1, 1998
  to May 4, 1998............      $699         8,073,565          797,664           8,871,229     $0.09    $0.08

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

(13)  INCOME TAXES

     Income tax expense consists of the following amounts (Dollars in thousands):

                                                      DECEMBER 31,              PERIOD FROM
                                              ----------------------------    JANUARY 1, 1998
                                                  1996            1997          MAY 4, 1998
                                              ------------    ------------    ----------------
Current:
  Federal...................................      $313            $426              $393
  State.....................................        84             123                64
Deferred:
  Federal...................................        --              (3)               --
                                                  ----            ----              ----
                                                  $397            $546              $457
                                                  ====            ====              ====

     The differences between the effective income tax rate and the statutory federal income tax rates are as follows:

                                                          DECEMBER 31,      PERIOD FROM
                                                          ------------    JANUARY 1, 1998
                                                          1996    1997      MAY 4, 1998
                                                          ----    ----    ---------------
Computed "expected" tax on income.......................  34.0%   34.0%        34.0%
State taxes, net of federal benefit.....................   4.1     4.1          4.1
Other, net..............................................   1.6     4.7          1.4
                                                          ----    ----         ----
Taxes on income.........................................  39.7%   42.8%        39.5%
                                                          ====    ====         ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (Dollars in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Deferred tax assets result from
  accrued employee benefits,
  principally vacation......................................  $ 29    $ 90
  Accrued expenses..........................................    --      27
                                                              ----    ----
                                                              $ 29    $117
                                                              ====    ====
Deferred tax liabilities result from:
  Differences in depreciation methods.......................  $ 29    $135
  Change in accounting method from cash to accrual for
     ORA....................................................    --      63
                                                              ----    ----
                                                              $ 29    $198
                                                              ====    ====

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
American Media Incorporated
West Des Moines, Iowa

     We have audited the accompanying balance sheets of American Media Incorporated as of June 30, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Media Incorporated as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            McGladrey & Pullen, LLP

Des Moines, Iowa
July 31, 1998, except for
Note 10 as to which the
date is August 10, 1998

                          AMERICAN MEDIA INCORPORATED

                                 BALANCE SHEETS
                             JUNE 30, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    ----------
                                                                            (NOTE 11)
                                   ASSETS (Note 3)
Current Assets
    Cash (Note 8)...........................................  $    5,457    $   55,942
    Receivables:
         Trade, less allowance for doubtful accounts 1998
           $110,000; 1997 $50,000...........................   2,107,936     1,786,207
         Royalties..........................................      69,950       110,000
         Other..............................................       1,955        37,559
         Income tax refund claims...........................     239,262            --
    Inventories:
         Released film cost, net of accumulated amortization
           1998 $4,017,312; 1997 $3,267,795.................   2,602,134     1,307,756
         Films in progress, at cost.........................     425,538       203,060
         Other..............................................     565,471       330,500
    Costs and estimated earnings in excess of billings on
     uncompleted film production contracts (Note 2).........      90,986        27,583
    Prepaid advertising.....................................     287,344
    Prepaid expenses........................................     126,773       115,834
    Deferred taxes (Note 5).................................          --       150,000
                                                              ----------    ----------
             Total current assets...........................   6,522,806     4,124,441
                                                              ----------    ----------
Rental Office Property, net of accumulated depreciation 1998
  $340,453; 1997 $333,481 (Note 7)..........................      60,958        67,930
                                                              ----------    ----------
Improvements and Equipment (Note 6)
    Leasehold improvements..................................     278,954       274,170
    Furniture and equipment.................................   1,883,956     1,675,171
    Automobiles.............................................      96,613       113,602
                                                              ----------    ----------
                                                               2,259,523     2,062,943
    Less accumulated depreciation...........................   1,392,585     1,287,176
                                                              ----------    ----------
                                                                 866,938       775,767
                                                              ----------    ----------
                                                              $7,450,702    $4,968,138
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Note payable (Note 3)...................................  $1,049,000    $  100,000
    Current obligation under capital lease (Note 6).........      11,556        12,407
    Accounts payable........................................     500,351       588,938
    Accrued wages...........................................     415,727       249,051
    Accrued royalties.......................................     236,060       193,471
    Other accrued expenses..................................     425,369       204,450
    Income taxes payable....................................          --        10,000
    Billings in excess of costs and estimated earnings on
     uncompleted film production contracts (Note 2).........     112,333        55,004
    Deferred taxes (Note 5).................................     355,000            --
                                                              ----------    ----------
             Total current liabilities......................   3,105,396     1,413,321
                                                              ----------    ----------
Obligation Under Capital Lease, less current maturities
  (Note 6)..................................................      51,823         4,981
                                                              ----------    ----------
Deferred Taxes (Note 5).....................................      60,000            --
                                                              ----------    ----------
Stockholders' Equity
    Participating common stock, voting, no par value;
     authorized 2,000,000 shares; issued 1,900,000 shares...      22,000        22,000
    Nonparticipating common stock, voting, no par value;
     authorized 2,000,000 shares; issued 18,000 shares......       8,526         8,526
    Retained earnings.......................................   4,273,881     3,590,234
                                                              ----------    ----------
                                                               4,304,407     3,620,760
    Less cost of treasury stock:
         Participating common stock, 20,000 shares..........      50,000        50,000
         Nonparticipating common stock, 15,900 shares.......      20,924        20,924
                                                              ----------    ----------
                                                               4,233,483     3,549,836
                                                              ----------    ----------
                                                              $7,450,702    $4,968,138
                                                              ==========    ==========

                       See Notes to Financial Statements.

                          AMERICAN MEDIA INCORPORATED

                              STATEMENTS OF INCOME
                       YEARS ENDED JUNE 30, 1998 AND 1997

                                                                 1998           1997
                                                              -----------    -----------
Operating revenues:
     Film and video sales, rentals and previews.............  $14,362,513    $12,089,974
     Film production contracts..............................    1,864,615      1,213,149
     Royalties and commissions..............................      594,929        650,169
     Consulting.............................................      164,220         45,586
     Other..................................................      107,719        154,325
                                                              -----------    -----------
                                                               17,093,996     14,153,203
                                                              -----------    -----------
Operating expenses:
     Cost of films and videos sold..........................    1,876,199      1,128,472
     Cost of film production contracts......................      636,155        699,456
     Royalties and commissions..............................    2,009,278      2,043,156
     Depreciation and amortization..........................      939,096        920,214
     Selling, general and administrative (Note 8)...........   10,522,860      8,528,931
                                                              -----------    -----------
                                                               15,983,588     13,320,229
                                                              -----------    -----------
               Operating income.............................    1,110,408        832,974
                                                              -----------    -----------
Nonoperating income (expense):
     Interest income........................................        3,773         24,324
     Interest (expense).....................................      (62,221)       (44,188)
     Other income...........................................       16,812         77,671
                                                              -----------    -----------
                                                                  (41,636)        57,807
                                                              -----------    -----------
               Income before income taxes...................    1,068,772        890,781
                                                              -----------    -----------
Federal and state income taxes (credits):
     Current................................................     (179,875)       342,557
     Deferred...............................................      565,000         (8,000)
                                                              -----------    -----------
                                                                  385,125        334,557
                                                              -----------    -----------
               Net income...................................  $   683,647    $   556,224
                                                              ===========    ===========
     Basic income per share.................................  $      0.36    $      0.30
                                                              ===========    ===========
     Weighted average shares outstanding....................    1,882,100      1,881,600
                                                              ===========    ===========

                       See Notes to Financial Statements.

                          AMERICAN MEDIA INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1998 AND 1997

                                                  NON-                                         NON-
                              PARTICIPATING   PARTICIPATING                PARTICIPATING   PARTICIPATING
                                 COMMON          COMMON        RETAINED      TREASURY        TREASURY
                                  STOCK           STOCK        EARNINGS        STOCK           STOCK         TOTAL
                              -------------   -------------   ----------   -------------   -------------   ----------
Balance, June 30, 1996......     $22,000         $5,346       $3,034,010     $(50,000)       $(18,774)     $2,992,582
    Net income..............          --             --          556,224           --              --         556,224
    Purchase of 1,000 shares
      of nonparticipating
      common stock for the
      treasury..............          --             --               --           --          (2,150)         (2,150)
    Issuance of 2,000 shares
      of nonparticipating
      common stock..........          --          3,180               --           --              --           3,180
                                 -------         ------       ----------     --------        --------      ----------
Balance, June 30, 1997......      22,000          8,526        3,590,234      (50,000)        (20,924)      3,549,836
    Net income..............          --             --          683,647           --              --         683,647
                                 -------         ------       ----------     --------        --------      ----------
Balance, June 30, 1998......     $22,000         $8,526       $4,273,881     $(50,000)       $(20,924)     $4,233,483
                                 =======         ======       ==========     ========        ========      ==========

                       See Notes to Financial Statements.

                          AMERICAN MEDIA INCORPORATED

                            STATEMENTS OF CASH FLOWS
                       YEARS ENDED JUNE 30, 1998 AND 1997

                                                                 1998          1997
                                                              -----------    --------
Cash Flows from Operating Activities
     Net income.............................................  $   683,647    $556,224
                                                              -----------    --------
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Depreciation......................................      189,579     245,950
          Amortization......................................      749,517     674,264
          Provision for doubtful accounts...................       59,647      24,179
          Deferred taxes....................................      565,000      (8,000)
          Dissolution of limited partnership................           --       6,074
          (Gain) loss on disposal of improvements and
            equipment.......................................       (8,568)     22,915
          Change in assets and liabilities:
               (Increase) in income tax refund claims
                 receivable.................................     (239,262)         --
               (Increase) in other receivables..............     (305,722)   (179,708)
               (Increase) in inventories and
                 films-in-progress..........................   (2,501,344)   (513,521)
               (Increase) decrease in costs and estimated
                 earnings in excess of billings on
                 uncompleted film production contracts......      (63,403)      1,974
               (Increase) in prepaid advertising and
                 expenses...................................     (298,283)    (81,576)
               Increase in accounts payable and accrued
                 expenses...................................      351,892     333,118
               (Decrease) in income taxes payable...........      (10,000)   (295,000)
               Increase in billings in excess of costs and
                 estimated earnings on uncompleted film
                 production contracts.......................       57,329      22,518
                                                              -----------    --------
                    Net cash provided by (used in) operating
                       activities...........................     (769,971)    809,411
                                                              -----------    --------
Cash Flows from Investing Activities
     Purchase of improvements and equipment.................     (234,314)   (238,405)
     Proceeds from sale of equipment........................       36,123      17,910
                                                              -----------    --------
                    Net cash (used in) investing
                       activities...........................     (198,191)   (220,495)
                                                              -----------    --------
Cash Flows from Financing Activities
     Borrowings on revolving line of credit.................    5,882,500     100,000
     Payments on revolving line of credit...................   (4,933,500)   (200,000)
     Principal payments on long-term borrowings, including
      capital lease obligations.............................      (21,028)   (623,176)
     Purchase of nonparticipating common stock for the
      treasury..............................................           --      (2,150)
     Proceeds from the issuance of nonparticipating common
      stock.................................................           --       3,180
     Payments for equipment purchased on account............      (10,295)    (80,069)
                                                              -----------    --------
                    Net cash provided by (used in) financing
                       activities...........................      917,677    (802,215)
                                                              -----------    --------
                    Net (decrease) in cash..................      (50,485)   (213,299)
Cash
     Beginning..............................................       55,942     269,241
                                                              -----------    --------
     Ending.................................................  $     5,457    $ 55,942
                                                              ===========    ========
Supplemental Disclosures of Cash Flow Information
     Cash payments for:
          Interest..........................................  $    62,221    $ 41,188
          Income taxes......................................       69,387     637,557
Supplemental Schedule of Noncash Investing and Financing
  Activities
     Purchase of equipment on account.......................  $        --    $ 10,295
     Capital lease obligation incurred for purchase of
      equipment.............................................       67,019          --

                       See Notes to Financial Statements.

                          AMERICAN MEDIA INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company is engaged in the production, sale and rental of training films and videotapes nationally and internationally.

     A summary of the Company's significant accounting policies follows:

          Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Inventories: Film cost inventories are stated at the lower of cost or net realizable value. Amortization of film cost inventories is computed primarily by the individual-film-forecast method which provides for amortization of film costs in the ratio that current gross revenues bear to estimated gross revenues over the life of the film. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary to reflect more current information. Unamortized film costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated future gross revenues from a film are not sufficient to recover the unamortized film costs, the unamortized film costs are written down to net realizable value. It is reasonably possible that the Company's estimates of anticipated future gross revenues and the recoverability of the remaining estimated unamortized film cost, or both, could be sensitive to change in the near term based upon changes in future market conditions.

          Other inventories are stated at the lower of cost (first-in, first-out method) or market.

          Film production contracts: The Company reports income from film production contracts using percentage-of-completion accounting based primarily on actual costs incurred to date compared to total estimated costs, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

          The asset, "costs and estimated earnings in excess of billings on uncompleted film production contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted film production contracts," represents billings in excess of revenue recognized.

          Advertising costs: The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over the expected period of future benefits.

          Direct-response advertising consists primarily of the costs of direct mail promotional pieces incurred to acquire new sales/rentals of the Company's video products. The capitalized costs are amortized using the actual sales received to date compared to total estimated sales as a result of the mailing. Costs and related accumulated amortization are eliminated as they become fully amortized.

          Rental office property: Rental office property is stated at cost, net of accumulated depreciation computed by the straight-line method over estimated useful lives ranging from 15 to 31 years.

          Improvements and equipment: Improvements and equipment are stated at cost. Depreciation is computed primarily by accelerated methods over their estimated useful lives. It is the Company's policy to include amortization of assets acquired under capital leases with depreciation expense on owned assets.

                          AMERICAN MEDIA INCORPORATED

          Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not, that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2.  UNCOMPLETED FILM PRODUCTION CONTRACTS

     Information regarding uncompleted film production contracts follows:

                                                            JUNE 30,
                                                      --------------------
                                                        1998        1997
                                                      --------    --------
Costs incurred on uncompleted film production
  contracts.........................................  $144,918    $ 43,155
Estimated earnings..................................   228,670     136,069
                                                      --------    --------
                                                       373,588     179,224
Less billings to date...............................   394,935     206,645
                                                      --------    --------
                                                      $(21,347)   $(27,421)
                                                      ========    ========

     Included in accompanying balance sheets under the following captions:

                                                            JUNE 30,
                                                      --------------------
                                                        1998        1997
                                                      --------    --------
Costs and estimated earnings in excess of billings
  on uncompleted film production contracts..........  $ 90,986    $ 27,583
Billings in excess of costs and estimated earnings
  on uncompleted film production contracts..........  (112,333)    (55,004)
                                                      --------    --------
                                                      $(21,347)   $(27,421)
                                                      ========    ========

NOTE 3.  PLEDGED ASSETS AND LINE OF CREDIT AT JUNE 30, 1998

     The Company has a bank line of credit in the amount of $1,400,000 due October 31, 1998. Borrowings under the line bear interest at the bank's national rate (8.5% at June 30, 1998) and are secured by substantially all assets of the Company not otherwise pledged and the unlimited personal guarantee of the majority stockholder. At June 30, 1998, borrowings of $1,049,000 were outstanding under this agreement.

     The line of credit agreement contains various restrictive covenants including but not limited to debt to tangible net worth levels, borrowing base requirements and adequate insurance coverage.

NOTE 4.  PROFIT-SHARING PLAN AND 401(K) PLAN

     The Company has a profit-sharing plan covering substantially all employees. Contributions are made at the discretion of the Company and are allocated to participants by a formula based on compensation. The Company's expense under this plan was none and approximately $39,000 for the years ended June 30, 1998 and 1997, respectively.

     The Company also has a salary reduction "401(k)" plan covering employees who have completed three months of service and attained the age of 21. There were no employer contributions for the years ended June 30, 1998 and 1997.

                          AMERICAN MEDIA INCORPORATED

NOTE 5.  INCOME TAX MATTERS

     Net deferred tax assets (liabilities) consist of the following components:

                                                           JUNE 30,
                                                     ---------------------
                                                       1998         1997
                                                     ---------    --------
Deferred tax assets:
     Allowance for doubtful accounts...............  $  37,000    $ 17,000
     Inventories...................................                113,000
     Accrued expenses..............................     24,000      18,000
     Other.........................................      4,000       2,000
                                                     ---------    --------
                                                        65,000     150,000
                                                     ---------    --------
Deferred tax liabilities:
     Prepaid expenses..............................     98,000          --
     Inventories...................................    318,000          --
     Improvements and equipment....................     64,000          --
                                                     ---------    --------
                                                       480,000          --
                                                     ---------    --------
                                                     $(415,000)   $150,000
                                                     =========    ========

     The components giving rise to the net deferred assets (liabilities) have been included in the accompanying balance sheets as follows:

                                                             JUNE 30,
                                                       --------------------
                                                         1998        1997
                                                       ---------   --------
Current assets.......................................  $      --   $150,000
                                                       ---------   --------
Current liabilities..................................    355,000         --
Long-term liabilities................................     60,000         --
                                                       ---------   --------
                                                         415,000         --
                                                       ---------   --------
                                                       $(415,000)  $150,000
                                                       =========   ========

NOTE 6. LEASES AND RENT EXPENSE

     The Company leases office equipment that is being accounted for as a capital lease with a cost of approximately $67,000 and related accumulated amortization of $4,500 at June 30, 1998. The lease requires monthly payments of $1,375 through February 2003. The assets and related liabilities under the lease have been recorded at the present value of the future minimum lease payments using a discount rate of 8.50%.

     The Company leases office space under a noncancelable operating lease agreement which requires monthly payments of approximately $43,000 and $1,700 through July 2000 and March 1999, respectively. The Company also leases two automobiles under noncancelable operating lease agreements which require various monthly payments expiring from January 1999 through January 2001.

                          AMERICAN MEDIA INCORPORATED

     Approximate future minimum lease payments, by year end in the aggregate, under the capital lease and noncancelable operating leases are as follows:

                                                        CAPITAL   OPERATING
                                                         LEASE      LEASES
                                                        -------   ----------
Year ending June 30, 1999.............................  $16,500   $  537,000
  2000................................................   16,500      521,000
  2001................................................   16,500       38,000
  2002................................................   16,500           --
  2003................................................   11,000           --
                                                        -------   ----------
          Total minimum lease payments................   77,000   $1,096,000
                                                                  ==========
Amount representing interest..........................   13,621
                                                        -------
          Present value of net minimum capital lease
            payments..................................  $63,379
                                                        =======

     Total rent expense was approximately $536,000 and $401,000 for the years ended June 30, 1998 and 1997, respectively.

NOTE 7.  RENTAL OFFICE PROPERTY

     The Company had a lease agreement for its rental office property requiring monthly payments of $4,320 through June 1998. The tenant exercised the purchase option subsequent to June 30, 1998 to purchase the property for $227,000.

NOTE 8.  CASH IN EXCESS OF FDIC LIMITS

     Throughout the years ended June 30, 1998 and 1997, the Company at times had cash in excess of FDIC limits. The Company has not experienced any loss from this.

NOTE 9.  ADVERTISING COSTS

     At June 30, 1998 and 1997, $287,344 and none, respectively, of direct response advertising costs were reported as assets. Advertising expense for the years ended June 30, 1998 and 1997, was approximately $4,033,000 and $1,836,000, respectively.

NOTE 10.  SUBSEQUENT EVENT

     On August 10, 1998 the Company's majority stockholder signed a nonbinding letter of intent to sell all the outstanding shares of stock of the Company.

NOTE 11.  RECLASSIFICATION

     Certain items on the balance sheet as of June 30, 1997 have been reclassified with no effect on retained earnings to be consistent with the classifications adopted for as of June 30, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Gulliver Ritchie Associates, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations and changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Gulliver Ritchie Associates, Inc. at June 30, 1998, and the results of its operations and its cash flows for the year ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

November 18, 1998
Atlanta, Georgia

                       GULLIVER RITCHIE ASSOCIATES, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1998

ASSETS
Cash and cash equivalents...................................  $   89,358
Accounts receivable.........................................     675,057
Unbilled work in process....................................     276,840
                                                              ----------
          Total current assets..............................   1,041,255
Property and equipment, net.................................     641,570
Non-compete agreements, net.................................      55,333
Other assets................................................      91,504
                                                              ----------
          Total assets......................................  $1,829,662
                                                              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......................  $  193,454
Deferred revenues...........................................     530,265
Current portion of long-term debt...........................       9,287
Due to stockholders.........................................     120,000
                                                              ----------
          Total current liabilities.........................     853,006
Long-term debt..............................................      41,452
Commitments and contingencies
Common stock, $1 par value, 100,000 shares authorized; 2,300 shares issued and outstanding (including 200 shares held
  in treasury)..............................................       2,300
Treasury stock, at cost.....................................         (10)
Retained earnings...........................................     932,914
                                                              ----------
          Total stockholders' equity........................     935,204
                                                              ----------
          Total liabilities and stockholders' equity........  $1,829,662
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                       GULLIVER RITCHIE ASSOCIATES, INC.

                            STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1998

Revenues....................................................  $4,697,492
Operating expenses
  Cost of revenues
     Employee compensation and benefits.....................   1,474,500
     Contract labor and subcontracted services..............     408,240
     Other expense..........................................      60,481
  Selling, general and administrative.......................   1,428,102
  Depreciation and amortization.............................     190,527
                                                              ----------
          Total operating expenses..........................   3,561,850
                                                              ----------
Operating income............................................   1,135,642
Other expense
  Other expense.............................................      54,288
  Interest expense..........................................       3,772
                                                              ----------
Net income..................................................  $1,077,582
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                       GULLIVER RITCHIE ASSOCIATES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 1998

                                                NUMBER                                        TOTAL
                                                  OF     COMMON   TREASURY    RETAINED    STOCKHOLDERS'
                                                SHARES   STOCK     STOCK      EARNINGS       EQUITY
                                                ------   ------   --------   ----------   -------------
Balance at July 1, 1997.......................  2,300    $2,300     $(10)    $ (144,668)   $ (142,378)
  Net income..................................                                1,077,582     1,077,582
                                                -----    ------     ----     ----------    ----------
Balance at June 30, 1998......................  2,300    $2,300     $(10)    $  932,914    $  935,204
                                                =====    ======     ====     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       GULLIVER RITCHIE ASSOCIATES, INC.
                            STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1998

Cash flows from operating activities
Net income..................................................  $1,077,582
Adjustments to reconcile net income to net cash used in
  operating activities
  Depreciation and amortization.............................     190,527
Changes in assets and liabilities
  Accounts receivable.......................................    (430,050)
  Unbilled work in process..................................    (210,640)
  Prepaid expenses..........................................      28,859
  Other assets..............................................     (71,105)
  Accounts payable and accrued expenses.....................    (360,369)
  Deferred revenue..........................................    (759,166)
  Taxes payable.............................................    (231,949)
                                                              ----------
     Net cash used in operating activities..................    (766,311)
                                                              ----------
Cash flows from investing activities
Purchase of property and equipment..........................    (298,258)
                                                              ----------
     Net cash used in investing activities..................    (298,258)
                                                              ----------
Cash flows from financing activities
  Principal payments on long-term debt......................     (23,925)
  Proceeds from long-term debt..............................      32,408
  Proceeds from stockholders notes payable..................     120,000
                                                              ----------
     Net cash provided by financing activities..............     128,483
Net decrease in cash and cash equivalents...................    (936,086)
                                                              ----------
Cash and cash equivalents at beginning of year..............   1,025,444
                                                              ----------
Cash and cash equivalents at end of year....................  $   89,358
                                                              ==========
Supplemental cash flow information
  Cash paid for interest....................................  $    3,772
                                                              ==========
  Cash paid for income taxes................................  $  231,949
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                       GULLIVER RITCHIE ASSOCIATES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND NATURE OF OPERATIONS

  Basis of presentation

     The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1998, and reported amounts of revenues and expenses for the year then ended. Significant estimates include those made for deferred revenue, unbilled work in process, depreciation and amortization. Actual results could differ from those estimates made by management.

  Nature of operations

     The Company is a producer of interactive multimedia training programs and electronic performance support systems for business and industry. The Company provides these training and performance support systems on CD-ROM (Compact
Disc -- Read Only Memory), CBT (Computer Based Training), Internet/ Intranet and CD-i (Compact Disc -- Interactive) platforms. The programs are designed for use as training tools in the classroom, one-on-one self-paced training for the individual, and as performance support systems. The Company commenced operations in November 1987.

     The Company is subject to certain risks and uncertainties that include but are not limited to the concentration of sales with five customers, which represent substantially all revenues for the year ended June 30, 1998. As a result, the Company's operations and financial results could be adversely affected by the loss of these customers. Other risks and uncertainties inherent in the accompanying financial statements include but are not limited to the impact of competitive products and cash balances in excess of federally insured limits.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and cash equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value because of their short-term nature.

  Property and equipment

     Property and equipment are stated at cost and depreciated using the straight-line basis over their estimated useful lives, which range from three to five years. Repair and maintenance expenditures are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation are relieved and the resulting gain or loss, if any, is credited or charged to operations.

  Noncompete agreements

     In June 1997, the Company entered into noncompete agreements with two former stockholders of the Company. The costs of these agreements are being amortized using the straight-line basis over the three-year term of the agreements. Amortization expense was $27,667 for the year ended June 30, 1998.

  Revenue recognition

     Substantially all of the Company's revenues are derived from long-term contracts. Revenues from these contracts are accounted for under the percentage of completion method, using the efforts expended method. Changes in estimates to complete and losses, if any, are recognized in the period in which they are determined.

                       GULLIVER RITCHIE ASSOCIATES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Income taxes

     Effective July 1, 1997, the Company elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholders, and any federal and state income tax liability is borne by the stockholders.

3.  LEASE COMMITMENTS

     The Company leases its office space and certain equipment under noncancelable operating leases. All of the agreements provide for minimum lease payments and expire as follows:

                            YEAR
                            ----
1999........................................................  $  602,960
2000........................................................     698,583
2001........................................................     548,420
2002........................................................     449,711
2003........................................................     405,877
Thereafter..................................................      70,664
                                                              ----------
Total.......................................................  $2,776,216
                                                              ==========

     During 1998, the Company moved its primary operations to a new facility and as a result recorded a charge in the amount of $113,956 for the remaining costs (including the lease termination costs) related to the lease on the former facility.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at June 30, 1998:

Computer equipment..........................................  $726,320
Computer software...........................................    65,108
Furniture and fixtures......................................   109,624
Automobiles.................................................    95,415
                                                              --------
                                                               996,467
                                                              --------
Accumulated depreciation....................................  (354,897)
                                                              --------
                                                              $641,570
                                                              ========

5.  NOTES PAYABLE

     At June 30, 1998, the Company had notes payable with banks totaling $50,739. The notes payable bear interest at rates ranging from 7.99% to 9.99% and are payable in monthly principal and interest payments. These notes are collateralized by certain equipment of the Company with a net book value of approximately $60,000.

                       GULLIVER RITCHIE ASSOCIATES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At June 30, 1998, aggregate required principal payments are as follows:

                            YEAR
                            ----
1999........................................................  $ 9,287
2000........................................................   13,128
2001........................................................   13,185
2002........................................................    6,977
2003........................................................    8,162
                                                              -------
          Total.............................................  $50,739
                                                              =======

     At June 30, 1998, the Company had notes payable with stockholders of the Company totaling $120,000. These notes bear interest at 9% and are due on demand. These notes were repaid during November of 1998.

     Management believes that its notes payable bear interest at a rate which approximates prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying value for these instruments is a reasonable estimate of fair value.

6.  EMPLOYEE BENEFIT PLAN

     In January 1994, the Company began sponsoring a defined contribution employee benefit plan (the "Plan") under Section 401(k) of the Internal Revenue Code. Substantially all employees who are 21 or older and have at least one year of service, as defined, are eligible to participate in the Plan. Employees may contribute a percentage of their annual compensation to the Plan, subject to certain annual limitations. The Company may make a discretionary matching contribution on behalf of all participants, and may also contribute an additional employer contribution as determined by the Board of Directors. The Company made no contributions for the year ended June 30, 1998.

7.  SUBSEQUENT EVENT

     On November 13, 1998, the Company signed a definitive agreement to be acquired by Provant, Inc., in exchange for a combination of cash and stock. Provant, Inc. is a provider of performance improvement services and products.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
KC Resources Creative Solutions, Inc.:

     We have audited the accompanying balance sheet of KC Resources Creative Solutions, Inc. as of June 30, 1998 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KC Resources Creative Solutions, Inc. as of June 30, 1998 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Boston, Massachusetts
July 24, 1998

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JUNE 30,
                                                                1998
                                                              --------
                                ASSETS
Current assets:
  Cash and cash equivalents.................................   $1,248
  Marketable securities.....................................      353
  Accounts receivable, net of allowance for doubtful
     accounts of $25........................................    1,232
  Costs in excess of billings...............................      138
  Prepaid expenses and other current assets.................        4
                                                               ------
       Total current assets.................................    2,975
                                                               ------
Property and equipment, net.................................      422
Other assets................................................       34
                                                               ------
       Total assets.........................................   $3,431
                                                               ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   75
  Accrued expenses..........................................      207
  Income taxes payable......................................      558
  Billings in excess of costs...............................      189
  Deferred income taxes.....................................      379
  Current portion of capital lease obligation...............        9
                                                               ------
       Total current liabilities............................    1,417
                                                               ------
Long-term capital lease obligation..........................       13
                                                               ------
Deferred income taxes.......................................       59
                                                               ------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 5,000 shares authorized; 1,000
     shares issued and outstanding..........................        1
  Unrealized gain on marketable securities..................       24
  Retained earnings.........................................    1,917
                                                               ------
       Total stockholders' equity...........................    1,942
                                                               ------
       Total liabilities and stockholders' equity...........   $3,431
                                                               ======

                See accompanying notes to financial statements.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Revenue.....................................................   $ 5,449
Cost of revenue.............................................     3,758
                                                               -------
  Gross profit..............................................     1,691
Selling, general and administrative expenses................       980
                                                               -------
       Income from operations...............................       711
                                                               -------
Other income (expense):
  Dividend income...........................................         7
  Interest income...........................................        34
  Interest expense..........................................        (3)
                                                               -------
       Total other income (expense).........................        38
                                                               -------
       Income before income taxes...........................       749
Income taxes................................................       284
                                                               -------
       Net income...........................................   $   465
                                                               =======
Basic income per share......................................   $464.76
                                                               =======
Weighted average shares outstanding.........................     1,000
                                                               =======

                See accompanying notes to financial statements.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                            YEAR ENDED JUNE 30, 1998

                                                                      UNREALIZED
                                                    COMMON STOCK       GAIN ON
                                                  ----------------    MARKETABLE    RETAINED
                                                  SHARES    AMOUNT    SECURITIES    EARNINGS   TOTAL
                                                  ------    ------    ----------    --------   ------
Balance, June 30, 1997..........................  1,000       $1         $ 8         $1,459    $1,468
  Unrealized gain on marketable securities, net
     of tax provision of $11....................     --       --          16             --        16
  Dividends paid ($7.00 per share)..............     --       --          --             (7)       (7)
  Net income....................................     --       --          --            465       465
                                                  -----       --         ---         ------    ------
Balance, June 30, 1998..........................  1,000       $1         $24         $1,917    $1,942
                                                  =====       ==         ===         ======    ======

                See accompanying notes to financial statements.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Cash flows from operating activities:
  Net income................................................    $  465
                                                                ------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................       163
       Changes in operating assets and liabilities:
          Increase in accounts receivable...................      (464)
          Decrease in costs in excess of billing............       469
          Decrease in prepaid expenses and other assets.....        56
          Decrease in accounts payable......................       (67)
          Decrease in accrued expenses......................      (252)
          Increase in billings in excess of costs...........        54
          Increase in income taxes payable..................       176
          Increase in deferred income tax liabilities.......       135
                                                                ------
            Total adjustments...............................       270
                                                                ------
            Net cash provided by operating activities.......       735
                                                                ------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (272)
  Purchase of investments...................................      (183)
  Sale of investments.......................................       384
                                                                ------
            Net cash used in investing activities...........       (71)
                                                                ------
Cash flows from financing activities:
  Dividends paid............................................        (7)
  Payments on capital lease obligation......................        (6)
                                                                ------
            Net cash used in financing activities...........       (13)
                                                                ------
Net increase in cash and cash equivalents...................       651
Cash and cash equivalents, beginning of year................       597
                                                                ------
Cash and cash equivalents, end of year......................    $1,248
                                                                ======
Supplemental cash flow disclosures:
  Income taxes refunded.....................................    $  (24)
                                                                ======
  Cash paid for interest....................................    $    3
                                                                ======
Non-cash investing activity:
  Increase in fair value of marketable securities...........    $   27
                                                                ======

                See accompanying notes to financial statements.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)
                                 JUNE 30, 1998

(1)  NATURE OF OPERATIONS

     KC Resources Creative Solutions, Inc. (the "Company") was incorporated in December 1991. The Company is a training and instructional design consulting firm, which analyzes clients' performance requirements and designs training solutions using all appropriate media and technology including internet-based training and performance support applications, multimedia computer-based training and testing, and self-paced learning systems using various media. The Company focused primarily on the needs of the telecommunications industry and high-technology sector, and also has clients in the pharmaceuticals and financial services industries.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Revenue Recognition

     The Company follows the percentage-of-completion method of accounting for contracts, including those that involve delivery of customized software products. Accordingly, income is recognized in the ratio that costs incurred bear to estimated total costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability.

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  (d) Marketable Securities

     All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotes. Unrealized gains and losses, net of tax, are computed on the basis of specific identification and are included as a component of stockholders' equity. Realized gains, realized losses, and declines in value, judged to be other than temporary, are included in other income. The cost of securities sold is based on the specific identification method and interest and dividends earned are included in other income.

  (e) Accounts Receivable

     Accounts receivable consist of progress billings to clients under long-term contracts.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                                 (IN THOUSANDS)
                                 JUNE 30, 1998

  (f) Property and Equipment

     Property and equipment are recorded at cost and depreciated using an accelerated method over the following periods:

Software....................................................  3 years
Equipment...................................................  5 years
Furniture and fixtures......................................  7 years

  (g) Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments approximates their fair value because of the short maturity of these instruments.

  (h) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs amounted to $54 in fiscal 1998.

  (j) Income per Share

     Effective June 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, which changed the method of computing and presenting income per share. Basic income per share has been computed using the weighted average number of outstanding common shares. The Company has a simple capital structure with no potentially dilutive shares. Accordingly, only basic income per share has been presented.

(3) RELATED PARTY TRANSACTIONS

     A member of the Company's Board of Directors served as a consultant to the Company on various aspects of the Company's business and strategic issues. Fees paid for such services amounted to $8 in fiscal 1998.

     During fiscal 1998, an officer of the Company repaid an advance in the amount of $80 which had been outstanding at June 30, 1997.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                                 (IN THOUSANDS)
                                 JUNE 30, 1998

(4) MARKETABLE SECURITIES

     Marketable securities at June 30, 1998 consist of the following:

                                                              GROSS
                                                            UNREALIZED
                                                             HOLDING     FAIR
                                                    COST      GAINS      VALUE
                                                    ----    ----------   -----
Certificate of deposit............................  $125        --        125
Mutual funds......................................   189        39        228
                                                    ----       ---        ---
                                                    $314        39        353
                                                    ====       ===        ===

     At June 30, 1998, the certificate of deposit has a maturity of less than one year.

(5) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at June 30, 1998:

Machinery and equipment.....................................  $653
Furniture and fixtures......................................    29
Software....................................................   144
                                                              ----
                                                               826
Less accumulated depreciation and amortization..............   404
                                                              ----
     Property and equipment, net............................  $422
                                                              ====

     Depreciation and amortization expense on property and equipment amounted to $163 in fiscal 1998. Amortization expense on capitalized software amounted to $48 in fiscal 1998. Unamortized software costs at June 30, 1998 are $96.

(6)  ACCRUED EXPENSES

     Accrued expenses at June 30, 1998 consist of the following:

Accrued payroll and payroll taxes...........................  $ 95
Accrued benefit plan contribution...........................    58
Accrued vacation............................................    38
Other accrued expenses......................................    16
                                                              ----
                                                              $207
                                                              ====

(7)  LEASES

     The Company leases office space and a vehicle under cancelable operating leases. Lease expense amounted to $193 in fiscal 1998.

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                                 (IN THOUSANDS)
                                 JUNE 30, 1998

     The Company also leases certain office equipment under a noncancelable capital lease. Future minimum payments under this capital lease are as follows:

                    YEAR ENDING JUNE 30
                    -------------------
     1999...................................................  $ 9
     2000...................................................    9
     2001...................................................    8
                                                              ---
          Total minimum payments............................   26
     Less amounts representing interest.....................    4
                                                              ---
          Present value of minimum lease payments...........   22
     Less current installments of capital lease payments....    9
                                                              ---
     Long-term capital lease obligation.....................  $13
                                                              ===

     At June 30, 1998, the gross amount of equipment and related accumulated amortization recorded under the capital lease were as follows:

     Equipment..............................................  $35
     Less accumulated amortization..........................   22
                                                              ---
                                                              $13
                                                              ===

     Amortization of assets held under capital lease is included in depreciation expense.

(8)  INCOME TAXES

     The provision for income taxes for fiscal 1998 consists of the following:

                                                    CURRENT    DEFERRED   TOTAL
                                                    -------    --------   -----
Federal...........................................   $124        $109     $233
State.............................................     25          26       51
                                                     ----        ----     ----
                                                     $149        $135     $284
                                                     ====        ====     ====

     The following is a reconciliation between the statutory federal income tax rate and the Company's effective rate for fiscal 1998:

Statutory federal income tax rate...........................  34.0%
State income taxes..........................................   4.8
Other.......................................................   1.1
                                                              ----
                                                              39.9%
                                                              ====

                     KC RESOURCES CREATIVE SOLUTIONS, INC.

                                 (IN THOUSANDS)
                                 JUNE 30, 1998

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

Deferred tax liabilities:
     Accounts receivable....................................  $476
     Costs in excess of billings............................    53
     Property and equipment.................................    59
     Unrealized gains on marketable securities..............    15
                                                              ----
          Total gross deferred tax liabilities..............  $603
                                                              ----
Deferred tax assets:
     Accounts payable and accrued expenses..................  $ 86
     Billings in excess of costs............................    73
     Timing of current state tax deduction..................     6
                                                              ----
          Total gross deferred tax assets...................   165
                                                              ----
          Net deferred tax liability........................  $438
                                                              ====

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Strategic Interactive, Inc.

     We have audited the accompanying balance sheet of Strategic Interactive, Inc. as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Strategic Interactive, Inc. as of June 30, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            PLANTE & MORAN, LLP

East Lansing, Michigan
October 12, 1998

                          STRATEGIC INTERACTIVE, INC.

                                 BALANCE SHEETS

                                                                 JUNE 30
                                                          ----------------------    SEPTEMBER 30,
                                                            1997         1998           1998
                                                            ----         ----       -------------
                                                                                     (UNAUDITED)
                                     ASSETS
Current Assets
     Cash and cash equivalents..........................  $517,589    $  759,472     $1,165,143
     Accounts receivable:
          Trade.........................................   293,837       887,940        552,959
          Other.........................................        --        20,000             --
     Prepaid expenses...................................        --        27,629         44,616
                                                          --------    ----------     ----------
               Total current assets.....................   811,426     1,695,041      1,762,718
Property and Equipment (Note 2).........................   168,208       334,589        384,975
                                                          --------    ----------     ----------
               Total assets.............................  $979,634    $2,029,630     $2,147,693
                                                          ========    ==========     ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Current portion of long-term debt (Note 4).........  $  4,940    $    5,850     $    5,553
     Accounts payable and other accrued liabilities.....    13,022       134,746        255,949
     Accrued federal income tax.........................   124,159        92,244         58,696
     Deferred revenue...................................    19,200            --          6,750
                                                          --------    ----------     ----------
               Total current liabilities................   161,321       232,840        326,948
Long-term Debt (Note 4).................................    21,699        16,444         15,047
Stockholders' Equity
     Common stock -- $1 par value:
          Class A voting:
            Authorized -- 59,000 shares
            Issued and outstanding -- 711 shares........       711           711            711
          Class B nonvoting:
            Authorized -- 1,000 shares
            Issued and outstanding -- 30 shares.........        30            30             30
     Additional paid-in capital.........................   477,225       477,225        477,225
     Retained earnings..................................   318,648     1,302,380      1,327,732
                                                          --------    ----------     ----------
               Total stockholders' equity...............   796,614     1,780,346      1,805,698
                                                          --------    ----------     ----------
               Total liabilities and stockholders'
                 equity.................................  $979,634    $2,029,630     $2,147,693
                                                          ========    ==========     ==========

                See accompanying notes to financial statements.

                          STRATEGIC INTERACTIVE, INC.

                            STATEMENTS OF OPERATIONS

                                                                                    THREE MONTHS
                                                           YEAR ENDED JUNE 30           ENDED
                                                        ------------------------    SEPTEMBER 30,
                                                           1997          1998           1998
                                                        ----------    ----------    -------------
                                                                                     (UNAUDITED)
Sales.................................................  $1,452,190    $4,669,335     $1,013,041
Cost of Sales.........................................     304,843     1,148,382        441,024
                                                        ----------    ----------     ----------
Gross Profit..........................................   1,147,347     3,520,953        572,017
Operating Expenses
     Selling and administrative expenses..............     712,655     1,986,484        206,576
     Depreciation.....................................      24,740        65,995        334,804
                                                        ----------    ----------     ----------
          Total operating expenses....................     737,395     2,052,479        541,380
                                                        ----------    ----------     ----------
Operating Income......................................     409,952     1,468,474         30,637
Other Income (Expenses)...............................     (10,418)       (2,282)            --
     Interest income..................................       5,986        37,484          7,774
     Other............................................      78,348        20,446             --
                                                        ----------    ----------     ----------
          Total other income (expense)................      73,916        55,648          7,774
                                                        ----------    ----------     ----------
Income -- Before income taxes.........................     483,868     1,524,122         38,411
Income Taxes..........................................     124,159       540,390         13,059
                                                        ----------    ----------     ----------
Net Income............................................  $  359,709    $  983,732     $   25,352
                                                        ==========    ==========     ==========
Basic income per share................................  $      538    $    1,328     $       34
                                                        ==========    ==========     ==========
Weighted average shares outstanding...................         668           741            741
                                                        ==========    ==========     ==========

                See accompanying notes to financial statements.

                          STRATEGIC INTERACTIVE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON               COMMON
                                      STOCK -- CLASS A     STOCK -- CLASS B     ADDITIONAL
                                      -----------------    -----------------     PAID-IN       RETAINED
                                      SHARES    AMOUNT     SHARES    AMOUNT      CAPITAL       EARNINGS      TOTAL
                                      ------    ------     ------    ------     ----------     --------      -----
Balance -- July 1, 1996.............    600      $600        --        $--       $  5,586     $   11,389   $   17,575
    Sale of Class A common stock for
      cash..........................    111       111        --         --        471,639             --      471,750
    Issuance of Class B common
      stock.........................     --        --        30         30             --             --           30
    Distributions to stockholders...     --        --        --         --             --        (52,450)     (52,450)
    Net income......................     --        --        --         --             --        359,709      359,709
                                        ---      ----        --        ---       --------     ----------   ----------

Balance -- June 30, 1997............    711       711        30         30        477,225        318,648      796,614
    Net income......................     --        --        --         --             --        983,732      983,732
                                        ---      ----        --        ---       --------     ----------   ----------

Balance -- June 30, 1998............    711       711        30         30        477,225      1,302,380    1,780,346
                                        ---      ----        --        ---       --------     ----------   ----------
    Net income......................     --        --        --         --             --         25,352       25,352
                                        ---      ----        --        ---       --------     ----------   ----------
Balance -- September 30, 1998
  (unaudited).......................    711      $711        30        $30       $477,225     $1,327,732   $1,805,698
                                        ===      ====        ==        ===       ========     ==========   ==========

                See accompanying notes to financial statements.

                          STRATEGIC INTERACTIVE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS
                                                           YEAR ENDED JUNE 30          ENDED
                                                         ----------------------    SEPTEMBER 30,
                                                           1997         1998           1998
                                                         ---------    ---------    -------------
                                                                                    (UNAUDITED)
Cash Flows from Operating Activities
     Net income........................................  $ 359,709    $ 983,732     $   25,352
                                                         ---------    ---------     ----------
     Adjustments to reconcile net income to net cash
       from operating activities:
          Depreciation.................................     24,740       65,995         22,830
          Loss on disposal of property and equipment...         --       16,470             --
          (Increase) decrease in assets:
               Accounts receivable.....................   (185,718)    (594,103)       354,981
               Prepaid expenses........................      9,732      (27,629)       (16,987)
               Other assets............................      2,924           --             --
          Increase (decrease) in liabilities:
               Current portion, long term debt.........         --           --           (297)
               Accounts payable and other accrued
                 liabilities...........................      4,263      121,724        121,203
               Accrued federal income tax..............    124,159      (31,915)       (33,548)
               Deferred revenue........................     19,200      (19,200)         6,750
                                                         ---------    ---------     ----------
                    Net cash provided by operating
                      activities.......................    359,009      515,074        480,284

Cash Flows from Investing Activities
     Purchase of property and equipment................   (149,071)    (268,846)       (73,216)

Cash Flows from Financing Activities
     Payments on bank note payable.....................   (164,398)          --             --
     Proceeds (payments) long-term debt................     28,500           --         (1,397)
     Payments on long-term debt........................     (1,861)      (4,345)            --
     Distributions to stockholders.....................    (52,450)          --             --
     Proceeds from issuance of common stock............    471,980           --             --
                                                         ---------    ---------     ----------
                    Net cash provided by (used in)
                      financing activities.............    281,771       (4,345)        (1,397)
                                                         ---------    ---------     ----------
Net Increase in Cash and Cash Equivalents..............    491,709      241,883        405,671
Cash and Cash Equivalents -- Beginning of year.........     25,880      517,589        759,472
                                                         ---------    ---------     ----------
Cash and Cash Equivalents -- End of year...............  $ 517,589    $ 759,472     $1,651,143
                                                         =========    =========     ==========
Supplemental Cash Flow Information -- Cash paid for
  interest.............................................  $  10,418    $   2,282             --
                                                         =========    =========     ==========

                See accompanying notes to financial statements.

                          STRATEGIC INTERACTIVE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1998

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     The Company provides web-based training, education, and other corporate communication solutions. Approximately 65 percent of the Company's revenue is from domestic automobile companies. The Company is privately held, employs approximately 50 people, and is located in Lansing, Michigan.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Accounts Receivable -- Trade accounts receivable represent amounts due from major clients such as General Motors, General Motors Acceptance Corporation, Ford Motor Company, and others. The majority of receivables result from revenue generated from the sale of systems.

     Property and Equipment -- Property and equipment are stated at cost. Assets are depreciated over their estimated useful lives using the straight-line method. Costs of repairs and maintenance are charged to expense as incurred.

     Revenue Recognition -- Revenue is recognized based on the status of the Company's projects, primarily based on hours incurred. Deferred revenue represents funds collected in advance of performance and completion of certain projects.

     Retirement Plan -- The Company provides its employees with a qualified retirement plan that allows employees to contribute to a personal investment account. The Company also contributes 3 percent of participant salaries. The Company contributed $9,142 and $34,622 for the years ended June 30, 1997 and 1998, respectively.

     Income Taxes -- Prior to January 1, 1997, the Company was taxed as an "S" corporation according to the Internal Revenue Code provisions. Generally, the income of an "S" corporation is not subject to federal income tax at the corporation level; rather, the stockholders are required to include a pro-rata share of the Company's taxable income in their personal income tax returns, irrespective of whether dividends have been paid. During 1997, this election was revoked.

     Effective with the change in tax status, the Company records current income taxes based on amounts payable or refundable on tax returns for each year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting. However, there are no significant temporary differences and deferred taxes have not been recorded.

     The provision for income taxes for the year ended June 30, 1997 differs from amounts computed by applying the statutory United States federal tax rate primarily as a result of income earned during the period prior to the change in tax status that was not taxable to the Company.

                          STRATEGIC INTERACTIVE, INC.

                             JUNE 30, 1997 AND 1998

NOTE 2 -- PROPERTY AND EQUIPMENT

     Cost of property and equipment and depreciable lives are summarized as follows:

                                                                  DEPRECIABLE
                                            1997        1998      LIFE-YEARS
                                            ----        ----      -----------
Computer equipment......................  $170,288    $357,751       5
Computer software.......................     8,841      23,972       3
Telephone equipment.....................     1,741       1,741       5
Furniture...............................    40,264      63,878       7
     Total cost.........................   221,134     447,342
Accumulated depreciation................    52,926     112,753
                                          --------    --------
     Net carrying amount................  $168,208    $334,589
                                          ========    ========

NOTE 3 -- NOTE PAYABLE -- BANK

     The Company has a $250,000 line of credit available with interest on outstanding borrowings at .75 percent above of the Bank's prime rate. No amount was outstanding as of June 30, 1997 and 1998. Accounts receivable are pledged as collateral for borrowings.

NOTE 4 -- LONG-TERM DEBT

     The Company has a note payable to a stockholder. The note is collateralized by furniture and equipment, bears interest at 10.00 percent, and is due in monthly installments of $603 including interest.

     Minimum principal payments on the note payable to maturity as June 30, 1998, are as follows:

1999........................................................  $ 5,850
2000........................................................    5,805
2001........................................................    6,413
2002........................................................    4,226
                                                              -------
     Total..................................................  $22,294
                                                              =======

NOTE 5 -- LEASES

     The Company leases office space and certain equipment under operating leases in effect at June 30, 1998. The following is a schedule of future minimum rental payments under these operating leases:

1999........................................................  $  167,721
2000........................................................     202,890
2001........................................................     221,900
2002........................................................     226,757
2003........................................................     231,753
2004 and after..............................................     234,905
                                                              ----------
     Total..................................................  $1,285,926
                                                              ==========

     Lease expense charged to operations was $24,259 and $64,556 in 1997 and 1998, respectively.

                          STRATEGIC INTERACTIVE, INC.

                             JUNE 30, 1997 AND 1998

     Subsequent to June 30, 1998, the Company entered into various leases for office facilities, furniture and equipment. Future rental payments under the leases entered into subsequent to June 30, 1998 are as follows:

1999........................................................  $104,616
2000........................................................   112,497
2001........................................................   112,497
2002........................................................    88,729
2003........................................................    82,392
2004 and after..............................................     5,207
                                                              --------
     Total..................................................  $505,938
                                                              ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 SHARES

                                 [PROVANT LOGO]

                                  COMMON STOCK

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                                 MARCH   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PROVANT is a Delaware corporation. Reference is made to Section 145 of the DGCL, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. PROVANT'S Certificate of Incorporation further provides that PROVANT shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     PROVANT's Certificate of Incorporation provides that PROVANT's directors shall not be liable to PROVANT or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

     The Certificate of Incorporation and By-laws also provide that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director or officer of PROVANT (or is or was serving at the request of PROVANT as a director or officer of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by PROVANT, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. PROVANT's By-laws allow for similar rights of indemnification to be afforded, in PROVANT's discretion, to its employees and agents.

     The rights to indemnification and the payment of expenses provided by the Certificate of Incorporation and By-laws do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the By-laws shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

     PROVANT maintains an indemnification insurance policy covering all directors and officers of PROVANT and its subsidiaries.

ITEM 21.  EXHIBITS

                                                                                              SEQUENTIAL
 EXHIBIT                                       DESCRIPTION                                     PAGE NO.
----------                                     -----------                                    ----------
    **3.1    Certificate of Incorporation of the Company....................................
    **3.2    By-laws of the Company.........................................................
    **4.1    Form of Specimen Stock Certificate.............................................
     +5      Opinion of Nutter, McClennen & Fish, LLP.......................................
   **10.1    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Behavioral
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Behavioral Technology,
             Inc. and Paul C. Green, Ph.D. .................................................
   **10.2    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Decker
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Decker Communications,
             Inc., Bert Decker and Kenneth Taylor...........................................
   **10.3    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Howard
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, J. Howard &
             Associates, Inc., Jeffrey P. Howard and Marc S. Wallace........................
   **10.4    Form of Agreement and Plan of Merger by and among PROVANT, Inc., LSS
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Robert Steinmetz,
             Ph.D., and Associates, Inc., Edwin Bauch as Trustee of the Steinmetz Children's
             Trust u/d/t dated December 31, 1996, Edwin Bauch as Trustee of the King
             Children's Trust u/d/t dated December 31, 1996, John F. King and Robert A.
             Steinmetz, Ph.D. ..............................................................
   **10.5    Form of Agreement and Plan of Merger by and among PROVANT, Inc., MOHR
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, MOHR Retail Learning
             Systems, Inc., Herbert Cohen, Judith Cohen and Michael Patrick.................
   **10.6    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Paul M.
             Verrochi, Dominic J. Puopolo, Star Mountain, Inc., Star Acquisition Corp. and
             Carl von Sternberg.............................................................
   **10.7    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Novations
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Novations Group, Inc.,
             Joseph Folkman, Joseph Hanson, Kurt Sandholtz, Norman Smallwood, Randy Stott
             and Jonathan Younger...........................................................
   **10.8    Form of First Amendment to Agreement and Plan of Merger (J. Howard)............
   **10.9    1998 Equity Incentive Plan.....................................................
   **10.10   Stock Plan for Non-Employee Directors..........................................
   **10.11   Form of 1998 Employee Stock Purchase Plan......................................
   **10.12   Form of Warrants to Messrs. Verrochi and Puopolo...............................
   **10.13   Form of Contingent Warrants to Messrs. Verrochi and Puopolo....................
   **10.14   Form of Employment Agreement between Rajiv Bhatt and PROVANT, Inc. ............
   **10.15   Form of Employment Agreement between MOHR Acquisition Corp., Herbert A. Cohen, and PROVANT, Inc. .............................................................
   **10.16   Form of Employment Agreement between Decker Acquisition Corp., Bert Decker, and
             PROVANT, Inc. .................................................................
   **10.17   Form of Employment Agreement between Philip Gardner and PROVANT, Inc. .........
   **10.18   Form of Employment Agreement between Behavioral Acquisition Corp., Paul C.
             Green, and PROVANT, Inc. ......................................................
   **10.19   Form of Employment Agreement between Novations Acquisition Corp., Joe Hanson, and PROVANT, Inc. .............................................................

                                                                                              SEQUENTIAL
 EXHIBIT                                       DESCRIPTION                                     PAGE NO.
----------                                     -----------                                    ----------
   **10.20   Form of Employment Agreement between LSS Acquisition Corp., John F. King, and
             PROVANT, Inc. .................................................................
   **10.21   Form of Employment Agreement between Dominic J. Puopolo and PROVANT, Inc. .....
   **10.22   Form of Employment Agreement between A. Carl von Sternberg, Star Acquisition
             Corp. and PROVANT, Inc. .......................................................
   **10.23   Form of Employment Agreement between Paul M. Verrochi and PROVANT, Inc. .......
   **10.24   Form of Employment Agreement between Howard Acquisition Corp., Marc S. Wallace, and PROVANT, Inc. .............................................................
   **10.25   Form of Employment Agreement between John H. Zenger and PROVANT, Inc. .........
   **10.26   Form of Consulting Agreement between Michael J. Davies and PROVANT, Inc........
   **10.27   Lease Agreement between Behavioral Technology, Inc. and Paul C. Green, Ph.D....
   **10.28   Lease Agreement between Novations Group, Inc. and Novations Partners,
             L.L.C. ........................................................................
   **10.29   Form of Consulting Agreement between Donald W. Glazer and PROVANT, Inc.........
    *10.30   Revolving Credit Agreement dated April 8, 1998 between PROVANT, Inc. and Fleet
             National Bank..................................................................
  ***10.31   Amendment No. 1 to Revolving Credit Agreement..................................
 ****10.32   Amendment No. 2 to Revolving Credit Agreement..................................
*****10.33   1998 Stock Option Plan for Outside Directors...................................
    +21      Subsidiaries of the Registrant.................................................
    +23.1    Consent of KPMG Peat Marwick LLP...............................................
    +23.2    Consent of Friedman & Fuller, P.C..............................................
    +23.3    Consent of McGladrey & Pullen, LLP.............................................
    +23.4    Consent of Plante & Moran, LLP.................................................
    +23.5    Consent of PricewaterhouseCoopers LLP..........................................
    +23.6    Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)..............
    +24      Power of Attorney (contained in the signature page to this Registration
             Statement).....................................................................

---------------
     * Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.
   ** Incorporated by reference to the Company's Registration Statement on Form
      S-1 (File No. 333-46157).
  *** Incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1998.
 **** Incorporated by reference to Post-Effective Amendment No. 2 to the
      Company's Registration Statement on Form S-4 (File No. 333-57733).
***** Incorporated by reference to the Company's Proxy Statement relating to its
      1998 Annual Meeting of Stockholders.
   + Filed herewith.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL and the Registrant's Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 19th day of March 1999.

                                          PROVANT, INC.

                                          By:     /s/ PAUL M. VERROCHI
                                            ------------------------------------
                                            Paul M. Verrochi
                                            Chairman of the Board and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Paul M. Verrochi, Rajiv Bhatt, Constantine Alexander and James E. Dawson, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-4 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURES                                       TITLE                          DATE
                   ----------                                       -----                          ----
              /s/ PAUL M. VERROCHI                Chairman of the Board and Chief Executive    March 19, 1999
------------------------------------------------    Officer
                Paul M. Verrochi

             /s/ DOMINIC J. PUOPOLO               Executive Vice President, Chief Financial    March 19, 1999
------------------------------------------------    Officer and Director
               Dominic J. Puopolo

               /s/ JOHN H. ZENGER                 President and Director                       March 19, 1999
------------------------------------------------
                 John H. Zenger

                /s/ RAJIV BHATT                   Executive Vice President, Chief Operating    March 19, 1999
------------------------------------------------    Officer and Chief Accounting Officer
                  Rajiv Bhatt

              /s/ HERBERT A. COHEN                Director                                     March 19, 1999
------------------------------------------------
                Herbert A. Cohen

                /s/ BERT DECKER                   Director                                     March 19, 1999
------------------------------------------------
                  Bert Decker

                   SIGNATURES                                       TITLE                          DATE
                   ----------                                       -----                          ----
               /s/ PAUL C. GREEN                                   Director                    March 19, 1999
------------------------------------------------
                 Paul C. Green

                 /s/ JOE HANSON                                    Director                    March 19, 1999
------------------------------------------------
                   Joe Hanson

                                                                   Director                    March 19, 1999
------------------------------------------------
                  John F. King

           /s/ A. CARL VON STERNBERG                               Director                    March 19, 1999
------------------------------------------------
             A. Carl von Sternberg

              /s/ MARC S. WALLACE                                  Director                    March 19, 1999
------------------------------------------------
                Marc S. Wallace

             /s/ MICHAEL J. DAVIES                                 Director                    March 19, 1999
------------------------------------------------
               Michael J. Davies

              /s/ DAVID B. HAMMOND                                 Director                    March 19, 1999
------------------------------------------------
                David B. Hammond

               /s/ JOHN R. MURPHY                                  Director                    March 19, 1999
------------------------------------------------
                 John R. Murphy

              /s/ ESTHER T. SMITH                                  Director                    March 19, 1999
------------------------------------------------
                Esther T. Smith

                                 EXHIBIT INDEX

                                                                                              SEQUENTIAL
 EXHIBIT                                       DESCRIPTION                                     PAGE NO.
----------                                     -----------                                    ----------
    **3.1    Certificate of Incorporation of the Company....................................
    **3.2    By-laws of the Company.........................................................
    **4.1    Form of Specimen Stock Certificate.............................................
     +5      Opinion of Nutter, McClennen & Fish, LLP.......................................
   **10.1    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Behavioral
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Behavioral Technology,
             Inc. and Paul C. Green, Ph.D. .................................................
   **10.2    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Decker
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Decker Communications,
             Inc., Bert Decker and Kenneth Taylor...........................................
   **10.3    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Howard
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, J. Howard &
             Associates, Inc., Jeffrey P. Howard and Marc S. Wallace........................
   **10.4    Form of Agreement and Plan of Merger by and among PROVANT, Inc., LSS
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Robert Steinmetz,
             Ph.D., and Associates, Inc., Edwin Bauch as Trustee of the Steinmetz Children's
             Trust u/d/t dated December 31, 1996, Edwin Bauch as Trustee of the King
             Children's Trust u/d/t dated December 31, 1996, John F. King and Robert A.
             Steinmetz, Ph.D. ..............................................................
   **10.5    Form of Agreement and Plan of Merger by and among PROVANT, Inc., MOHR
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, MOHR Retail Learning
             Systems, Inc., Herbert Cohen, Judith Cohen and Michael Patrick.................
   **10.6    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Paul M.
             Verrochi, Dominic J. Puopolo, Star Mountain, Inc., Star Acquisitions Corp. and
             Carl von Sternberg.............................................................
   **10.7    Form of Agreement and Plan of Merger by and among PROVANT, Inc., Novations
             Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Novations Group, Inc.,
             Joseph Folkman, Joseph Hanson, Kurt Sandholtz, Norman Smallwood, Randy Stott
             and Jonathan Younger...........................................................
   **10.8    Form of First Amendment to Agreement and Plan of Merger (J. Howard)............
   **10.9    1998 Equity Incentive Plan.....................................................
   **10.10   Stock Plan for Non-Employee Directors..........................................
   **10.11   Form of 1998 Employee Stock Purchase Plan......................................
   **10.12   Form of Warrants to Messrs. Verrochi and Puopolo...............................
   **10.13   Form of Contingent Warrants to Messrs. Verrochi and Puopolo....................
   **10.14   Form of Employment Agreement between Rajiv Bhatt and PROVANT, Inc. ............
   **10.15   Form of Employment Agreement between MOHR Acquisition Corp., Herbert A. Cohen, and PROVANT, Inc. .............................................................
   **10.16   Form of Employment Agreement between Decker Acquisition Corp., Bert Decker, and
             PROVANT, Inc. .................................................................
   **10.17   Form of Employment Agreement between Philip Gardner and PROVANT, Inc. .........
   **10.18   Form of Employment Agreement between Behavioral Acquisition Corp., Paul C.
             Green, and PROVANT, Inc. ......................................................
   **10.19   Form of Employment Agreement between Novations Acquisition Corp., Joe Hanson, and PROVANT, Inc. .............................................................
   **10.20   Form of Employment Agreement between LSS Acquisition Corp., John F. King, and
             PROVANT, Inc. .................................................................

                                                                                              SEQUENTIAL
 EXHIBIT                                       DESCRIPTION                                     PAGE NO.
----------                                     -----------                                    ----------
   **10.21   Form of Employment Agreement between Dominic J. Puopolo and PROVANT, Inc. .....
   **10.22   Form of Employment Agreement between A. Carl von Sternberg, Star Acquisition
             Corp. and PROVANT, Inc. .......................................................
   **10.23   Form of Employment Agreement between Paul M. Verrochi and PROVANT, Inc. .......
   **10.24   Form of Employment Agreement between Howard Acquisition Corp., Marc S. Wallace, and PROVANT, Inc. .............................................................
   **10.25   Form of Employment Agreement between John H. Zenger and PROVANT, Inc. .........
   **10.26   Form of Consulting Agreement between Michael J. Davies and PROVANT, Inc........
   **10.27   Lease Agreement between Behavioral Technology, Inc. and Paul C. Green, Ph.D....
   **10.28   Lease Agreement between Novations Group, Inc. and Novations Partners,
             L.L.C. ........................................................................
   **10.29   Form of Consulting Agreement between Donald W. Glazer and PROVANT, Inc.........
    *10.30   Revolving Credit Agreement dated April 8, 1998 between PROVANT, Inc. and Fleet
             National Bank..................................................................
  ***10.31   Amendment No. 1 to Revolving Credit Agreement..................................
 ****10.32   Amendment No. 2 to Revolving Credit Agreement..................................
*****10.33   1998 Stock Option Plan for Outside Directors...................................
    +21      Subsidiaries of the Registrant.................................................
    +23.1    Consent of KPMG Peat Marwick LLP...............................................
    +23.2    Consent of Friedman & Fuller, P.C..............................................
    +23.3    Consent of McGladrey & Pullen, LLP.............................................
    +23.4    Consent of Plante & Moran, LLP.................................................
    +23.5    Consent of PricewaterhouseCoopers LLP..........................................
    +23.6    Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)..............
    +24      Power of Attorney (contained in the signature page to this Registration
             Statement).....................................................................

---------------
    * Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.
   ** Incorporated by reference to the Company's Registration Statement on Form
      S-1 (File No. 333-46157).
  *** Incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1998.
 **** Incorporated by reference to Post-Effective Amendment No. 2 to the
      Company's Registration Statement on Form S-4 (File No. 333-57733).
***** Incorporated by reference to the Company's Proxy Statement relating to its
      1998 Annual Meeting of Stockholders.
     + Filed herewith.